   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2000
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 POLYCOM, INC.

             (Exact name of Registrant as specified in its charter)
                            ------------------------

           DELAWARE                        3661                    94-3128324
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                                 POLYCOM, INC.
                                1565 BARBER LANE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 526-9000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               MICHAEL R. KOUREY
              SENIOR VICE PRESIDENT OF FINANCE AND ADMINISTRATION
                          AND CHIEF FINANCIAL OFFICER
                                 POLYCOM, INC.
                                1565 BARBER LANE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 526-9000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

          MARK A. BERTELSEN                          JULES L. DEVIGNE                          MARK H. BURNETT
           MICHAEL S. DORF                       CHIEF EXECUTIVE OFFICER               TESTA, HURWITZ & THIBEAULT, LLP
   WILSON SONSINI GOODRICH & ROSATI                ACCORD NETWORKS LTD.                        125 HIGH STREET
       PROFESSIONAL CORPORATION                     9040 ROSWELL ROAD                          BOSTON, MA 02110
          650 PAGE MILL ROAD                            SUITE 450                               (617) 248-7000
         PALO ALTO, CA 94304                        ATLANTA, GA 30350
            (650) 493-9300                            (770) 641-4400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED       BE REGISTERED(1)         PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
Common Stock
  $0.0005 par value................       7,768,715            $12.46875          $316,039,659            $83,435

(1) Based upon the estimated maximum number of shares of common stock, $0.0005 par value per share, of Polycom, Inc., that may be issued pursuant to the merger giving effect to the exercise of all currently outstanding options and rights to purchase Accord Networks Ltd.'s ordinary shares.

(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and (c) under the Securities Act based on (i) $12.46875, the average of the high and low per share prices of common stock of Accord Networks Ltd. on the Nasdaq National Market on December 15, 2000 and (ii) the maximum number of ordinary shares of Accord Networks Ltd. to be received by Polycom, Inc., cancelled or converted pursuant to the merger.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [ACCORD LETTERHEAD]

                                                                January   , 2001

Dear Accord Networks Ltd. shareholders:

    I am writing to you today about our proposed merger with Polycom, Inc. This proposed merger would integrate Accord's next generation network infrastructure products with Polycom's network access and voice and video products, positioning the combined company as a leading end-to-end voice and video solutions company.

    In the merger, you would receive 0.3065 shares of Polycom common stock for each ordinary share of Accord that you own. In addition, each option and warrant to purchase Accord ordinary shares that you own would be assumed by Polycom, and would, following the merger, become exercisable for that number of shares of Polycom common stock as is equal to the number of Accord ordinary shares subject to such option or warrant multiplied by 0.3065. Polycom expects to issue approximately [ ] million shares of its common stock in the merger, assuming the conversion of all assumed options and warrants. Polycom common stock is traded on The Nasdaq National Market under the trading symbol "PLCM" and the
closing price of Polycom common stock on             , 2001 was $  per share.

    Accord will survive the merger and will become a wholly-owned subsidiary of Polycom. The merger and the agreement and plan of merger and reorganization that Accord entered into with Polycom are more fully described in the accompanying proxy statement/prospectus.

    You will be asked to vote upon the merger agreement and the merger at an
extraordinary general meeting of shareholders to be held on February   , 2001 at
          , local time, at the principal executive offices of Accord at
9040 Roswell Road, Suite 450, Atlanta, Georgia 30350, USA. You should notify us before voting at the shareholders' meeting or by indicating on the proxy card (whether or not you indicate how you want to vote), whether or not you are related to Polycom or Aruba Merger Sub Ltd. You are deemed to be related to Polycom or Aruba Merger Sub Ltd. under Israeli law if you are a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of Polycom or of Aruba Merger Sub Ltd., or if you are a relative of or corporation controlled by Polycom, Merger Sub or a person or entity that holds a 25% or more interest in Polycom or Aruba Merger Sub Ltd. as explained above. Shareholders who shall not notify us as aforesaid shall not be entitled to vote and their vote shall not be counted. For the merger to be approved, the holders of a majority of the outstanding voting shares of Accord present and voting at the meeting at which a quorum is present, including a majority of shares held by shareholders who are not related to Polycom or Aruba Merger Sub Ltd. as explained above, must approve and adopt the merger agreement and approve the merger. Only shareholders who hold Accord ordinary shares at the close of
business on January   , 2001 are entitled to notice of and to vote at the
meeting or any adjournment or postponement thereof. Directors, officers and certain shareholders of Accord that hold approximately 32.9% of the outstanding ordinary shares have entered into agreements to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger.

    We are very excited by the opportunities we envision for the combined company. The Accord board of directors has unanimously determined that the proposed merger is consistent with and in furtherance of the long-term business strategy of Accord and fair to, and in the best interests of, Accord and its shareholders, and has unanimously recommended that you approve and adopt the merger agreement and approve the merger.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger and any other proposal properly submitted to shareholders at the meeting. Returning your proxy card will not affect your right to vote in person, should you choose to attend the meeting.

    The accompanying Proxy Statement/Prospectus provides you with detailed information about Polycom, Accord, the merger agreement and the merger. We encourage you to read this entire document carefully, including the "Risk Factors" section beginning on page 13.

                                          Yours sincerely,

                                          Jules L. DeVigne
                                          Chief Executive Officer
                                          Accord Networks Ltd.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES OF POLYCOM TO BE ISSUED IN THE MERGER, OR DETERMINED IF THE ACCOMPANYING DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The accompanying document is dated             , 2001, and was first mailed
to Accord shareholders on or about             , 2001.

                              ACCORD NETWORKS LTD.
                               9040 ROSWELL ROAD
                                   SUITE 450
                             ATLANTA, GA 30350 USA

                            ------------------------

            NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY   , 2001

                            ------------------------

To the shareholders of Accord Networks Ltd.:

    Notice is hereby given that an extraordinary general meeting of shareholders of Accord Networks Ltd., a company formed under the laws of the State of Israel, will be held for the purpose of approving and adopting the Agreement and Plan of Merger and Reorganization dated as of December 5, 2000, among Polycom, Inc., a Delaware corporation, Aruba Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of Polycom, and Accord, and approving the merger of Aruba Merger Sub with and into Accord as contemplated by the merger agreement, and to transact such other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

    The affirmative vote of a majority of the outstanding voting shares of Accord present and voting at the meeting at which a quorum is present, including a majority of the shares held by shareholders who are not Polycom, Aruba Merger Sub or certain other persons or entities related to Polycom or Aruba Merger Sub, is required to approve and adopt the merger agreement and to approve the merger.

    In the merger, each outstanding ordinary share of Accord would be exchanged for 0.3065 shares of common stock of Polycom, and each outstanding option and warrant to acquire ordinary shares of Accord would be assumed by Polycom and would become exercisable for that number of shares of Polycom common stock as is equal to the number of Accord ordinary shares subject to such option or warrant multiplied by 0.3065. Accord would survive the merger and would become a wholly-owned subsidiary of Polycom.

    We describe the merger more fully in the accompanying Proxy
Statement/Prospectus, which we urge you to read in its entirety, including the matters discussed under "Risk Factors" beginning on page 13.

    Only shareholders who hold Accord ordinary shares at the close of business
on January   , 2001, the record date, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

    Your vote is important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed merger and any other proposal properly submitted to shareholders at the meeting. Returning you proxy card will not affect your right to vote in person, should you choose to attend the meeting. You should notify us before voting at the shareholders meeting or indicate on the proxy card (whether or not you indicate how you want to vote), whether or not you are related to Polycom or Aruba Merger Sub. You are deemed to be related to Polycom or Aruba Merger Sub under Israeli law if you are a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of Aruba Merger Sub or of Polycom, or are a relative of or a corporation controlled by Aruba Merger Sub, Polycom or a person or entity that holds a 25% or more interest in Polycom or Aruba Merger Sub as explained above. Shareholders who do not notify us as aforesaid shall not be entitled to vote and their vote shall not be counted.

                                          Yours sincerely,

                                          Jules L. DeVigne
                                          CHIEF EXECUTIVE OFFICER
                                          ACCORD NETWORKS LTD.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Questions and Answers About the Merger......................    vii

Summary.....................................................      1
    The Companies...........................................      1
    The Merger..............................................      2
    Forward-Looking Statements in this Proxy
     Statement/Prospectus...................................      6
    Selected Historical And Pro Forma Combined Financial
     Data...................................................      7
    Comparative Per Share Market Price Data.................     12
    Dividend Policy.........................................     12
    Holders.................................................

Risk Factors................................................     13
    Risks Related to the Merger.............................     13
    Risks Relating to the Combined Company..................     14
    Risks Related To Polycom................................     15
    Risks Related To Accord.................................     16

The Merger..................................................     23
    Background of the Merger................................     23
    Reasons For The Merger..................................     26
    Recommendation of Accord's Board of Directors...........     29
    Opinion of Accord's Financial Advisor...................     29
    Matters Relating to Certain Accord Directors, Officers
     and Affiliates in the Merger...........................     35
    Completion and Effectiveness of the Merger..............     35
    Structure of the Merger and Conversion of Accord
     Ordinary Shares........................................     36
    Exchange of Accord Share Certificates for Polycom Stock
     Certificates...........................................     36
    Certain Material United States Federal and Israeli
     Income Tax Consequences to Accord Shareholders.........     37
    Certain Material United States Federal and Israeli
     Income Tax Consequences of
      the Merger............................................     37
    Accounting Treatment of the Merger......................     42
    Regulatory Filings and Approvals Required to Complete
     the Merger.............................................     42
    Israeli Governmental Approvals..........................     42
    Restrictions on Sales of Shares by Affiliates of Accord
     and Polycom............................................     44
    Nasdaq Listing of Polycom Common Stock to be Issued in
     the Merger.............................................     45
    Delisting and Deregistration of Accord Ordinary Shares
     after the Merger.......................................     45

The Merger Agreement........................................     46
    Conditions to Completion of the Merger..................     46
    Accord's Conduct of Business Before Completion of the
     Merger.................................................     49
    Polycom's Conduct of Business Before Completion of the
     Merger.................................................     51
    No Solicitation Involving Accord........................     51
    Other Matters Prior to the Completion of the Merger.....     53
    Termination of the Merger Agreement.....................     54
    Payment of Termination Fee..............................     56
    Extension, Waiver and Amendment of the Merger
     Agreement..............................................     56
    Voting Agreements.......................................     57
    Accord Affiliate Agreements.............................     57
    Noncompetition and Nonsolicitation Agreements...........     57
    Operations After the Merger.............................     58

                                                                PAGE
                                                              --------
    Availability of Accountants.............................

The Companies...............................................     61
    Polycom's Business......................................     61
    Accord's Business.......................................     61

Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations Of Accord.......................     71

Share Ownership by Principal Shareholders, Management and
  Directors of Accord.......................................     80

Description of Polycom Capital Stock........................     83

Comparison of Rights of Polycom and Accord Shareholders.....     84

Experts.....................................................     91

Legal Matters...............................................     91

Where You Can Find More Information.........................     91

                                LIST OF ANNEXES

ANNEX A -- Agreement and Plan of Merger and Reorganization

ANNEX B -- Form of Voting Agreement

ANNEX C -- Opinion of CIBC World Markets Corp., dated December 5, 2000

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGE 36)

A: If the merger is completed, you will receive 0.3065 of a share of Polycom common stock for each ordinary share of Accord you own. Polycom will not issue any fractional shares. You will also receive cash based on the average closing price of Polycom common stock on the Nasdaq National Market for the five trading days prior to the completion of the merger in lieu of any fractional share of Polycom common stock you would otherwise be entitled to receive. The exchange ratio will not change even if the market prices of Accord ordinary shares or Polycom common stock fluctuate.

        Based on the number of Accord and Polycom shares outstanding as of   ,
    2001, the current shareholders of Accord (assuming exercise of all outstanding Accord options and warrants) will own approximately [ ]% of Polycom's common stock after the merger.

Q: WILL I BE ABLE TO TRADE THE POLYCOM COMMON STOCK THAT I RECEIVE IN THE
   MERGER? (SEE PAGE 44)

A: Yes. The Polycom common stock you receive will be freely tradeable unless you are an affiliate of Polycom or Accord. Polycom's common stock is listed on the Nasdaq National Market under the symbol "PLCM."

Q: WHAT DO I NEED TO DO NOW? (SEE PAGE 59)

A: After you review this proxy statement/ prospectus in its entirety, you should mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the extraordinary general meeting of Accord shareholders.

Q: WHAT HAPPENS IF I RETURN A SIGNED PROXY CARD BUT DO NOT INDICATE HOW TO VOTE
   MY PROXY? (SEE PAGE 59)

A: If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR approval and adoption of the merger agreement and approval of the merger.

Q: WHAT HAPPENS IF I DON'T VOTE? (SEE PAGE 59)

A: If you don't return your proxy card, or vote at the Accord extraordinary general meeting, it will have the effect of reducing the number of votes required to obtain the majority vote necessary to approve and adopt the merger agreement and approve the merger.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
   FOR ME? (SEE PAGE 59)

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, this will have the effect of reducing the number of votes required to obtain the majority.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (SEE PAGE 60)

A: Yes. You can change your vote at any time before your proxy is voted at the extraordinary general meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Accord stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card dated later than the first proxy card. Third, you can attend the extraordinary general meeting, file a written notice of revocation of your proxy with the Secretary of Accord and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow your broker's directions to change those instructions.

Q: WHAT DOES THE ACCORD BOARD OF DIRECTORS RECOMMEND? (SEE PAGE 28)

A: The Accord board of directors has unanimously approved the merger and the merger agreement and has recommended that you vote FOR the proposal to approve the merger and approve and adopt the merger agreement.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW? (SEE PAGE 36)

A: No. After the merger is completed, Polycom will send you written instructions for exchanging your Accord share certificates for Polycom stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 35)

A: We are working towards completing the merger as quickly as possible. In addition to shareholder approval, we must also receive clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act, send copies of the merger proposal filed with the Israeli Companies Registrar to secured creditors and notify unsecured creditors via publication, file "shareholder approval notices" with the Israeli Companies Registrar, obtain consent from the Office of the Chief Scientist of Israel's Ministry of Trade and Industry, obtain consent from the Israeli Investment Center of Israel's Ministry of Trade and Industry, obtain a ruling of the Israeli Income Tax Commissioner, obtain certain exemptions under the Israeli Securities Law 1968 from the Israeli Securities Authority and obtain clearance under Israel's Restrictive Trade Practices Law, 1968, from the Commissioner of Restrictive Trade Practices, and each of Accord and Polycom must satisfy or waive all of the closing conditions contained in the merger agreement. We hope to complete the merger promptly after the Accord shareholder meeting, but the merger will not be completed before February 26, 2001.

Q: WILL I RECOGNIZE GAIN OR LOSS FOR TAX PURPOSES? (SEE PAGE 37)

A: The merger has been structured as a reorganization for United States federal income tax purposes. In general, Accord shareholders will not recognize gain or loss for United States federal income tax purposes by exchanging their Accord shares for any Polycom shares in the merger. However, Accord shareholders will recognize gain or loss with respect to cash received in lieu of a fractional share of Polycom common stock. Because Accord is not a U.S. corporation, certain special rules apply, and this summary may not apply to all Accord shareholders. You are urged to carefully review the detailed summary of the material United States federal income tax consequences of the merger set forth in this proxy statement/ prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

        The merger also has certain tax consequences for Israeli taxpayers. Israeli law generally imposes a capital gains tax on the sale of capital assets by both residents and non-residents of Israel. Nevertheless, assuming that Accord qualifies as an "Industrial Company" under Israeli law, holders of Accord's ordinary shares who have acquired their shares at the time of the initial public offering of Accord, or in the public market any time thereafter, will be exempt from Israeli capital gains tax in connection with the exchange of Accord's ordinary shares for Polycom's common stock pursuant to the merger agreement, unless trading in securities is their business, as defined under applicable Israeli law, or unless such shareholders are subject to the Israeli Inflationary Adjustments Law 1985. Accord believes that it is currently an "Industrial Company" under Israeli law. You are urged to carefully review the detailed summary of the material Israeli tax consequences of the merger set forth in this proxy statement/ prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. Under Israeli law, holders of Accord ordinary shares are not entitled to appraisal rights in connection with the merger.

Q: WILL MY RIGHTS AS AN ACCORD SHAREHOLDER CHANGE AS A RESULT OF THE MERGER?
   (SEE PAGE 58)

A: Accord and Polycom are incorporated in different jurisdictions having different corporate laws. In addition, the governing documents of each company vary. As a result, an Accord shareholder will have different rights as a Polycom shareholder than as an Accord shareholder.

Q: IS POLYCOM STOCKHOLDER APPROVAL REQUIRED?

A: No.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can write or call Accord Investor Relations at Accord Networks Ltd., 9040
   Roswell Road, Suite 450, Atlanta, Georgia 30350-1877, telephone
   (770) 641-4422, with any questions about the merger.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND ITS ATTACHMENTS FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AGREEMENT AND THE MERGER. THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE ENTIRE MERGER AGREEMENT, WHICH IS THE DOCUMENT GOVERNING THE MERGER.

                                 THE COMPANIES

                Polycom, Inc.                              Accord Networks Ltd.
              1565 Barber Lane                         9040 Roswell Road, Suite 450
             Milpitas, CA 95035                              Atlanta, GA 30350
               (408) 526-9000                                 (770) 641-4400

Polycom develops, manufactures and markets a   Accord Networks Ltd. develops, manufactures
full range of premium-quality network access   and distributes advanced networking systems
devices and broadband appliances. Polycom's    and products that enable real-time
integrated communications solutions enable     interactive visual communications. The Accord
business and professional users to             family of visual and voice networking
immediately realize the benefits of voice,     products is called V(2)IPERA. Accord's
video and data over rapidly growing broadband  systems connect people at different locations
networks. Additional information about         and endpoints, across packet-based,
Polycom is available at www.polycom.com.       circuit-switched, and broadband and
Information found at Polycom's website is not  narrowband networks, using Internet protocol,
a part of this document.                       integrated services digital network, and
                                               asynchronous transfer mode. Accord's
                                               V(2)IPERA product line includes network
                                               switches, conference bridges, management
                                               systems, products that handle protocol
                                               conversions, known as gateways, and firewall
                                               security features.

                                   THE MERGER

ACCORD'S REASONS FOR THE MERGER (SEE PAGE 25)

    Accord anticipates several potential benefits from the merger, including the following:

    - Accord believes that its strategic objectives, including expanding its customer base, expanding and enhancing its product offerings, expanding its global distribution capabilities and extending its technology leadership, would be significantly furthered by the proposed merger.

    - The exchange ratio proposed by Polycom represented, as of the signing of reorganization agreement and based upon the closing prices per share on Nasdaq of Polycom common stock and Accord ordinary shares on the trading day preceding the public announcement of the merger, a premium of approximately 120%.

    - The board of directors believed that, combined with Polycom, Accord would be in a better position than it would be as a stand-alone company to access both public and private capital markets and that the combined company would be able to take advantage of market opportunities by providing sufficient size and liquidity to facilitate the expansion of its product offerings and the acquisition of manufacturers of complementary products and technologies.

    - The board of directors believed that the exchange of Accord ordinary shares for shares of Polycom common stock would give Accord shareholders interests in a larger, more diversified telecommunications equipment company, enhanced liquidity and greater growth potential.

    - The merger is expected to qualify as a tax-free reorganization for U.S. federal income tax purposes.

    - The merger is expected to be accounted for using the pooling-of-interests method of accounting.

    - The merger offers the potential for business synergies and opportunities for economies of scale.

    The foregoing discussion of the information and factors considered by the board of directors of Accord is not intended to be exhaustive. In view of the variety of factors considered and qualitative judgments made with respect to such factors in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

POLYCOM'S REASONS FOR THE MERGER (SEE PAGE 28)

    Polycom believes it will derive a number of potential benefits from the merger, including the following:

    - The merger will enable the combined company to provide voice and video communications over a converged network which utilizes Internet protocol, or IP, integrated services digital network, or ISDN, and asynchronous transfer mode, or ATM.

    - The merger will enable Polycom to access the service provider market, where Accord has a stronger presence.

    - The merger represents the opportunity to acquire Accord's strong technology base generally, and in Israel in particular.

    - The merger will enable the combined company to offer a more complete solution to enterprise users utilizing voice and video broadband communications equipment.

    - The addition of Accord's employees will enhance Polycom's product development efforts.

STRUCTURE OF THE TRANSACTION (SEE PAGE 36)

    Accord will merge with Aruba Merger Sub Ltd. ("Merger Sub"), a wholly-owned, transitory acquisition subsidiary of Polycom and become a wholly-owned subsidiary of Polycom. Following the merger, Accord shareholders

(assuming exercise of all outstanding options and warrants to acquire ordinary shares of Accord) will own Polycom common stock representing approximately [ ]% of Polycom.

SHAREHOLDER APPROVAL (SEE PAGE 59)

    The holders of a majority of the outstanding Accord ordinary shares, including a majority of the shares held by shareholders who are not related to Polycom or Merger Sub, present at the extraordinary general meeting of Accord shareholders at which a quorum is present and voting must approve and adopt the merger agreement and approve the merger for the merger to occur. You should notify us before voting at the shareholders meeting or indicate on the proxy card (whether or not you indicate how you want to vote), whether or not you are related to Polycom or Merger Sub Ltd. You are deemed to be related to Polycom or Merger Sub Ltd. under Israeli law if you are a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of Merger Sub Ltd. or of Polycom, or are a relative of or a corporation controlled by Merger Sub Ltd., Polycom or a person or entity that holds a 25% or more interest in Polycom or Merger Sub Ltd. as explained above. Each ordinary
share of Accord outstanding on January   , 2001, the record date, has one vote.
Directors, officers and certain shareholders of Accord that hold approximately 29% of the outstanding ordinary shares have entered into agreements to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger.

RECOMMENDATION OF ACCORD'S BOARD OF DIRECTORS (SEE PAGE 28)

    After careful consideration, the Accord board of directors has unanimously determined that the proposed merger is consistent with and in furtherance of the long-term business strategy of Accord and fair to, and in the best interests of, Accord and its shareholders, and unanimously recommends that you approve and adopt the merger agreement and approve the merger.

OPINION OF ACCORD'S FINANCIAL ADVISOR (SEE PAGE 29)
    In connection with the merger, the Accord board of directors received an opinion from CIBC World Markets, Accord's financial advisor, as to the fairness, from a financial point of view, to the holders of Accord ordinary shares of the exchange ratio provided for in the merger. The full text of CIBC World Markets' written opinion dated December 5, 2000 appears as Annex C to this proxy statement/prospectus. You should read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

    CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE ACCORD BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO ANY MATTERS RELATING TO THE MERGER.

COMPLETION AND EFFECTIVENESS OF THE MERGER (SEE PAGE 35)

    Polycom and Accord will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective at the later of (i) the second business day after the satisfaction of the conditions to the completion of the merger as set forth in the merger agreement and (ii) February 26, 2001, the 71st day after the delivery of the merger proposal to the Registrar of Companies of the State of Israel.

    Polycom and Accord are working toward completing the merger as quickly as reasonably possible and hope to complete the merger promptly after the Accord extraordinary general meeting of shareholders.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 46)

    Polycom's and Accord's respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions, including the following:

    - Both Polycom's and Accord's obligations to complete the merger depend on the satisfaction of several conditions, including receipt of Accord shareholder approval, the expiration or early termination of a waiting period under applicable antitrust laws, obtaining certain governmental approvals required under Israeli law, the availability of an exemption from the requirements of certain Israeli securities laws, the receipt of opinions from Polycom's and Accord's counsel that the merger qualifies as a tax-free reorganization for U.S. federal income tax purposes and obtaining a favorable ruling from the Israeli Income Tax Commissioner.

    - Accord's obligation to complete the merger is also subject to Polycom's performance of its obligations under the merger agreement and the accuracy of its representations to Accord in the merger agreement.

    - Polycom's obligation to complete the merger is also subject to Accord's performance of its obligations under the merger agreement and the accuracy of Accord's representations to Polycom in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 54)

    Polycom and Accord may terminate the merger agreement by mutual written consent.

    Either Polycom or Accord may terminate the merger agreement if:

    - subject to certain exceptions, the merger is not completed by May 31, 2001;

    - a court or other government entity issues an order, decree or ruling or takes any other action, any of which has the effect of permanently restraining, enjoining or prohibiting the merger and such order, decree or ruling or other action has become final and nonappealable;

    - subject to certain exceptions, Accord's shareholders do not approve and adopt the merger agreement and approve the merger at the extraordinary general meeting;

    - a representation, warranty, covenant or agreement of the other party in the merger agreement has been breached or becomes inaccurate, which would prevent the conditions to completion of the merger to be satisfied and which is incurable or not cured within a specified period; or

    - a material adverse effect has occurred with respect to the other party which cannot be cured through commercially reasonable efforts.

    Polycom may terminate the merger agreement if:

    - Accord's board of directors withdraws or changes, in a manner adverse to Polycom, its recommendation in favor of the approval and adoption of the merger agreement or approval of the merger;

    - Accord's board of directors does not reaffirm its recommendation in favor of the approval and adoption of the merger agreement and approval of the merger within ten business days after Polycom requests reaffirmation following the public announcement and during the pendency of any offer or proposal from a party other than Polycom relating to an Acquisition Transaction (as defined in the merger agreement) involving Accord;

    - Accord breaches the provisions of the merger agreement that prohibit Accord from soliciting offers from any party other than Polycom regarding an Acquisition Transaction in any material respect;

    - Accord enters into any letter of intent or other agreement accepting any offer or proposal from a party other than Polycom relating to an Acquisition Transaction involving Accord; or

    - a person unaffiliated with Polycom commences a tender or exchange offer relating to the securities of Accord, and Accord does not send to its shareholders within ten business days after the offer is first published, sent or given a statement disclosing that Accord recommends rejection of such offer.

PAYMENT OF TERMINATION FEE (SEE PAGE 56)

    If the merger agreement is terminated under certain circumstances, Accord will pay Polycom a termination fee of $9,500,000.

NO OTHER NEGOTIATIONS INVOLVING ACCORD (SEE PAGE 51)

    Accord has agreed, subject to specific exceptions, not to solicit, initiate, engage or participate in discussions or negotiations with any party other than Polycom about any offer or proposal relating to an Acquisition Transaction involving Accord while the merger is pending.

VOTING AGREEMENTS (SEE PAGE 57)

    Accord's directors and officers and certain of its shareholders collectively holding approximately 29% of the outstanding Accord ordinary shares have entered into agreements to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. These Accord shareholders were not paid additional consideration in connection with the voting agreements.

NONCOMPETITION AND NONSOLICITATION AGREEMENTS (SEE PAGE 58)

    Eight employees of Accord have agreed not to compete with Polycom in the design, engineering, manufacture, sale or distribution of network systems, network access or customer premise equipment and any related software, and not to solicit Polycom's employees, for 15 months after the termination of each such person's employment by Accord or Polycom following the merger. No compensation has been or will be paid to these individuals in exchange for their agreement not to compete.

MATTERS RELATING TO CERTAIN ACCORD DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER (SEE PAGE 35)

    In considering the recommendations of the Accord board of directors, you should be aware that the Accord directors and officers will continue to be indemnified against liabilities, that certain of Accord's directors and officers have Accord stock and stock options, that the vesting of some of these options will accelerate in connection with the merger under certain circumstances and that Accord's director and officer liability insurance coverage will be maintained for three years following the merger.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER (SEE PAGE 37)

    The merger has been structured as a reorganization for United States federal income tax purposes. In general, Accord shareholders will not recognize gain or loss for United States federal income tax purposes by exchanging their Accord shares for shares of Polycom common stock in the merger. However, Accord shareholders will recognize gain or loss with respect to cash received in lieu of a fractional share of Polycom common stock. Because Accord is not a U.S. corporation, certain special rules apply, and this summary may not apply to all taxpayers. You should carefully review the detailed summary of the material United States federal income tax consequences set forth in this proxy statement/prospectus and consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

MATERIAL ISRAELI TAX CONSEQUENCES

    Israeli law generally imposes a capital gains tax on the sale of capital assets by both residents and non-residents of Israel. Nevertheless, assuming that Accord qualifies as an "Industrial Company" under Israeli law, holders of Accord's ordinary shares who have acquired their shares at the time of the initial public offering of Accord, or in the public market any time thereafter, referred to as qualified holders, will be exempt from Israeli capital gains tax in connection with the exchange of Accord's ordinary shares for Polycom's common stock pursuant to the merger agreement, unless trading in securities is their business, as defined under applicable Israeli law, or unless such shareholders are subject to the Israeli Inflationary Adjustments Law 1985. Accord believes that it is currently an "Industrial Company" under Israeli law. In addition, shareholders who are United States residents for the purposes of the U.S. -- Israel tax treaty may be exempt from Israeli capital gains tax in certain circumstances.

    Polycom does not qualify as an "Industrial Company" under Israeli law. As a result, Israeli taxpayers will not have the benefit of the exemption on any gains from the shares of Polycom they receive in the merger in exchange for their shares in Accord. However, under recent tax legislation, if the tax ruling referred to above is obtained, any gains derived from the sale of the shares of Polycom received by Israeli qualified holders in exchange for their shares of Accord may also be exempt from Israeli capital gains tax. You are urged to carefully review the detailed summary of the material Israeli tax consequences of the merger set forth in this proxy statement/ prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 42)

    Polycom intends to account for the merger using the pooling-of-interests method. Under this method, each of Polycom's and Accord's historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include Polycom's and Accord's operating results for the entire fiscal year in which the merger is completed and Polycom's and Accord's historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

EXPIRATION OF ANTITRUST WAITING PERIOD REQUIRED TO COMPLETE THE MERGER (SEE PAGE 42).

    The merger is subject to antitrust laws. We intend to make the required filings under applicable antitrust laws with the U.S. Department of Justice, the U.S. Federal Trade Commission and any required foreign antitrust filings, and we are not permitted to complete the merger until the applicable waiting periods associated with those filings have expired or been terminated. The U.S. Department of Justice or the U.S. Federal Trade Commission as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion.

ABILITY TO SELL POLYCOM STOCK (SEE PAGE 44).

    All shares of Polycom common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either of Polycom or Accord under the Securities Act of 1933. Shares of Polycom common stock held by affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

    In addition to the restrictions on transfer of Accord ordinary shares set forth in their voting agreements, certain persons who may be affiliates of Accord and Polycom have executed agreements not to sell or otherwise dispose of, or to reduce their risk relative to, any shares of Polycom common stock or Accord ordinary shares owned by them during the period beginning 30 days prior to the merger and ending after Polycom publicly announces financial results covering at least 30 days of combined operations of Polycom and Accord.

         FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO POLYCOM'S AND ACCORD'S FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS, AND THE EXPECTED IMPACT ON POLYCOM'S FINANCIAL PERFORMANCE OF POLYCOM'S RECENTLY ANNOUNCED ACQUISITIONS AND THE PROPOSED MERGER WITH ACCORD. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. IN EVALUATING THE MERGER, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION OF RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 13 OF THIS PROXY STATEMENT/PROSPECTUS.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

    Polycom and Accord have provided the following selected historical financial data and selected pro forma combined financial data to aid you in analyzing the financial aspects of the proposed merger. The information is only a summary.

    You should read it together with Polycom's and Accord's financial statements and other financial information contained in the most recent annual and quarterly reports filed by Polycom and Accord and either included in this document or incorporated by reference.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF POLYCOM, INC.

    You should read the following table in conjunction with Polycom's consolidated financial statements and related notes and Polycom's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference.

    The consolidated balance sheet data as of December 31, 1998 and 1999 and the consolidated statement of operations data for the fiscal years ended
December 31, 1997, 1998 and 1999 have been derived from audited financial statements incorporated by reference. The consolidated balance sheet data as of December 31, 1995, 1996 and 1997 and the consolidated statement of operations data for the fiscal years ended December 31, 1995 and 1996 have been derived from audited financial statements not incorporated by reference in this prospectus. The consolidated balance sheet data as of September 30, 2000 and the consolidated statement of operations data for the nine-month periods ended September 30, 1999 and 2000 are based upon unaudited quarterly financial statements incorporated by reference.

    This data gives retroactive effect to our acquisition of Atlas Communication Engines in December 1999 which was accounted for as a pooling-of-interests. All per share data below has been adjusted to reflect a 2-for-1 stock split effected in the form of a stock dividend that was paid on September 1, 2000. Our fiscal year is a 52 or 53-week fiscal year. As a result, our fiscal year may not end as of the same day as the calendar year. For convenience of presentation, the consolidated financial statements have been shown as ending on December 31 and September 30 of each applicable period.

    The information as of and for the nine-month periods is unaudited and has been prepared on the same basis as our annual consolidated financial statements. In the opinion of management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine-months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year ending
December 31, 2000, or any other future period.

                                                                                                                  NINE-MONTHS
                                                                                                                     ENDED
                                                                           DECEMBER 31,                          SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of Operations Data:
Net revenues.........................................  $25,073    $39,006    $ 50,394   $116,886   $200,067   $139,579   $231,272
Gross profit.........................................   14,129     20,019      22,811     58,980    108,810     75,552    128,260
                                                       -------    -------    --------   --------   --------   --------   --------
Operating income (loss)..............................   (1,692)       451     (15,090)    16,402     41,229     29,714     51,403
                                                       -------    -------    --------   --------   --------   --------   --------
Income (loss) before provision for income taxes......   (1,623)     1,538     (13,924)    17,350     42,969     30,834     55,338
                                                       -------    -------    --------   --------   --------   --------   --------
Net income (loss)....................................  $(1,635)   $ 1,430    $(14,095)  $ 15,601   $ 29,353   $ 21,466   $ 37,076
                                                       =======    =======    ========   ========   ========   ========   ========
Net income (loss) per share:
  Basic..............................................  $  (.17)   $   .05    $   (.33)  $    .27   $    .45   $    .33   $    .52
                                                       =======    =======    ========   ========   ========   ========   ========
  Diluted............................................  $  (.17)   $   .03    $   (.33)  $    .23   $    .40   $    .30   $    .48
                                                       =======    =======    ========   ========   ========   ========   ========
Weighted average shares outstanding:
  Basic..............................................    9,423     29,596      42,978     57,621     65,071     64,393     70,703
  Diluted............................................    9,423     42,366      42,978     67,694     72,916     72,400     76,675

                                                                                                                        AS OF
                                                                              AS OF DECEMBER 31,                    SEPTEMBER 30,
                                                             ----------------------------------------------------   -------------
                                                               1995       1996       1997       1998       1999         2000
                                                             --------   --------   --------   --------   --------   -------------
                                                                                        (IN THOUSANDS)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments..........  $  6,269   $21,507    $17,747    $23,489    $ 60,767     $211,409
Working capital............................................     7,797    29,676     22,023     46,417      86,324      265,729
Total assets...............................................    18,050    39,806     44,469     78,305     164,721      395,999
Notes payable, less current portion........................     1,178        --         --         --          --           --
Convertible redeemable preferred stock.....................    22,360        --         --         --          --           --
Convertible preferred stock................................        --     1,975      9,496         --          --           --
Total stockholders' equity (deficit).......................   (12,672)   33,033     26,927     53,928     113,270      332,452

                  SELECTED HISTORICAL FINANCIAL DATA OF ACCORD

    You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this document.

    The consolidated balance sheet data as of December 31, 1998 and 1999 and the consolidated statement of operations data for the fiscal years ended
December 31, 1997, 1998 and 1999 and the unaudited consolidated financial statements for the nine months ended September 30, 1999 and 2000 have been derived from the financial statements included elsewhere in this document. The consolidated balance sheet data as of December 31, 1995, 1996 and 1997 and the consolidated statement of operations data for the fiscal years ended
December 31, 1995 and 1996 have been derived from audited financial statements not included in this document.

    Our consolidated financial statements have been prepared according to U.S. generally accepted accounting principles. In the opinion of our management, the consolidated statement of operation data for the nine-month periods ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 include all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our results of operations and financial position for those periods.

    Historical results are not necessarily indicative of future results and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

                                                                                                       NINE-MONTHS ENDED
                                                                  DECEMBER 31,                           SEPTEMBER 30,
                                              ----------------------------------------------------   ---------------------
                                                1995       1996       1997       1998       1999       1999        2000
                                              --------   --------   --------   --------   --------   ---------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of Operations Data:
  Net revenues..............................  $    --    $    --    $ 1,578    $12,597    $24,835     $16,910     $28,704
  Gross profit..............................       --         --        611      8,120     17,325      11,804      20,203
  Operating income (loss)...................   (3,717)    (3,213)    (4,909)      (950)       506         185      (5,291)
  Income (loss) before provision for income
    taxes...................................   (3,681)    (3,028)    (5,002)      (980)       364         152      (4,552)

Net income (loss)...........................  $(3,681)   $(3,028)   $(5,002)   $  (980)   $   364     $   152     $(4,552)
Net income (loss) per share:
  Basic.....................................  $ (3.16)   $ (2.42)   $ (3.92)   $  (.77)   $   .28     $  0.12     $ (0.57)
  Diluted...................................  $ (3.16)   $ (2.42)   $ (3.92)   $  (.77)   $   .02     $  0.01     $ (0.57)

Weighted average shares outstanding:
  Basic.....................................    1,165      1,249      1,277      1,277      1,318       1,277       7,996
  Diluted...................................    1,165      1,249      1,277      1,277     16,093      15,407       7,996

                                                                                                                 AS OF
                                                                       AS OF DECEMBER 31,                    SEPTEMBER 30,
                                                      ----------------------------------------------------   -------------
                                                        1995       1996       1997       1998       1999         2000
                                                      --------   --------   --------   --------   --------   -------------
                                                                                 (IN THOUSANDS)
Consolidated Balance Sheet Data:
  Cash, cash equivalents and short-term
    investments.....................................  $ 1,077    $ 2,009    $ 2,099    $ 1,436    $ 5,787       $57,605
  Working capital...................................      949      2,613      3,775      4,890     10,682        60,222
  Total assets......................................    2,110      4,287      7,388     10,113     20,498        81,414
  Notes payable, less current portion...............      250        250        250         --         --            --
  Mandatorily redeemable convertible preferred
    stock...........................................    5,251     10,315     10,676     19,415     25,916            --
  Total stockholders' equity (deficit)..............   (4,068)    (7,096)   (12,098)   (13,073)   (12,460)       65,032

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data gives effect to the proposed merger of Polycom and Accord on a pooling-of-interests basis. The unaudited pro forma balance sheet data as of September 30, 2000 gives effect to the proposed merger as if it occurred on September 30, 2000. The unaudited pro forma statement of operations data present the combined results of operations of Polycom and Accord, as if the proposed merger had been effective at the beginning of each period presented.

    The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

                                                                                                                  NINE-MONTHS
                                                                                                                     ENDED
                                                                           DECEMBER 31,                          SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of Operations Data:
Net revenues.........................................  $25,073    $39,006    $ 51,972   $129,483   $224,902   $156,489   $259,976
Gross profit.........................................   14,129     20,019      23,422     67,100    126,135     87,356    148,463
                                                       -------    -------    --------   --------   --------   --------   --------
Operating income (loss)..............................   (5,409)    (2,762)    (19,999)    15,452     41,735     29,899     46,112
                                                       -------    -------    --------   --------   --------   --------   --------
Income (loss) before provision for income taxes......   (5,304)    (1,490)    (18,926)    16,370     43,333     30,986     50,786
                                                       -------    -------    --------   --------   --------   --------   --------
Net income (loss)....................................  $(5,316)   $(1,598)   $(19,097)  $ 14,621   $ 29,717   $ 21,618   $ 32,524
                                                       =======    =======    ========   ========   ========   ========   ========
Net income (loss) per share:
Basic................................................  $ (0.54)   $ (0.05)   $  (0.44)  $   0.25   $   0.43   $   0.33   $   0.44
                                                       =======    =======    ========   ========   ========   ========   ========
Diluted..............................................  $ (0.54)   $ (0.05)   $  (0.44)  $   0.20   $   0.38   $   0.28   $   0.39
                                                       =======    =======    ========   ========   ========   ========   ========
Weighted average shares outstanding:
  Basic..............................................    9,780     29,979      43,369     58,012     68,707     64,784     73,154
  Diluted............................................    9,780     29,979      43,369     71,609     77,849     77,122     82,709

                                                                     AS OF
                                                              SEPTEMBER 30, 2000
                                                              -------------------
                                                                (IN THOUSANDS)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments...........       $269,014
Working capital.............................................        325,951
Total assets................................................        477,413
Total stockholders' equity..................................        397,484

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table presents certain unaudited historical per share and combined pro forma per share data of Polycom and Accord after giving effect to the merger using the pooling-of-interests method of accounting. The equivalent Accord per share data is calculated based on an exchange ratio of 0.3065 of a share of Polycom common stock for each Accord ordinary share outstanding. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of Polycom and Accord included in this document and incorporated by reference, and the selected unaudited pro forma condensed combined financial data included elsewhere in this document. All share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Polycom for the three years ended December 31, 1999 with the results of operations of Accord for the three years ended December 31, 1999, respectively, and Polycom's financial position at September 30, 2000 with Accord's financial position at September 30, 2000. No cash dividends have ever been declared or paid on Polycom common stock or Accord ordinary shares.

                                    POLYCOM

                                                                                                NINE MONTHS
                                                                    FISCAL YEAR ENDED              ENDED
                                                                       DECEMBER 31,            SEPTEMBER 30,
                                                              ------------------------------   -------------
                                                                1997       1998       1999         2000
                                                              --------   --------   --------   -------------
Historical per common share data:
Income (loss) per diluted share.............................   $(0.33)    $0.23      $0.40         $0.48
Net book value per share(1).................................                         $1.65         $4.43

                                     ACCORD

                                                                                                NINE MONTHS
                                                                    FISCAL YEAR ENDED              ENDED
                                                                       DECEMBER 31,            SEPTEMBER 30,
                                                              ------------------------------   -------------
                                                                1997       1998       1999         2000
                                                              --------   --------   --------   -------------
Historical per ordinary share data:
Income (loss) per diluted share.............................   $(3.92)    $(0.77)    $ 0.02       $(0.57)
Net book value per share(1).................................                         $(6.72)      $ 3.16

                               POLYCOM AND ACCORD

                                                                                                NINE MONTHS
                                                                    FISCAL YEAR ENDED              ENDED
                                                                       DECEMBER 31,            SEPTEMBER 30,
                                                              ------------------------------   -------------
                                                                1997       1998       1999         2000
                                                              --------   --------   --------   -------------
Combined pro forma per common share data:
Income (loss) per combined company's diluted share(2).......   $(0.44)    $0.20      $0.38         $0.39
Income (loss) from per equivalent Accord diluted share(3)...   $(0.13)    $0.06      $0.12         $0.12
Net book value per combined company's share(1)..............                         $1.74         $4.89
Net book value per equivalent Accord share(3)...............                         $0.53         $1.50

------------------------------

(1) The historical book value per Polycom share is computed by dividing assets less liabilities by the number of shares of common stock outstanding at September 30, 2000 and at Polycom's fiscal year end. The historical book value per Accord share is computed by dividing assets less liabilities and less mandatorily redeemable preferred stock by the number of ordinary shares outstanding at September 30, 2000 and at Accord's fiscal year end. The pro forma combined book value per share is computed by dividing the pro forma assets less liabilities by the pro forma number of shares of Polycom common stock outstanding as of September 30, 2000 and at fiscal year end, assuming the merger had occurred as of these dates.

(2) The pro forma combined shares used in this calculation are equal to Accord's weighted average ordinary shares and where applicable potential ordinary shares outstanding multiplied by the 0.3065 exchange ratio, plus Polycom's weighted average common and equivalent shares outstanding.

(3) The shares used in this calculation are equal to the pro forma combined shares described in footnote (2) divided by the 0.3065 exchange ratio.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

    In this and the following tables, sales prices have been rounded to the nearest whole cent. To maintain consistency, the information provided below is based on calendar rather than fiscal quarters. Polycom's common stock is traded on the Nasdaq National Market under the symbol "PLCM." The following table shows the high and low per share sales prices of Polycom common stock on the Nasdaq National Market for the periods indicated.

                                                                         PLCM SALES
                                                                            PRICE
                                                                   -----------------------
                                                                     HIGH           LOW
                                                                   --------       --------
1998
  First quarter.............................................          12 1/8          2 3/8
  Second quarter............................................           8 13/16        5 3/16
  Third quarter.............................................           9              3 17/32
  Fourth quarter............................................          11 9/16         4 5/16
1999
  First quarter.............................................          13 9/16         5 31/32
  Second quarter............................................          30 1/16         8 13/16
  Third quarter.............................................          25             13 15/32
  Fourth quarter............................................          33 27/32       21 5/16
2000
  First quarter.............................................          66 1/2         26 3/4
  Second quarter............................................          56             26
  Third quarter.............................................          69 7/8         39
  Fourth quarter (through December 15, 2000)................          72 1/4         31

    Accord's ordinary shares are traded on the Nasdaq National Market under the symbol "ACCD." The following table shows the high and law sales prices of Accord ordinary shares on the Nasdaq National Market for the periods indicated.

                                                                         ACCD SALES
                                                                            PRICE
                                                                   -----------------------
                                                                     HIGH           LOW
                                                                   --------       --------
2000
  Second quarter (from initial public offering on June 29,
    2000)...................................................          11 3/16        8 1/16
  Third quarter.............................................          13 1/4         7 5/8
  Fourth quarter (through December 15, 2000)................          16 9/16        4 3/4

    The following table sets forth the closing prices of Polycom common stock and Accord ordinary shares as reported on the Nasdaq National Market, and the pro forma equivalent per share price of Accord, giving effect to the proposed merger, on December 5, 2000, the last full trading day prior to the public
announcement of the proposed merger, and             , 2001, the latest
practicable trading day prior to the printing of this proxy statement/prospectus.

                                                                    CLOSING SALES PRICE
                                                              --------------------------------
                                                                                       ACCD
                                                                PLCM       ACCD     EQUIVALENT
                                                              --------   --------   ----------
Price per share
December 5, 2000............................................   46 1/8    6 7/16      14 9/64
           , 2001...........................................

    The pro forma equivalent Accord per share price represents 30.7% of the price of one share of Polycom common stock. 0.3065 is the exchange ratio that will be used in the merger.

    You should obtain current market quotations for Polycom common stock and Accord ordinary shares because their market prices are volatile. The value of the shares of Polycom common stock that holders of Accord will receive in the proposed merger may increase or decrease before and after the merger.

DIVIDEND POLICY

    Neither Polycom nor Accord has declared any cash dividends. Each company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

    By voting in favor of approval and adoption of the merger agreement and approval of the merger you will be choosing to exchange your current investment in Accord ordinary shares for an investment in Polycom common stock. An investment in Polycom common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in or annexed to this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger agreement and the merger.

RISKS RELATED TO THE MERGER

WHILE POLYCOM'S AND ACCORD'S SHARE PRICES HAVE BEEN VOLATILE IN RECENT PERIODS, THE MERGER EXCHANGE RATIO IS FIXED.

    Upon completion of the merger, each ordinary share of Accord will be exchanged for 0.3065 of a share of Polycom common stock. The exchange ratio will not change even if the market price of either the Accord ordinary shares or Polycom common stock fluctuates. Accord may not withdraw from the merger or resolicit the vote of its shareholders solely because of changes in the market price of Accord ordinary shares or Polycom common stock. The specific dollar value of Polycom common stock you will receive upon completion of the merger will depend on the market value of Polycom common stock at that time. Polycom's stock price has been volatile and you should expect it to continue to fluctuate.

POLYCOM AND ACCORD MAY NOT REALIZE THE BENEFITS THEY EXPECT FROM THE MERGER.

    Polycom and Accord may not realize the benefits described in "Reasons for the Merger" below because of the following challenges.

    - incorporating Accord's technology and products into Polycom's next generation of products;

    - integrating Accord's relatively small technical team with Polycom's larger and more widely dispersed engineering organization; and

    - integrating Accord's products with Polycom's business, because Polycom does not have manufacturing, marketing or support experience for these products, which are sold to customers that Polycom does not normally service.

THE INTEGRATION PROCESS MAY DISRUPT POLYCOM'S AND ACCORD'S BUSINESSES AND
  INTERNAL RESOURCES.

    The integration of Polycom and Accord will be complex, time consuming and expensive and may disrupt Polycom's and Accord's businesses. Some of Accord's suppliers, distributors, customers and licensors are Polycom's competitors or work with Polycom's competitors and as a result may terminate their business relationship with Accord as a result of the merger. In addition, the integration process may strain the combined company's existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company's core business objectives.

GENERAL UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY.

    Polycom's or Accord's customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Polycom's or Accord's customers delay or defer purchasing decisions the combined company's revenues could materially decline. Similarly, Polycom and Accord employees may experience uncertainty about their future role with the combined company. This may harm the combined company's ability to attract and retain key management, marketing and technical personnel. Also, speculation regarding the likelihood of the closure of the merger could increase the volatility of Polycom's and Accord's share price.

THIRD PARTIES MAY TERMINATE OR ALTER EXISTING CONTRACTS WITH ACCORD.

    Accord has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts require Accord to obtain consent from these other parties in connection with the merger. If their consent cannot be obtained, Accord may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to Accord's business and the business of the combined company.

FAILURE TO QUALIFY FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT MAY HARM THE FUTURE OPERATING RESULTS OF THE COMBINED COMPANY.

    If events occur that cause the merger to fail to qualify for pooling-of-interests accounting treatment, the purchase method of accounting would apply. Purchase accounting treatment would harm the reported operating results of the combined company. Under purchase accounting, Polycom would record the estimated fair value of Polycom common stock issued in the merger in exchange for ordinary shares and vested options to acquire ordinary shares of Accord as the cost of acquiring Accord. A portion of the purchase price would be charged to in process research and development expense. The remainder would be allocated to the net assets acquired, with the excess of the estimated fair value of Polycom common stock issued in the merger over the fair value of net assets acquired recorded as goodwill or other intangible assets. This goodwill and other intangible assets would be amortized in future periods. The estimated fair value of Polycom common stock to be issued in the merger is much greater than the historical net book value at which Accord carries its assets in its accounts.

FAILURE TO COMPLETE THE MERGER COULD HARM ACCORD'S ORDINARY SHARE PRICE AND FUTURE BUSINESS AND OPERATIONS.

    If the merger is not completed, Accord may be subject to the following risks:

    - if the merger agreement is terminated under certain circumstances, Accord will be required to pay Polycom a termination fee of $9,500,000;

    - the price of Accord ordinary shares may decline to the extent that the current market price of Accord ordinary shares reflects a market assumption that the merger will be completed;

    - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

    - if the merger is terminated and Accord's board of directors determines to seek another merger or business combination, Accord may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger.

RISKS RELATING TO THE COMBINED COMPANY

UNANTICIPATED FLUCTUATIONS IN THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS COULD AFFECT THE COMBINED COMPANY'S STOCK PRICE.

    Each of Polycom and Accord believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company's quarterly operating results fail to meet the expectations of analysts, the trading price of Polycom common stock following the merger could be negatively affected. Each of Polycom's and Accord's quarterly operating results have varied substantially in the past and those of the combined company may vary substantially in the future depending upon a number of factors described in this section of this proxy statement/prospectus, including many that are beyond the combined company's control.

    Polycom and Accord cannot be certain that the business strategy of the combined company will be successful or that it will successfully manage these risks. If the combined company fails to address adequately any of these risks or difficulties, its business would likely suffer.

EACH OF POLYCOM AND ACCORD HAS EXPERIENCED SIGNIFICANT GROWTH IN ITS RESPECTIVE BUSINESSES IN RECENT PERIODS AND THE COMBINED COMPANY'S ABILITY TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH WILL AFFECT ITS ABILITY TO BECOME PROFITABLE.

    Polycom's and Accord's historical growth has placed, and any further growth is likely to continue to place, a significant strain on their respective resources. Polycom has grown from 243 employees at December 31, 1998 to 532 employees at November 30, 2000. At December 31, 1998, Accord had a total of 98 employees, and at November 30, 2000, Accord had a total of 229 employees. The combined company's productivity and the quality of its products may be adversely affected if it does not integrate and train its new employees quickly and effectively. Polycom and Accord also cannot be sure that the combined company's revenues will grow at a sufficient rate to absorb the costs associated with a larger overall headcount. Polycom and Accord expect that the combined company will need to expand its infrastructure, including operating and administrative systems and controls, train employees and coordinate among its executive, engineering, finance, marketing, sales, operations and customer support organizations. In addition, the future growth of the combined company may require significant resources and management attention. Managing this growth will require substantial resources that the combined company may not have and, therefore, impede the combined company's growth.

THE COMBINED COMPANY MAY NOT BE ABLE TO SUSTAIN THE REVENUE GROWTH RATES PREVIOUSLY EXPERIENCED BY ACCORD OR POLYCOM INDIVIDUALLY.

    Although Polycom's and Accord's revenue has grown rapidly in recent years, Polycom and Accord do not anticipate that the combined company will sustain this rate of revenue growth because of the difficulty of maintaining high percentage increases as the base of revenue increases.

THE COMBINED COMPANY WILL NEED TO RETAIN AND RECRUIT EXECUTIVE AND OTHER PERSONNEL TO SUCCESSFULLY RUN AND EXPAND ITS BUSINESS.

    The combined company's success will depend to a significant extent on the continued service of its executive officers and other key employees, including key sales, consulting, technical and marketing personnel. If the combined company loses the services of one or more of its executives or key employees, this could harm the combined company's business and could affect its ability to successfully implement its business objectives. The combined company's future success will also depend in large part on its ability to attract and retain experienced technical, sales, marketing and management personnel.

POLYCOM AND ACCORD HAVE EXPERIENCED LOSSES IN THE PAST, AND THE COMBINED COMPANY MAY EXPERIENCE LOSSES IN THE FUTURE.

    Accord and Polycom have experienced losses in the past. Polycom and Accord expect that the combined company will continue to incur significant sales and marketing, product development and administrative expenses. As a result, the combined company will need to generate significant revenue to maintain profitability. Neither Polycom nor Accord can be certain that the combined company will sustain or increase profitability in the future. Any failure to significantly increase revenue as the combined company implements its product and distribution strategies would adversely affect its business.

RISKS RELATED TO POLYCOM

    In determining whether to approve and adopt the merger agreement, approve the merger and exchange their investment in Accord for an investment in Polycom, Accord shareholders should read carefully the section titled "Factors That May Affect Future Performance" on pages 16 through 24 in Polycom's quarterly report on Form 10-Q for the periods ended October 1, 2000, which is incorporated by reference in this proxy statement/prospectus. These risks all relate to Polycom's current business. In addition, Polycom recommends that you carefully note that many of the risks outlined below that relate to Accord's operations in Israel will also apply to the business of the combined company following the merger.

RISKS RELATED TO ACCORD

    In determining whether to approve and adopt the merger agreement and approve the merger and exchange their investment in Accord for an investment in Polycom, Accord shareholders should consider the following risks relating to Accord together with the information about Accord's business, financial condition and results of operations provided elsewhere in this document. If the merger is completed, these risks will continue to apply to your investment in Polycom, although to a lesser degree because Accord's business will, following the merger, represent only a portion of the combined company's business.

ACCORD IS AN EARLY-STAGE COMPANY AND ACCORD'S LIMITED OPERATING HISTORY MAKES EVALUATING ACCORD'S BUSINESS AND PREDICTING ACCORD'S FUTURE RESULTS DIFFICULT. IF ACCORD DOES NOT MEET FINANCIAL EXPECTATIONS, ACCORD'S ORDINARY SHARE PRICE WOULD LIKELY DECLINE.

    Accord has a limited operating history on which to base an evaluation of its business and prospects. As a result, evaluation of Accord's business and prospects may prove inaccurate. If Accord's operating results fall below expectations of securities analysts or investors, the market price of Accord's ordinary shares will likely decline. Accord began its research and development activities in 1994 and commercially released the first version of its system in 1997. Because Accord is an early-stage company, Accord has not yet fully implemented its business model and strategy, and therefore, it is difficult to evaluate whether Accord will be successful.

ACCORD MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY OR MAINTAIN ITS TECHNOLOGICAL ADVANTAGES, WHICH COULD CAUSE ACCORD TO LOSE ITS INTELLECTUAL PROPERTY RIGHTS OR RESULT IN INCREASED COSTS.

    Accord's success and ability to compete depend to a significant degree on its internally developed proprietary technology. If Accord is unable to protect its proprietary rights, Accord could lose them or incur increased costs. Accord attempts to protect its technology through a combination of patent and trademark applications, copyrights, trade secret and other intellectual property laws and contractual obligations. Accord does not hold any patents for its existing system. Accord's intellectual property protection measures may not be sufficient to prevent misappropriation of its technology and Accord's competitors may independently develop technologies that are substantially equivalent or superior to Accord's technology. Accord also has foreign operations and the laws of many foreign countries may not protect Accord's intellectual property rights to the same extent as the laws of the U.S.

IF ACCORD LOSES THE RIGHT TO LICENSE TECHNOLOGY USED IN ITS SYSTEM, ACCORD'S OPERATIONS MAY BE DISRUPTED, ACCORD'S SALES MAY BE DELAYED AND ACCORD MAY LOSE BUSINESS.

    Accord licenses key technology from third parties that is incorporated into Accord's system, including operating systems and embedded visual, audio and data software. Any interruption in the supply or support of any licensed technology could disrupt Accord's operations, delay its sales and result in the loss of business. Some of Accord's technology is licensed under agreements that are not perpetual and that could expire or require the consent of the other party in the event of a change of control.

THIRD PARTIES MAY CLAIM THAT ACCORD INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE LOSS OF ACCORD'S RIGHTS, SUBJECT ACCORD TO LIABILITY AND DIVERT MANAGEMENT'S ATTENTION.

    Accord may be subject to adverse claims or litigation alleging infringement of the intellectual property rights of others. Any adverse claims or litigation, regardless of the merits of the claims or their outcome, could be costly and cause diversion of management's attention. In the past Accord received a letter, and Accord may receive additional letters, indicating that the technology used in Accord's system requires a third-party license. An adverse outcome in any litigation alleging infringement could result in the loss of proprietary rights, subject Accord to significant liabilities, require Accord to seek licenses from third parties, which may not be available on commercially reasonable terms or at all, or prevent Accord from manufacturing or selling Accord's systems.

ACCORD DEPENDS ON THIRD PARTIES TO UPDATE AND SUPPORT KEY TECHNOLOGY THAT ACCORD USES IN ITS SYSTEM, AND ANY INTERRUPTION IN THE ENHANCEMENT, SUPPLY OR SUPPORT OF THIS TECHNOLOGY COULD CAUSE ACCORD TO LOSE CUSTOMERS OR FAIL TO ATTRACT NEW CUSTOMERS.

    Because Accord's system incorporates technology developed and maintained by third parties, Accord depends on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. If these third parties fail to do so, it could impede Accord's ability to enhance and update its system, which could cause Accord to lose customers or fail to attract new customers and Accord's revenue could decline.

IF REAL-TIME INTERACTIVE VISUAL COMMUNICATIONS APPLICATIONS ARE NOT DEVELOPED AND ADOPTED FOR BUSINESS AND NON-BUSINESS PURPOSES THEN THE DEMAND FOR ACCORD'S PRODUCTS WILL SLOW AND ACCORD'S REVENUES WILL DECLINE.

    The future growth of Accord's business depends in large part on the widespread development and adoption of real-time interactive visual communications applications for business and non-business purposes. If the development and adoption of real-time interactive visual communications applications do not occur, or occur more slowly than Accord anticipates, then the demand for Accord's products will slow and Accord's revenues will decline.

A SIGNIFICANT PART OF ACCORD'S STRATEGY IS TO SELL TO TELECOMMUNICATIONS SERVICE PROVIDERS, AND IF THAT MARKET FAILS TO DEVELOP AS ACCORD ANTICIPATES, ACCORD MAY NOT BE ABLE TO INCREASE SALES OF ITS SYSTEM. IF ACCORD FAILS TO GROW AS EXPECTED, ACCORD'S ORDINARY SHARE PRICE WILL LIKELY DECLINE.

    Accord believes its future growth in sales volume will depend, in large part, on the expansion of visual communications service offerings beyond videoconferencing by telecommunications service providers. If telecommunications service providers do not expand their service offerings to include new visual communications applications, Accord may not increase sales of its system, and Accord may not grow as expected. If Accord does not meet growth expectations of securities analysts or investors, its ordinary share price will likely decline.

ACCORD'S MARKET IS HIGHLY COMPETITIVE AND ITS MAIN COMPETITORS ARE LARGER THAN ACCORD IS, WHICH MAY MAKE IT MORE DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS.

    Accord competes in a market that is highly competitive, and Accord expects competition to continue to intensify. Competitive pressure may make it difficult for Accord to acquire and retain customers and may require Accord to reduce the price of its system and services. As a result, Accord's revenues could decline. Accord's principal competitors include Ezenia! Inc., Lucent, RADVison Ltd. and CUseeMe Networks, Inc. Some of Accord's competitors have longer operating histories and significantly greater financial, marketing and other resources than Accord does. These companies may have existing relationships with some of Accord's current and prospective customers. These companies also may be able to respond more quickly than Accord can to new or emerging technologies and changes in customer requirements. Accord may not be able to compete successfully with existing or new competitors.

BECAUSE ACCORD DEPENDS ON SALES OF ACCORD'S MGC-100 AND MGC-50 SYSTEMS FOR SUBSTANTIALLY ALL OF ACCORD'S REVENUE, ACCORD IS PARTICULARLY SUSCEPTIBLE TO SUCCESSFUL COMPETITION, PRODUCT OBSOLESCENCE AND DOWNTURNS IN THE VISUAL COMMUNICATIONS MARKET, WHICH COULD CAUSE ACCORD'S REVENUES TO DECLINE.

    Sales of Accord's MGC-100 and MGC-50 systems and related services have historically accounted for all of Accord's revenue. If sales of Accord's MGC-100 and MGC-50 systems and related services decline and if Accord does not develop new systems and services, Accord's revenues may decline, which could cause Accord's ordinary share price to fall. Dependence on two systems makes Accord particularly susceptible to successful competition by others in the industry, to product obsolescence and to downturns in the visual communications market.

TECHNOLOGICAL CHANGES COULD CAUSE ACCORD'S SYSTEM TO BECOME OBSOLETE OR REQUIRE ACCORD TO REDESIGN ITS SYSTEM, WHICH COULD CAUSE ACCORD TO LOSE CUSTOMERS OR INCUR SUBSTANTIAL COSTS.

    The market in which Accord competes is characterized by:

    - technological changes;

    - frequent product and feature introductions;

    - changes in customer demands;

    - evolving industry standards; and

    - emerging communications networks.

    If Accord is unable to react to these events, Accord may lose customers or incur substantial costs. Accord expects that the growth of real-time interactive visual communications, as well as technology trends such as the adoption of new types of communication networks and transmission protocols, will require Accord to enhance and adapt its systems and product line to remain competitive. Enhancements and adaptations to Accord's systems and product line could be costly and time-consuming, and Accord may not be able to enhance and adapt its systems and product line quickly or inexpensively enough to compete successfully.

ACCORD'S QUARTERLY FINANCIAL PERFORMANCE IS LIKELY TO VARY SIGNIFICANTLY IN THE FUTURE. ACCORD'S REVENUES AND OPERATING RESULTS IN ANY QUARTER MAY NOT BE INDICATIVE OF ACCORD'S FUTURE PERFORMANCE, AND IT MAY BE DIFFICULT FOR INVESTORS TO EVALUATE ACCORD'S PROSPECTS. IF ACCORD DOES NOT MEET QUARTERLY EXPECTATIONS, ACCORD'S ORDINARY SHARE PRICE WOULD LIKELY DECLINE.

    Accord's quarterly revenues and operating results are difficult to predict and Accord expects them to vary significantly in the future. Accord's operating results in some quarters may fall below the expectations of securities analysts or investors, which would likely cause the market price of Accord's ordinary shares to decline. Accord has a lengthy sales cycle for its system, and it typically takes from one to nine months after Accord first begins discussions with a prospective customer before Accord receives an order from that customer. Accord also has a limited order backlog, which makes revenues in any quarter substantially dependent upon orders Accord receives and delivers in that quarter. Because of these factors, Accord's revenues and operating results in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for investors to evaluate Accord's prospects.

ACCORD MAY BE UNABLE TO DELIVER PRODUCTS ON TIME OR TO GROW ITS BUSINESS BECAUSE OF THE LIMITED SUPPLY OF KEY COMPONENTS IN ITS SYSTEMS.

    Several of the key components in Accord's systems are in limited supply. If Accord is unable to obtain key components, Accord may not be able to deliver products to customers on time, and customers may seek other sources for products similar to Accord's. Either of these results could cause Accord to change its business, cause Accord's revenue to decline or impede its growth. In the past, Accord has experienced shortages in the supply of flash memory components and several chips used in its systems. Accord may be unable to obtain sufficient supplies of its systems' components in the future.

ACCORD ACHIEVED PROFITABILITY FOR THE FIRST TIME IN 1999, AND ACCORD MAY NOT BE ABLE TO SUSTAIN IT. IF ACCORD IS UNABLE TO SUSTAIN OR INCREASE PROFITABILITY, ACCORD'S ORDINARY SHARE PRICE WILL LIKELY DECREASE AND ACCORD MAY BE UNABLE TO GROW ITS BUSINESS.

    Accord has a history of losses and in 1999 achieved profitability for the first time. Accord may not be able to sustain or increase profitability on a quarterly or annual basis. Accord's inability to maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of Accord's growth strategy and cause the market price of our ordinary shares to decrease. Accord incurred net losses of $3.0 million in 1996, $5.0 million in 1997, and $980,000 in 1998.

SOME OF THE KEY COMPONENTS IN ACCORD'S SYSTEMS COME FROM SOLE SOURCE SUPPLIERS. IF THESE SUPPLIERS DELAY OR DISCONTINUE THE MANUFACTURE OF THESE COMPONENTS, RAISE THEIR PRICES OR PRODUCE POOR QUALITY PRODUCTS, ACCORD MAY LOSE CUSTOMERS OR EXPERIENCE INCREASED COSTS.

    Accord purchases a number of key components, including various chips, power supply components and chassis components used in Accord's systems, from sole source suppliers for which alternative sources are not readily available. If these suppliers delay or discontinue manufacture of these components, raise their prices or produce poor quality products, Accord may lose customers and experience increased costs. Accord does not have any agreements that guarantee Accord a minimum supply of these components from Accord's sole source suppliers. If Accord is unable to obtain sufficient quantities of these components or to locate alternative suppliers, Accord may experience delays in shipping its systems or be required to redesign its systems to use other components that are more readily available or are higher quality. If Accord does find alternative suppliers, it may be on unacceptable terms. Any of these results would lead to lower margins or less competitive pricing.

ACCORD DEPENDS ON THIRD PARTY SUBCONTRACTORS TO PARTIALLY ASSEMBLE ITS SYSTEMS, WHICH COULD RESULT IN SYSTEM DELIVERY DELAYS, LOSS OF CUSTOMERS AND LOSS OF REVENUE.

    Accord contracts with a limited number of independent subcontractors to partially assemble the modules and chassis used in Accord's systems. Any significant delays in the delivery of products to Accord by the independent subcontractors could cause delivery delays to Accord's customers, which could result in the loss of both customers and revenue. Accord's subcontractors could experience financial, operational, production or quality assurance difficulties or a catastrophic event that reduced or interrupted delivery of supplies to Accord. Establishing alternative arrangements could take several months. Accord does not know that alternative subcontracting sources will be able to meet Accord's future requirements or that existing or alternative sources will be available to Accord at favorable prices, if at all.

ACCORD'S SYSTEMS MAY SUFFER FROM DEFECTS AND ERRORS, WHICH COULD DELAY MARKET ACCEPTANCE, DAMAGE ACCORD'S CUSTOMER RELATIONSHIPS AND REPUTATION, AND INCREASE SERVICE AND WARRANTY COSTS.

    Software and hardware systems as complex as Accord's may contain undetected errors or defects, especially when first introduced or when new versions are released. Accord's systems may not be free from

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
errors or defects after commercial shipments have begun. Any errors or defects that are discovered after commercial release could result in:

    - delay in market acceptance;

    - diversion of development resources;

    - damage to Accord's customer relationships or reputation; and

    - increased service and warranty costs.

IF ACCORD IS UNABLE TO EXPAND ITS INTERNATIONAL SALES AND OPERATIONS, ITS REVENUES MAY NOT GROW AS EXPECTED WHICH COULD CAUSE THE PRICE OF ITS ORDINARY SHARES TO DECLINE.

    Accord's ability to increase sales of its systems will depend in part on the expansion of Accord's international sales and operations. If Accord is unsuccessful in expanding its international sales and operations, Accord's sales and revenue may not grow as expected. If Accord does not meet the growth expectations of securities analysts and investors, the market price of Accord's ordinary shares will likely decline. Approximately 20.0% of Accord's revenues in 1999 and approximately 26.0% of Accord's revenues for the nine months ended September 30, 2000 were derived from sales to customers outside of North America, primarily in Europe and Asia. Accord intends to expand its sales activities in these and other regions. International sales of visual communications networking equipment are subject to a number of risks that could prevent Accord from selling its systems in a particular country, including:

    - conflicting and changing governmental laws and regulations relating to imports and the use of communications equipment;

    - difficulties in collecting payments from Accord's customers; and

    - foreign currency exchange rate fluctuations.

IF ACCORD DOES NOT ATTRACT AND RETAIN A SKILLED WORKFORCE, ACCORD'S CUSTOMER SUPPORT AND PRODUCT DEVELOPMENT OPERATIONS WILL SUFFER AND ACCORD MAY NOT BE ABLE TO SUSTAIN OR GROW ITS BUSINESS.

    Accord believes that its future success will depend on its ability to attract and retain skilled engineering and customer support personnel. If Accord is unable to hire or retain these individuals, Accord's customer support and product development operations will suffer and Accord may not be able to sustain or grow its business. The market for qualified personnel in the technology industry is highly competitive and Accord has experienced difficulty in recruiting qualified personnel. Recruiting qualified personnel is an expensive, competitive and time-consuming process.

ACCORD'S GROWTH WILL CONTINUE TO PLACE A SIGNIFICANT STRAIN ON ACCORD'S RESOURCES. IF ACCORD IS UNABLE TO MANAGE ITS EXPANDING OPERATIONS ACCORD'S REVENUES MAY NOT INCREASE, ACCORD'S COST OF OPERATIONS MAY RISE AND ACCORD MAY NOT SUSTAIN PROFITABILITY.

    Accord has rapidly expanded its operations both in the U.S. and abroad and anticipate that further expansion will be required to execute its growth strategy. If Accord fails to successfully manage the challenges Accord's growth poses, its revenues may not increase, its cost of operations may rise and Accord may not remain profitable. Accord's research and development facilities are located in Israel, and Accord's directors, executive officers and other key employees are located in the United States, Israel and the United Kingdom. Accord also maintains offices in China and Accord plans to open offices in other countries to market and sell its system in those countries and surrounding regions. Accord's rapid growth and international expansion has placed significant demands on its management, financial, technical and other resources. These demands are likely to continue to increase.

RISKS RELATING TO OPERATIONS IN ISRAEL

POTENTIAL POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN ISRAEL MAY HARM OUR ABILITY TO PRODUCE AND SELL ACCORD'S SYSTEMS.

    Accord's principal research and development and manufacturing facilities and many of Accord's suppliers are located in Israel. Any future armed conflicts or political instability in the region could impair Accord's ability to produce and sell Accord's systems and could disrupt research or developmental activities. Political, economic and military conditions in Israel directly affect Accord's operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. The future of peace efforts between Israel and its Arab neighbors remains uncertain, and in recent months there has been a marked increase in civil unrest and hostility between Israelis and Palestinians. Several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may have an adverse impact on Accord's operating results, financial condition or the expansion of Accord's business.

IF ACCORD'S KEY PERSONNEL IS REQUIRED TO PERFORM MILITARY SERVICE, ACCORD WILL BE DEPRIVED OF THEIR SERVICES AND ACCORD'S OPERATIONS MAY BE DISRUPTED.

    Many of Accord's executive officers, directors and employees in Israel are obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency conditions. Accord's operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees due to military service. Any disruption in Accord's operations could negatively affect Accord's profitability.

BECAUSE ACCORD'S REVENUES ARE GENERATED IN U.S. DOLLARS AND A SIGNIFICANT PORTION OF ACCORD'S EXPENSES ARE INCURRED IN NEW ISRAELI SHEKELS, ACCORD'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY INFLATION AND CURRENCY FLUCTUATIONS.

    Accord generates its revenues in U.S. dollars but incur a significant portion of its expenses, principally salaries and related personnel expenses, in new Israeli shekels, commonly referred to as NIS. As a result, Accord is exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. If the dollar cost of Accord's operations in Israel increases, Accord's dollar-measured results of operations will be adversely affected. Accord's operations also could be adversely affected if Accord is unable to protect itself from currency fluctuations in the future.

THE GOVERNMENT GRANTS WHICH ACCORD RECEIVES AND TAX BENEFITS TO WHICH ACCORD IS ENTITLED REQUIRE ACCORD TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE ACCORD'S COSTS OR TAXES.

    Accord receives research and development grants and is entitled to tax benefits under Israeli government programs, particularly as a result of the approved enterprise status of Accord's existing facilities in Israel. The termination or reduction of these programs and the tax benefits could cause Accord's costs to increase, which could prevent Accord from maintaining profitability. From 1995 through September 30, 2000, Accord received or accrued research and development grants from the government of Israel totaling approximately $8.3 million, and Accord has paid or accrued royalties in an aggregate amount of $2.5 million. The Israeli government has reduced the benefits available under these programs in recent years and has indicated that it may reduce or eliminate these benefits in the future. Accord has submitted and may submit in the future requests for expansion of its approved enterprise programs or for new programs. These requests might not be approved. Some of these programs restrict Accord's ability to manufacture particular products or transfer particular technology outside of Israel. Accord may choose in the future not to request funding from Israeli government programs.

ACCORD MAY BE RESTRICTED FROM TRANSFERRING MANUFACTURING AND CERTAIN TECHNOLOGY DEVELOPED PURSUANT TO GRANTS PROVIDED BY THE OFFICE OF THE CHIEF SCIENTIST OUTSIDE ISRAEL. SUCH TRANSFERS, IF ALLOWED, MAY REQUIRE ACCORD TO PAY SIGNIFICANT INCREASED ROYALTIES THAT WOULD ADVERSELY AFFECT ITS BUSINESS.

    Under Israeli law, it is prohibited to transfer technology developed pursuant to grants from the Office of the Chief Scientist to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist to between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer technology to third parties or manufacture products outside Israel may adversely affect Accord's operating results and significantly reduce the value of the technology.

PROPOSED TAX REFORM IN ISRAEL MAY REDUCE ACCORD'S TAX BENEFITS WHICH COULD NEGATIVELY AFFECT ACCORD'S PROFITABILITY.

    On May 4, 2000, a committee chaired by the director general of the Israeli Ministry of Finance issued a report recommending widespread reform in Israel's tax system. If the reform is adopted as recommended in the report, some of the tax benefits to approved enterprises such as Accord's may be reduced, and purchasers of Accord's ordinary shares may have to pay higher taxes in the future. A reduction in the tax benefits available to Accord could negatively affect Accord's profitability. The Israeli cabinet has approved the recommendation in principle, but implementation of the reform requires legislation by Israel's parliament. Accord cannot be certain whether the proposed reform will be adopted or when it will be adopted. Accord also does not know what form any reform will ultimately take or what effect it will have on Accord or on persons who purchase Accord's ordinary shares.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST ACCORD, ACCORD'S OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS.

    Service of process upon Accord, which is incorporated in Israel, and upon Accord's directors and officers and Accord's Israeli auditors, some of whom reside outside the United States, may be difficult to effect within the United States. Because many of Accord's assets and some of Accord's directors and officers are located outside the United States, any judgment obtained in the United States against Accord's or any of these directors and officers may not be collectible within the United States.

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
                                   THE MERGER

    This section describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which we refer for a more complete understanding of the merger and the merger agreement.

BACKGROUND OF THE MERGER

    At various times in September 2000, Gary Alt, Polycom's Vice President of Business Development, and David Gallagher, Accord's Vice President of Business Development, spoke by telephone to arrange a meeting regarding a potential OEM relationship between the companies. On September 26, 2000, Mr. Alt met with Accord personnel at Accord's Israel facility. Accord representatives present at the meeting included Mr. Gallagher, Amnon Shachar, Senior Vice President, General Manager, Israel Operations, Moshe Carmi, Vice President R&D, Sigi Gavish, Director and Chief Technology Officer, Moshe Elbaz, Algorithm Group Manager, Avishay Halavy, Project Manager, Roni Even, Vice President Product Marketing and Pat Moon, Business Development Technology Manager. The purpose of the meeting was to discuss a proposed OEM relationship between the companies. Mr. Alt presented an overview of Polycom's products and the Accord team presented an overview of Accord's products.

    Throughout October 2000, Robert Hagerty, Polycom's President, Chief Executive Officer and Chairman, Mr. Alt and other senior executives of Polycom, together with representatives of Polycom's financial advisors, Morgan Stanley Dean Witter and Thomas Weisel Partners LLC, analyzed the merits and risks of entering into a business relationship with Accord, including investing in Israel, network issues, analyzing Accord's business, and potential synergies and integration in the event of an acquisition.

    On October 19, 2000, Mr. Hagerty telephoned Jules DeVigne, Accord's Chief Executive Officer and expressed interest in a possible business relationship between the companies.

    On November 3, 2000, Mr. Hagerty and Michael Kourey, Polycom's Senior Vice President of Finance and Administration and Chief Financial Officer, along with other executives of Polycom, met at Polycom's headquarters in Milpitas, California, with Mr. DeVigne, and Jeffrey Bradley, Accord's Chief Financial Officer. At this meeting Polycom presented its business plan and strategy, and Accord presented its business plan and strategy. The parties discussed the merits and structure of a possible acquisition of Accord by Polycom.

    On November 4, 2000, Polycom provided Accord with a preliminary proposal for an acquisition of Accord by Polycom.

    Between November 4, 2000 and November 20, 2000, representatives from Morgan Stanley had numerous telephone conversations with CIBC World Markets, Accord's financial advisor, to discuss the terms of an acquisition of Accord.

    On November 20, 2000, Polycom and Accord entered into a mutual non-disclosure agreement.

    On November 20 and 21, 2000, senior executives from Polycom and Accord, including Mr. Hagerty, Mr. Kourey, Mr. DeVigne, Mr. Bradley, Adam Vexler, Accord's corporate counsel, David Winters, director of finance of Accord, David Gallagher, Vice President, Business Development of Accord and Philip Keenan, Executive Vice President of Accord, together with their respective financial and legal advisors, met at Accord's facilities in Atlanta, Georgia, to conduct due diligence and to negotiate the terms of the proposed acquisition.

    On November 22, 2000. Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside legal counsel to Polycom, delivered a draft merger agreement to Accord and its financial and legal advisors.

    From November 27 through December 1, 2000, senior executives from Polycom and Accord, including Messrs. Hagerty, Kourey, Alt, DeVigne, Bradley, Winters, Vaughn, Gallagher, Keenan, Shachar and Gavish, met at Polycom's headquarters in Milpitas, California, to review the transaction and business model. During this period, the parties and their respective financial, legal and accounting advisors continued their due diligence reviews of the other party.

    Between November 29, 2000 and December 2, 2000, Wilson Sonsini Goodrich & Rosati delivered drafts of the voting agreement, affiliate agreement and noncompetition agreement.

    On November 30, 2000, the Polycom board of directors held a special telephonic meeting to review the terms of the proposed transaction and the status of negotiations. Messrs. Hagerty and Kourey reviewed the strategic rationale for the proposed transactions, and representatives of Wilson Sonsini Goodrich and Rosati reviewed the principal terms of drafts of the merger agreement and related documents, and responded to questions by the Polycom board of director.

    On December 2, 2000, a conference call was conducted to discuss the merger agreement and related agreements. Senior executives of Polycom and Accord, including Messrs. Hagerty, Kourey, DeVigne, Bradley and Vexler, together with their respective legal advisors, participated in the call.

    From December 3, 2000 through December 5, 2000, representatives of Wilson Sonsini Goodrich & Rosati met with representatives of Testa, Hurwitz & Thibeault, at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California, to negotiate the merger agreement and related agreements. During this time there were several conference calls among Polycom, Wilson Sonsini Goodrich & Rosati and Yigal Arnon & Co., outside Israeli counsel to Polycom, and Accord, Testa, Hurwitz & Thibeault, LLP, and Doron Cohen--David Cohen, Law Offices, outside Israeli counsel to Accord. These negotiations covered all aspects of the transaction.

    On December 4, 2000, Polycom entered into an engagement letter with Thomas Weisel Partners LLP pursuant to which Thomas Weisel Partners was engaged to act as Polycom's financial advisor in connection with the possible transaction.

    On December 5, 2000, Polycom entered into an engagement letter with Morgan Stanley & Co., Incorporated pursuant to which Morgan Stanley was engaged to act as Polycom's financial advisor in connection with the possible transaction.

    On December 5, 2000, the Accord board of directors held a special telephonic meeting to review revised drafts of the merger agreement and related agreements. Representatives of Testa, Hurwitz & Thibeault, LLP, reviewed the outcome of further negotiations and responded to questions by the Accord board of directors. CIBC World Markets reviewed its financial analysis of the exchange ratio and delivered to the Accord board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated December 5, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Accord ordinary shares.

    After further deliberation, the Accord board of directors, by a unanimous vote:

    - determined that the merger is consistent with and in furtherance of the long-term business strategy of Accord and fair to, and in the best interests of, Accord and its shareholders, and, assuming the accuracy of the representations and warranties of Polycom and Merger Sub contained in the merger agreement, that no reasonable concern exists that the surviving corporation will be unable to fulfill the obligations of Accord to its creditors;

    - approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

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
    - resolved to call an extraordinary general meeting of Accord's shareholders to adopt and approve the merger agreement and to approve the merger; and

    - determined to recommend that the shareholders of Accord adopt and approve the merger agreement and approve the merger.

    On December 5, 2000, the Polycom board of directors met to discuss the proposed merger. Representatives of Wilson Sonsini Goodrich and Rosati, Morgan Stanley and Thomas Weisel Partners also participated. The Polycom board of directors unanimously approved the proposed merger agreement.

    Also on December 5, 2000, Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent auditors for Accord, delivered to Polycom and Accord a letter to the effect that Kesselman & Kesselman concurs with Accord management's conclusion that, as of such date, no conditions exist that would preclude Accord from being a party to a merger accounted for as a "pooling-of-interests" in accordance with Opinion 16 of the Accounting Principles Board. Also on December 5, 2000 PricewaterhouseCoopers LLP, independent accountants for Polycom, delivered to Polycom and Accord a letter to the effect that had the merger been consummated on such date PricewaterhouseCoopers LLP would have been in a position to concur with Polycom management's conclusion that, as of such date, no conditions exist that would preclude accounting for the merger as a "pooling-of-interests" in accordance with Opinion 16 of the Accounting Principles Board.

    During the evening of December 5, 2000, Polycom and Accord entered into the merger agreement.

    Also on December 5, 2000, the directors and officers and certain shareholders of Accord who collectively hold approximately 29% of the outstanding Accord ordinary shares entered into voting agreements with Polycom, pursuant to which they agreed to vote their Accord shares in favor of the adoption and approval of the merger agreement and approval of the merger.

    In addition, the directors and officers and certain shareholders of Accord entered into affiliate agreements with Polycom.

    In addition, Messrs. DeVigne, Keenan, Vaughn, Gallagher, Rabinezon, Moon, Podd and Cortjens each entered into non-competition agreements with Polycom. Under these agreements, each of these Accord employees agreed that, for the duration of their employment and for 15 months following the cessation of their employment, he would not directly or indirectly be involved in a business that competes with Polycom's products and that relates to the design, engineering, manufacture, sale or distribution of competing equipment.

    On December 6, 2000, the parties issued a joint press release announcing the signing of the merger agreement.

REASONS FOR THE MERGER

ACCORD'S REASONS FOR THE MERGER

    On December 5, 2000, the board of directors of Accord unanimously
(i) determined that the proposed merger was consistent with and in furtherance of the long-term business strategy of Accord and fair to, and in the best interests of, Accord and its shareholders, and that no reasonable concern existed that the Surviving Corporation (as defined in the merger agreement) would be unable to fulfill the obligations of Accord to its creditors and
(ii) approved the merger agreement and the proposed merger. The board of directors of Accord has unanimously recommended that the Accord shareholders vote FOR the approval and adoption of the merger agreement and approval of the proposed merger for the reasons set forth below.

    - Accord believes that its strategic objectives would be significantly furthered by the proposed merger, and, as a result, Accord would be better positioned to reach these objectives than it would as a stand-alone company. Accord's strategic objectives include expanding its customer base, expanding and enhancing its product offerings, expanding its global distribution capabilities and extending its technology leadership.

       - Accord's board of directors believed that the proposed merger would improve Accord's ability to sell its products to an expanded customer base. Polycom and its customers, which together represent a sizable portion of the overall market for Accord's products, represent significant new potential customers for Accord's products. To date, Accord has not sold its products to Polycom or certain of its customers, including certain next generation telecommunications service providers and large network equipment manufacturers, which have historically purchased products from Accord's competitors.

       - In addition, the board of directors of Accord believed that the combination of Accord's and Polycom's complementary product lines would offer greater value to customers. For example, the combined company would be able to provide customers with an "end-to-end" video conferencing solution consisting of endpoints at the customer's premises, network connectivity, and network infrastructure equipment for video conferencing.

       - Another component of Accord's strategy is to expand its global distribution capabilities. The board of directors believed that by combining with Polycom, Accord would have access to Polycom's larger, broader and more mature distribution channels.

       - Further, the proposed merger would improve Accord's ability to extend its technology leadership by leveraging the technologies and expertise of both Accord and Polycom. The proposed merger would provide Accord access to Polycom's existing and future video and audio processing technologies and expertise.

    - The exchange ratio proposed by Polycom represented, as of the signing of Agreement, consideration having a value, based upon the closing price of $46.125 per share of Polycom common stock on December 5, 2000 on Nasdaq (the trading day preceding the date of the public announcement of the proposed merger), of $14.137 per Accord ordinary share. This value represented a premium of approximately 120% over $6.438, the closing price per Accord ordinary share on December 5, 2000 on Nasdaq. Since Accord's initial public offering on June 28, 2000, Accord ordinary shares had traded between $5.063 and $12.688 per share.

    - The board of directors believed that, combined with Polycom, Accord would be in a better position than it would be as a stand-alone company to access both public and private capital markets. In addition, the board of directors believed that the combined company would be able to take advantage of opportunities in the video conferencing and telecommunications markets by providing sufficient size and liquidity to facilitate the expansion of its product offerings and the acquisition of manufacturers of complementary products and technologies.

    - The board of directors believed that the exchange of Accord ordinary shares for shares of Polycom common stock would give Accord shareholders interest in a larger, more diversified telecommunications equipment company which would not likely be subject to the same level of risk as Accord, which is focused exclusively in the visual communications networking market. In addition, the combined company would have a considerably larger market capitalization than Accord's current market capitalization. The board of directors believed that this increased market capitalization would provide Accord's shareholders with the potential for enhanced liquidity. In addition, Accord shareholders would have the opportunity to participate in the potential growth of the combined businesses that the board of directors believed would not be achievable as a stand-alone company.

    - The proposed merger is expected to qualify as a tax-free reorganization for U.S. federal income tax purposes.

    - The proposed merger is expected to be accounted for using the pooling-of-interests method of accounting.

    - The proposed merger offers the potential for business synergies and opportunities for economies of scale, through, among other things, the sharing of certain administrative, operational and purchasing expenses, as well as the integration of the companies' research and development, customer service and technical support capabilities.

    - The opinion of Accord's financial advisor, CIBC World Markets, dated December 5, 2000, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described below under the caption "Opinion of Accord's Financial Advisor."

    In connection with the approval of the merger agreement and the proposed merger and the recommendation to the Accord shareholders, the board of directors of Accord also considered, among others, the following factors, including a number of potentially negative factors:

    - The terms and conditions of the merger agreement and related agreements, including the willingness of Accord's directors and officers and certain shareholders to commit to vote in favor of the proposed merger.

    - The review of, and discussions with, Accord's senior management, financial and legal advisors and accountants, regarding certain business, financial, legal and accounting aspects of the proposed merger and the results of business due diligence reviews.

    - The impact of the proposed merger on Accord's customers, distributors and employees, including the possibility that the proposed merger might adversely affect relationships between Accord and certain of its customers and distributors, the risk that key management and technical personnel might leave Accord and the resulting effect on both the prospects of consummating the proposed merger and the business of Accord if the proposed merger were not consummated.

    - Polycom's ability to integrate Accord, and Polycom's record of integrating companies previously acquired by it.

    - The likelihood of the proposed merger being approved by the appropriate regulatory authorities.

    - The opportunities and alternatives available to Accord if the proposed merger were not consummated.

    - The possibility that certain provisions of the Agreement, including the non-solicitation and other protective provisions, might have the effect of discouraging other persons potentially interested in acquiring Accord from pursuing such an opportunity.

    - Other matters described under "Risk Factors."

    The above discussion of the information and factors considered by the board of directors of Accord is not intended to be exhaustive. In view of the variety of factors considered and qualitative judgments made with respect to such factors in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

POLYCOM'S REASONS FOR THE MERGER

    Polycom's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Polycom and its stockholders. Polycom's board of directors consulted with Polycom's senior management, as well as its legal counsel, independent accountants and financial advisors in reaching its decision to approve the merger. Polycom's board of directors considered a number of factors in its deliberations, including the following:

    - Polycom believes that the merger will enable the combined companies to provide voice and video communications over a converged network which utilizes Internet protocol, or IP, integrated services digital network, or ISDN, and asynchronous transfer mode, or ATM;

    - Polycom believes that the merger will enable Polycom to access the service provider market, where Accord has a stronger presence;

    - Polycom believes the merger represents the opportunity to acquire Accord's strong technology base generally, and in Israel in particular;

    - Polycom believes that the merger will enable the combined companies to offer a more complete solution to enterprise users utilizing voice and video broadband communications equipment; and

    - Polycom believes that the addition of Accord's employees will enhance Polycom's product development efforts.

    Polycom's board of directors also considered the following when assessing the transaction:

    - historical information concerning the businesses operations, positions and results of operations, technology and management style, competitive position, industry trends and prospects of Accord and Polycom;

    - information contained in SEC filings by Accord;

    - current and historical market prices, volatility and trading data for the two companies;

    - information and advice based on due diligence investigations by members of Polycom's management and Polycom's legal, financial and accounting advisors concerning the business, business trends, technology, services, operations, properties, assets, financial condition, operating results and prospects of Accord, and the expertise and capabilities of Accord's management team; and

    - data on companies comparable to Accord and other financial analyses.

    Except as outlined above, Polycom's board of directors did not find it practicable to quantify, analyze or assign relative weights to each individual factor to reach its determination. Individual members of Polycom's board of directors may have assigned different relative weights or conclusions to each factor affecting the board's determination.

RECOMMENDATION OF ACCORD'S BOARD OF DIRECTORS

    On December 5, 2000, the members of the board of directors of Accord unanimously determined that the merger is consistent with and in furtherance of the long-term business strategy of Accord and fair to, and in the best interests of, Accord and its shareholders, and that no reasonable concern exists that following the merger Accord would not be able to fulfill its obligations to its creditors. The board of directors of Accord has unanimously recommended that the Accord shareholders vote FOR approval and adoption of the merger agreement and approval of the merger for the reasons set forth above.

OPINION OF ACCORD'S FINANCIAL ADVISOR

    Accord engaged CIBC World Markets to act as its financial advisor in connection with the merger. In connection with this engagement, Accord requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Accord ordinary shares of the exchange ratio provided for in the merger. On December 5, 2000, at a meeting of the board of directors of Accord held to evaluate the merger, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 5, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Accord ordinary shares.

    The full text of CIBC World Markets' written opinion dated December 5, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C. CIBC World Markets' opinion is addressed to the Accord board of directors and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to any matters relating to the merger. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Accord ordinary shares are urged to read the opinion carefully in its entirety.

    In arriving at its opinion, CIBC World Markets:

    - reviewed the merger agreement and related documents;

    - reviewed audited financial statements of Accord and Polycom for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

    - reviewed unaudited financial statements of Accord and Polycom for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    - reviewed and discussed with the managements of Accord and Polycom publicly available financial forecasts and other financial and business information relating to Accord and Polycom;

    - reviewed historical market prices and trading volume for Accord ordinary shares and Polycom common stock;

    - held discussions with the senior managements of Accord and Polycom with respect to the businesses and prospects for future growth of Accord and Polycom;

    - reviewed and analyzed publicly available financial data for companies CIBC World Markets deemed comparable to Accord and Polycom;

    - reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

    - reviewed public information concerning Accord and Polycom; and

    - performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

    In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Accord, Polycom and their employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to publicly available forecasts relating to Accord and Polycom which CIBC World Markets reviewed and discussed with the managements of Accord and Polycom, CIBC World Markets assumed, at the direction of the managements of Accord and Polycom, without independent verification or investigation, that the forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Accord and Polycom. CIBC World Markets also assumed, with Accord's consent, that the merger would be treated as a tax-free reorganization for U.S. federal income tax purposes and accounted for as a pooling-of-interests under generally accepted accounting principles. CIBC World Markets further assumed with Accord's consent that, in the course of obtaining the necessary regulatory or third party approvals for the merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Accord, Polycom or the contemplated benefits to Accord of the merger. In addition, CIBC World Markets relied, at the direction of the managements of Accord and Polycom and without independent verification, upon the assessments of the managements of Accord and Polycom as to the existing and future technologies and products of Accord and Polycom and the risks associated with their technologies and products.

    CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Accord, Polycom or affiliated entities. In connection with CIBC World Markets' engagement, CIBC World Markets held discussions, at the request of Accord, with selected third parties regarding a possible business combination or similar transaction with Accord, but CIBC World Markets was not requested to, and CIBC World Markets did not, solicit generally third party indications of interest in the possible acquisition of all or a part of Accord.

    CIBC World Markets did not express any opinion as to Accord's or Polycom's underlying valuation, future performance or long-term viability, or the price at which Polycom common stock would trade upon or after announcement or consummation of the merger. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Accord imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

    This summary is not a complete description of CIBC World Markets' opinion to the board of directors of Accord or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

    In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Accord's and Polycom's control. No company, transaction or business used in the analyses as a comparison is identical to Accord, Polycom or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

    The type and amount of consideration payable in the merger was determined through negotiation between Accord and Polycom and the decision to enter into the merger was solely that of the board of directors of Accord. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Accord board in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or management of Accord with respect to the merger or the exchange ratio provided for in the merger.

    The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to the Accord board of directors in connection with the merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CIBC WORLD MARKETS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CIBC WORLD MARKETS' FINANCIAL ANALYSES.

    IMPLIED EXCHANGE RATIO ANALYSIS. Using a "Selected Companies Analysis" and "Selected Precedent Transactions Analysis" for each of Accord and Polycom and an "Implied Contribution Analysis" and "Historical Exchange Ratio Analysis," CIBC World Markets calculated implied exchange ratio reference ranges for Accord ordinary shares and Polycom common stock. The results of this implied exchange ratio analysis were then compared with the exchange ratio provided for in the merger. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger of 0.3065:

                                                              IMPLIED EXCHANGE RATIO
                                                                 REFERENCE RANGE
                                                              ----------------------
Selected Companies Analysis.................................          0.0716-0.1264
Selected Precedent Transactions Analysis....................          0.1704-0.2642
Implied Contribution Analysis...............................          0.2611-0.3258
Historical Exchange Ratio Analysis..........................          0.1100-0.2771

    The "Selected Companies Analysis" and "Selected Precedent Transactions Analysis" for each of Accord and Polycom and the "Implied Contribution Analysis" and "Historical Exchange Ratio Analysis" performed by CIBC World Markets for purposes of its "Implied Exchange Ratio Analysis" are described below:

        SELECTED COMPANIES ANALYSIS. CIBC World Markets compared financial and stock market information for Accord and the following 10 selected publicly held companies in the video communications and voice-over internet protocol equipment industries:

           - Avistar Communications Corporation

           - Brooktrout, Inc.

           - Clarent Corporation

           - CUseeME Networks, Inc.

           - Ezenia! Inc.

           - Latitude Communications, Inc.

           - Natural MicroSystems Corporation

           - Netergy Networks, Inc.

           - PictureTel Corporation

           - RADVision Ltd.

        CIBC World Markets also compared financial and stock market information for Polycom and the following 14 selected publicly held companies in the video communications, voice-over internet protocol, digital subscriber line access device, next generation networking and other diversified communications equipment industries:

           - 3Com Corporation

           - Avistar Communications Corporation

           - Cisco Systems, Inc.

           - Efficient Networks, Inc.

           - Extreme Networks, Inc.

           - Foundry Networks, Inc.

           - Handspring, Inc.

           - Palm, Inc.

           - PictureTel Corporation

           - RADVision Ltd.

           - RealNetworks, Inc.

           - Redback Networks, Inc.

           - Research in Motion, Ltd.

           - Virtual Technologies, Inc.

        CIBC World Markets reviewed enterprise values, calculated as equity market value, plus debt, less cash and other customary adjustments, as a multiple of estimated calendar years 2000 and 2001 revenues. CIBC World Markets also reviewed equity market values as a multiple of estimated calendar years 2000 and 2001 net income and reviewed estimated calendar year 2001 price to earnings ratios as a multiple of estimated five-year earnings per share growth rates, referred to as EPS growth rates. CIBC World Markets then applied a range of selected multiples of estimated calendar years 2000 and 2001 revenues and net income and of estimated five-year EPS growth rates derived from the selected companies for Accord to corresponding financial data of Accord. CIBC World Markets also applied a range of selected multiples of estimated calendar years 2000 and 2001 revenues and net income and of estimated five-year EPS growth rates derived from the selected companies for Polycom to corresponding financial data of Polycom. All multiples were based on closing stock prices on December 5, 2000. Estimated financial data for the selected companies, Accord and Polycom were based on publicly available research analysts' estimates.

        SELECTED PRECEDENT TRANSACTIONS ANALYSIS. CIBC World Markets reviewed, in evaluating Accord, the purchase prices and implied transaction multiples in the following 18 selected transactions in the video communications, voice-over internet protocol equipment and other related industries:

                          ACQUIROR                                TARGET
                          --------                                ------
-           Genesys Conferencing, Inc.             VIALOG Corporation
-           Cisco Systems, Inc.                    PixStream Incorporated
-           Cisco Systems, Inc.                    Komodo Technology, Inc.
-           Lucent Technologies Inc.               Spring Tide Networks, Inc.
-           ADC Telecommunications, Inc.           Centrigram Communications Corporation
-           Natural Microsystems Corporation       InnMediaLogic, Inc.
-           Clarent Corporation                    ACT Networks, Inc.
-           ADC Telecommunications, Inc.           PairGain Technologies, Inc.
-           Alcatel                                Newbridge Networks Corporation
-           Tellabs, Inc.                          SALIX Technologies Inc.
-           Natural Microsystems Corporation       QWES.com, Inc.
-           Lucent Technologies Inc.               Excel Switching Corporation
-           Cisco Systems, Inc.                    Calista Inc.
-           Newbridge Networks Corporation         Stanford Telecommunications, Inc.
-           Intel Corporation                      Dialogic Corporation
-           Alcatel                                Xylan Corporation
-           BATM Advanced Communications Ltd.      Telco Systems, Inc.
-           Cisco Systems, Inc.                    Selsius Systems, Inc.

        CIBC World Markets also reviewed, in evaluating Polycom, the purchase prices and implied transaction multiples in the following five selected transactions in the digital subscriber line access device, next generation networking equipment and other related industries:

                          ACQUIROR                                TARGET
                          --------                                ------
-           Nortel Networks Corporation            Sonoma Systems, Inc.
-           ADC Telecommunications, Inc.           PairGain Technologies, Inc.
-           Efficient Networks, Inc.               Flowpoint Corporation
-           Alcatel                                Xylan Corporation
-           Cisco Systems, Inc.                    Netspeed Inc.

        CIBC World Markets reviewed enterprise values in the selected transactions as a multiple of one-year and two-year forward revenues. CIBC World Markets also reviewed equity market values as a multiple of one-year and two-year forward net income. CIBC World Markets then applied a range of selected multiples of one-year and two-year forward revenues and net income derived from the selected transactions for Accord to estimated calendar years 2000 and 2001 revenues and net income of Accord. CIBC World Markets also applied a range of selected multiples of one-year and two-year forward revenues and net income derived from the selected transactions for Polycom to estimated calendar years 2000 and 2001 revenues and net income of Polycom. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for Accord and Polycom were based on publicly available research analysts' estimates.

        CONTRIBUTION ANALYSIS. CIBC World Markets compared the relative contributions of Accord and Polycom to the estimated revenues, earnings before interest and taxes, commonly referred to as EBIT, and net income of the combined company for calendar years 2000 and 2001. Estimated financial data for Accord and Polycom were based on publicly available research analysts' estimates. CIBC World

    Markets then derived implied exchange ratios based on the relative contributions of each of Accord and Polycom, after making adjustments for the capital structures of Accord and Polycom.

        HISTORICAL EXCHANGE RATIO ANALYSIS. CIBC World Markets performed an historical exchange ratio analysis using the daily closing prices of Accord ordinary shares and Polycom common stock from June 29, 2000, the date of the initial public offering of Accord ordinary shares, to December 5, 2000. CIBC World Markets calculated the implied exchange ratio for each trading day during that period by dividing the daily closing prices per Accord ordinary share by corresponding prices per share of Polycom common stock in order to derive an implied exchange ratio reference range for Accord ordinary shares and Polycom common stock.

    PRO FORMA MERGER ANALYSIS. CIBC World Markets analyzed the potential pro forma effect of the merger on Polycom's estimated earnings per share in calendar year 2001, based on publicly available research analysts' estimates. This analysis indicated that the merger could be accretive to, or result in an increase in, Polycom's estimated earnings per share in calendar year 2001. The actual results achieved by the combined company may vary from estimated results and the variations may be material.

    PREMIUMS PAID ANALYSIS. CIBC World Markets reviewed the purchase prices and implied premiums payable in selected stock-for-stock transactions in the technology industry announced from January 1999 to October 2000. For each of the selected transactions, CIBC World Markets reviewed the premium implied in the transaction based on the target company's closing stock price one trading day prior to the public announcement of the transaction and average closing stock prices for the one-week and four-week periods prior to the public announcement of the transaction. CIBC World Markets then applied a range of selected premiums derived from the selected transactions to Accord's closing stock price one trading day prior to the public announcement of the merger on December 5, 2000, and Accord's average closing stock prices for the one-week and four-week periods prior to December 5, 2000. This analysis indicated an implied equity reference range for Accord of approximately $8.23 to $14.37 per share, as compared to the equity value for Accord implied in the merger of approximately $14.14 per share based on the exchange ratio provided for in the merger and the closing price of Polycom common stock on December 5, 2000.

    OTHER FACTORS. In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

    - historical trading prices and trading volumes for Accord ordinary shares and Polycom common stock, including the trading price ranges for Accord ordinary shares between June 29, 2000 and December 5, 2000 and for Polycom common stock during the 52-week period preceding December 5, 2000;

    - the relationship between movements in Accord ordinary shares and Polycom common stock, movements in the common stock of the selected companies in the communications equipment industry and movements in the Nasdaq composite index; and

    - selected analysts' reports on Accord and Polycom.

    MISCELLANEOUS. Accord selected CIBC World Markets as its financial advisor in connection with the merger based on CIBC World Markets' reputation, expertise and familiarity with Accord and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets and its affiliates in the past have provided services to Accord unrelated to the merger, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates actively trade or hold securities of Accord and Polycom for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

    Accord has agreed to pay CIBC World Markets for its financial advisory services upon consummation of the merger an aggregate fee equal to 0.6% of the total consideration, including liabilities assumed, payable in the merger. In addition, Accord has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

MATTERS RELATING TO CERTAIN ACCORD DIRECTORS, OFFICERS AND AFFILIATES IN THE
  MERGER

    In considering the recommendation of Accord's board with respect to the merger agreement and the merger, Accord shareholders should be aware of certain matters relating to members of Accord's management and Accord's board of directors and the merger.

    OPTIONS. As of November 30, 2000, the total number of options held by the current executive officers and directors of Accord as a group (8 persons) was 1,555,455, all of which will be assumed by Polycom as a result of the merger. The options held by the current non-employee directors of Accord and those which will be granted to Accord's external directors are expected to vest in full immediately following the consummation of the merger. In addition, each of Jules DeVigne, Jeffrey Bradley, Philip Keenan and Amnon Shachar hold options which will partially vest if he is involuntarily terminated or, in some cases, if there is a significant adverse change in his title, job functions or responsibilities, following the consummation of the merger.

    INDEMNIFICATION. Polycom has agreed to cause Accord, as the surviving corporation in the merger, to fulfill and honor in all respects Accord's obligations under indemnification agreements between Accord and its directors and officers in effect immediately prior to the effective time of the merger (the "Indemnified Parties") and any indemnification provisions under Accord's articles of association as in effect as of December 5, 2000 to the maximum extent permitted by law. The articles of association of Accord following the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the articles of association as in effect on December 5, 2000, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

    DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Polycom has agreed to cause Accord, as the surviving corporation in the merger, to maintain in effect, for a period of three years from the completion of the merger, directors' and officers' liability insurance covering those persons who are currently covered by Accord's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of Accord; provided that Accord shall not be obligated to pay more than $750,000, in the aggregate, for such insurance, and if such insurance is in excess of such amount then Polycom is only required to maintain such coverage as is available for such amount.

COMPLETION AND EFFECTIVENESS OF THE MERGER

    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the shareholders of Accord. The merger will become effective in the manner provided for in Section 323 of the Israeli Companies Law--5759-1999 ("Israeli Companies Law") at the later of: (i) two business days after the satisfaction of the conditions to the completion of the merger as set forth in the merger agreement or (ii) February 26, 2001, which is the 71st day after the delivery of the merger proposal to the Registrar of Companies of the State of Israel.

    Polycom and Accord are working towards completing the merger as quickly as possible and hope to complete the merger promptly after the Accord extraordinary general meeting of shareholders.

STRUCTURE OF THE MERGER AND CONVERSION OF ACCORD ORDINARY SHARES

    In accordance with the merger agreement and with the Israeli Companies Law, Merger Sub Ltd., a transitory wholly-owned subsidiary of Polycom formed solely for the purpose of the merger, will be merged with and into Accord. As a result of the merger, the separate corporate existence of Merger Sub Ltd., will cease and Accord will survive the merger as a wholly-owned subsidiary of Polycom.

    Upon completion of the merger, each outstanding ordinary share of Accord, other than shares held by Accord, Polycom and their subsidiaries, will be converted into and represent the right to receive 0.3065 of a fully paid and nonassessable share of Polycom common stock. The exchange ratio will be proportionately adjusted for any future stock split, stock dividend or similar event with respect to Accord ordinary shares or Polycom common stock effected between the date of the merger agreement and the completion of the merger.

    No certificate or scrip representing fractional shares of Polycom common stock will be issued in connection with the merger. Instead, Accord shareholders will receive cash, without interest, in lieu of the fraction of a share of Polycom common stock they would otherwise receive equal to the product of the fraction and the average closing price of one share of Polycom common stock for the five most recent trading days before the effective time of the merger.

EXCHANGE OF ACCORD SHARE CERTIFICATES FOR POLYCOM STOCK CERTIFICATES

    When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Accord ordinary share certificates in exchange for Polycom stock certificates. When you deliver your Accord ordinary share certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Accord ordinary share certificates will be canceled and you will receive Polycom stock certificates representing the number of full shares of Polycom common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of Polycom common stock which would have been otherwise issuable to you as a result of the merger calculated as provided in the preceding paragraph.

    You should not submit your Accord ordinary share certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

    You are not entitled to receive any dividends or other distributions on Polycom common stock until the merger is completed and you have surrendered your Accord ordinary share certificates in exchange for Polycom stock certificates.

    If there is any dividend or other distribution on Polycom common stock with a record date after the completion of the merger and a payment date prior to the date you surrender your Accord ordinary share certificates in exchange for Polycom stock certificates, you will receive it with respect to the number of whole shares of Polycom common stock issued to you promptly after they are issued.

    If there is any dividend or other distribution on Polycom common stock with a record date after the completion of the merger and a payment date after the date you surrender your Accord ordinary share certificates in exchange for Polycom stock certificates, you will receive it with respect to the number of whole shares of Polycom common stock issued to you promptly after the payment date.

    Polycom will only issue a Polycom stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Accord share certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

CERTAIN MATERIAL UNITED STATES FEDERAL AND ISRAELI INCOME TAX CONSEQUENCES TO
  ACCORD SHAREHOLDERS

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a discussion of certain of the material United States ("U.S.") federal income tax consequences of the merger to Accord shareholders ("Holders"). The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to shareholders who are subject to special provisions of U.S. federal income tax law. For example, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to:

    - shareholders liable for alternative minimum tax;

    - shareholders that actually or constructively own, 5% or more by vote of the outstanding shares of Accord, or after the merger, will own, 5% or more by vote of the outstanding stock of Polycom;

    - holders of options or warrants to acquire Accord shares;

    - shareholders that hold their shares as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment composed of Accord shares and one or more other investments;

    - shareholders whose "functional currency" is not the U.S. dollar;

    - financial institutions;

    - insurance companies;

    - shareholders whose Accord shares constitute shares of a "passive foreign investment company," "foreign personal holding company," or "foreign investment company," as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code");

    - shareholders taxable as partnerships, fixed investment trusts, or other entities treated as tax "flow-through" entities for United States federal income tax purposes;

    - shareholders who acquired their Accord shares in compensatory transactions;

    - tax-exempt organizations;

    - traders in securities that elect mark-to-market accounting treatment; or

    - broker-dealers.

    Further the discussion below is limited to shareholders who hold Accord ordinary shares and, after the merger, Polycom common stock, as capital assets and does not address U.S. estate, gift, state or local taxation or taxation by countries other than the U.S. Finally, Accord believes that it is not a "passive foreign investment company" within the meaning of Section 1297(a) of Code, or a "foreign personal holding company" within the meaning of Section 552(a) of Code; Polycom believes that it is not a "U.S. real property holding corporation" within the meaning of Section 897 of the Code, and the discussion below so assumes.

    The discussion below is based on existing U.S. federal income tax law, including legislation, administrative rulings and court decisions, as well as on the U.S.--Israel income tax treaty (the "Treaty"), all as in effect on the date of this proxy statement/prospectus, all of which are subject to change, or changes in interpretation, possibly with retroactive effect. The foregoing discussion also assumes that the merger will be completed in accordance with the terms of the merger agreement and this proxy statement/ prospectus. No advance ruling has been requested or received from the U.S. Internal Revenue Service ("IRS") regarding the tax consequences of the transactions described herein and the IRS is not precluded from successfully asserting a contrary result.

    EACH ACCORD SHAREHOLDER IS ADVISED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES AND ISRAELI TAX CONSEQUENCES OF THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF

THE POLYCOM COMMON STOCK TO HIM, HER, OR IT IN EACH CASE IN LIGHT OF THE FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO HIM, HER, OR IT AND AS TO ANY U.S. ESTATE, GIFT, STATE, LOCAL, OR NON-U.S./NON-ISRAELI TAX CONSEQUENCES OF THE MERGER.

    U.S. HOLDERS

    The following discussion summarizes the material federal income tax consequences of the Merger to Holders who are U.S. persons ("U.S. Holders"). As used in this discussion, a "U.S. Holder" means a Holder who is:

    - a citizen or individual resident of the U.S.;

    - a corporation organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if, in general, the trust is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code.

    This summary is not a comprehensive description of all of the tax consequences that may be relevant to U.S. Holders. For example, this discussion does not describe tax consequences that arise from rules that apply to some classes of taxpayers. This discussion also does not describe tax consequences that are generally assumed to be known by investors.

    Completion of the merger is conditioned on the receipt by Polycom of an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, Polycom's tax counsel, and the receipt by Accord of an opinion from Testa, Hurwitz & Thibeault, LLP, Accord's tax counsel, stating that the merger will be a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based upon existing law and the continuing truth and accuracy of representations made by Polycom, Accord, and Merger Sub, and will be subject to certain assumptions and qualifications. The tax opinions are not binding on the IRS or the courts, and there can be no assurance that the IRS or the courts will not take a contrary view.

    Provided that the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code:

    - no gain or loss will be recognized by U.S. Holders upon the receipt of Polycom common stock solely in exchange for Accord ordinary shares in the merger, except to the extent of cash received in lieu of a fractional share of Polycom;

    - cash payments received by Accord shareholders in lieu of a fractional share of Polycom common stock will result in capital gain (or loss) measured by the difference between the cash payment received and the portion of the adjusted tax basis in the Accord ordinary shares surrendered that is allocable to such fractional share. Such gain (or loss) will be long-term capital gain (or loss) if the holding period of the Accord ordinary shares deemed to have been exchanged for the fractional share of Polycom common stock is more than one year at the effective time of the merger;

    - the aggregate tax basis of the Polycom common stock received by U.S. Holders in the merger will be the same as the aggregate adjusted tax basis of the Accord ordinary shares surrendered in exchange, reduced by any tax basis allocable to a fractional share for which cash is received; and

    - the holding period of Polycom common stock received by each U.S. Holder in the merger will include the holding period of the Accord ordinary shares surrendered in exchange.

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
    A successful IRS challenge to the "reorganization" status of the merger would result in a U.S. Holder recognizing gain or loss with respect to each Accord ordinary share surrendered in the merger, equal to the difference between the U.S. Holder's adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the Polycom common stock received in exchange. In such event, a U.S. Holder's aggregate tax basis in the Polycom common stock received would equal its fair market value as of the effective time of the merger, and the U.S. Holder's holding period for such stock would begin the day after the merger.

    U.S. Holders will be required to attach a statement to their tax returns for the year of the merger that contains the information described in United States Treasury Regulation Section 1.368-3(b). U.S. Holders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

    TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ACCORD SHAREHOLDERS WILL DEPEND ON THEIR PARTICULAR SITUATION. ACCORD SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS. THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER.

    NON-U.S. HOLDERS

    The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of Polycom common stock by a Non-U.S. Holder. For this purpose, the term "Non-U.S. Holder" is defined as any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to Non-U.S. Holders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular Non-U.S. Holders in light of their personal circumstances, nor does it discuss certain tax provisions which may apply to individuals who relinquish their U.S. citizenship or residence.

    An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) of the U.S. by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

    DIVIDENDS

    In the event that dividends are paid on shares of Polycom common stock, dividends paid to a Non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under the Treaty, the rate of withholding tax is generally reduced to 25 percent in respect of dividends paid to a person who is the beneficial owner thereof and who is a resident of Israel for the purposes of the Treaty. To claim the benefit of a lower rate under an income tax treaty, a Non-U.S. Holder of common stock must comply with certain certification or documentary evidence procedures, including filing with the payor an IRS
Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under such tax treaty.

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
    Dividends paid on shares of Polycom common stock that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States, and, in the event that an income tax treaty applies, are also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, the dividends will not be subject to withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

    A Non-U.S. Holder of Polycom common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

    GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of Polycom common stock unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder; or in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met.

    FEDERAL ESTATE TAX

    Polycom common stock owned or treated as owned by a Non-U.S. Holder at the time of death, or Polycom common stock of which the Non-U.S. Holder made certain lifetime transfers, will be included in such Holder's gross estate for U.S. federal estate tax purposes and therefore may be subject to United States federal estate tax, unless an applicable income tax treaty or estate tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Generally, Polycom must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or certain other agreements.

    Backup withholding is imposed at the rate of 31% on certain payments to persons that fail to furnish certain identifying information to the payor. A Non-U.S. Holder generally will be subject to withholding tax at a 31% rate unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or under certain circumstances through an intermediary. Backup withholding and information reporting generally will also apply to dividends paid on common stock at addresses inside the United States to Non-U.S. Holders that fail to provide certain identifying information in the manner required.

    Payment of the proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States (or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership), such payments will be subject to information reporting, and may be subject to backup withholding, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER

    The following is a summary discussion of certain Israeli tax consequences of the merger. The following summary is based upon the Israeli Income Tax Ordinance (New Version) 1961, as amended, and other laws and regulations, all as in effect as of the date of this proxy statement/prospectus. No assurance can be given that future legislation, regulations or interpretations will not significantly change the tax consequence described below, and any such change may apply retroactively. This summary does not discuss all aspects of Israeli tax consequences which may apply to particular holders of Accord ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Holders of Accord ordinary shares should consult their own tax advisors as to the Israeli tax consequences of the merger applicable to them.

    In general, under the Israeli Income Tax Ordinance, the exchange of shares of an Israeli company for shares of another company is deemed to be a sale of capital assets located in Israel.

    Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel by both residents and non-residents of Israel unless a tax treaty between Israel and the seller's country of residence.

    Regulations promulgated under the Israeli Income Tax Ordinance currently provide for an exemption from Israeli capital gains tax on gains derived from the sale of shares of "Industrial Companies" or "Industrial Holding Companies" which are traded in certain United States securities markets, including Nasdaq, by holders of Accord's ordinary shares who acquired their shares at the time of the initial public offering of Accord, or in the public market any time thereafter "qualified holders." Accord believes that it is currently an "Industrial Company", and that, as a result, the exchange of Accord's ordinary shares in the merger by qualified holders will qualify for that exemption. The foregoing exemption does not apply to shareholders that are subject to the Inflationary Adjustments Law--1985, and to shareholders for whom trading in securities is their business, as defined under Israeli law.

    Polycom does not qualify as an "Industrial Company" under Israeli law. As a result, Israeli taxpayers will not have the benefit of the exemption on any gains from the shares of Polycom they receive in the merger in exchange for their shares in Accord. However under recent tax legislation, if the tax ruling referred to below is obtained, any gains derived from the sale of the shares of Polycom received by Israeli qualified holders in exchange for their shares of Accord may also be exempt from Israeli capital gains tax.

    In addition to the exemption from capital gains tax described above, a non-Israeli tax resident shareholder may enjoy a capital gains tax exemption under the terms of a relevant tax treaty. For example, the U.S. - Israel Tax Treaty will exempt persons who qualify under the treaty as residents of the United States, referred to as "treaty U.S. residents," from Israeli capital gains tax in connection with the exchange of the Accord ordinary shares in the merger provided that such treaty U.S. resident has not held, directly or indirectly, shares representing 10% or more of the voting rights of Accord at any time during the twelve-month period preceding the merger and that the Accord ordinary shares were not purchased through a permanent establishment of such person in Israel.

    Under the merger agreement, a ruling of the Israeli Income Tax Authorities will be required as a condition for Accord to complete the merger. It is expected that the ruling will mainly provide that:

    - with respect to certain shareholders of Accord who acquired their Accord shares prior to Accord's initial public offering, any obligation of such shareholders to pay Israeli capital gains tax on the exchange of the Accord ordinary shares in the merger will be deferred until the earlier of at least two years after the closing of the merger or the date on which such shareholder sells the Polycom shares received in the merger, and

    - the exchange of options to purchase Accord shares for options to purchase Polycom shares will not result in immediate Israeli taxation and that Israeli taxation will be deferred, or in the case of Accord options which are part of an employee stock option plan which is subject to Section 102 of the Israeli Income Tax Ordinance, until the actual sales of the Polycom shares by the option holders.

    It should be noted that the ruling will be conditioned upon the retention of the Polycom shares or options by a trustee in order to secure the payment of the Israeli tax.

    Under the merger agreement, Polycom's obligation to complete the merger is contingent upon Accord's receipt of the Israeli tax ruling outlined above or, alternatively, the creation of a mechanism, reasonably acceptable to Polycom, for the withholding of taxes to be paid in connection with the merger.

    The merger agreement also provides that Accord shall be allowed to comply with any conditions contained in the ruling or reasonable requests made by the Israeli Tax Commission in connection with its delivery of such ruling. Accord is expected to file the application for the ruling with the Israeli income tax authorities in the near future.

ACCOUNTING TREATMENT OF THE MERGER

    Polycom intends to account for the merger as a pooling-of-interests. Under the pooling-of-interests method of accounting, each of Polycom's and Accord's historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include Polycom's and Accord's operating results for the entire fiscal year in which the merger is completed and Polycom's and Accord's historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

U.S. REGULATORY FILINGS

    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents this transaction from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and related waiting period expires or is terminated early. Polycom and Accord intend to make the required filings under applicable antitrust laws with the Department of Justice and the Federal Trade Commission. The Department of Justice or the Federal Trade Commission may challenge the merger at any time before its completion.

    ISRAELI GOVERNMENTAL APPROVALS

    ISRAELI COMPANIES LAW. Under the Israeli Companies Law, Polycom and Accord may not complete the merger without making certain filings and notifications to the Israeli Companies Registrar.

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
    - MERGER PROPOSAL. Each merging company is required to file with the Israeli Companies Registrar, jointly with the other merging company, a "merger proposal" setting forth certain details with respect to the merger. Accord and Merger Sub Ltd. filed the required merger proposals with the Companies Registrar on December 17, 2000.

    - NOTICE TO CREDITORS. In addition, each merging company is required to notify its creditors of the proposed merger. Pursuant to the Companies Law, a copy of the merger proposal must be sent to the secured creditors of each company, substantial creditors must be informed individually of the filing of the merger proposal with the Israeli Companies Registrar and where it can be reviewed and unsecured creditors must be informed of the merger by publication in daily newspapers in Israel and where necessary elsewhere and by making the merger proposal available for review. Creditors are entitled to apply to the appropriate court to request a delay or an order preventing the merger. Accord and Merger Sub Ltd. notified their respective creditors of the merger in accordance with the foregoing requirements and, because Accord's shares are traded on The Nasdaq National Market, Accord has also published an announcement of the merger in a daily newspaper in the U.S. The merging companies must notify the Israeli Companies Registrar of each notice to their creditors.

    - SHAREHOLDER APPROVAL NOTICE. The merger must then be approved by the shareholders of each merging company. After shareholder approval, each of the merging companies will file a notice with the Israeli Companies Registrar concerning the decision of the shareholders. Assuming that the shareholders of each of the merging companies approve the merger and that all of the statutory procedures and requirements have been complied with, and so long as at least 70 days from the date of the filing of the merger proposal with the Israeli Companies Registrar have lapsed and the Israeli Commissioner of Restrictive Trade Practices has not filed an objection to the merger, the merger will become effective and the Companies Registrar will be required to register the merger in the surviving company's register and to issue the surviving company a certificate to that effect.

    OFFICE OF THE CHIEF SCIENTIST. The Office of the Chief Scientist is a part of Israel's Ministry of Trade and Industry and provides research and development grants to high-tech companies, subject to an obligation to pay royalties on revenue derived from products developed under programs funded by the grants or based on technology funded by the grants. Accord has obtained grants from the Office of the Chief Scientist for different development programs. The consent of the Office of the Chief Scientist is required for any purchase of shares of a company funded by the Office of the Chief Scientist by a non-Israeli entity, and therefore, the approval of the merger by Office of the Chief Scientist is required. Pursuant to the merger agreement, Polycom has agreed to comply with the laws and regulations of the Office of the Chief Scientist and to confirm to the Office of the Chief Scientist that after the completion of the merger Accord will continue its operations in an manner consistent with Accord's previous undertakings to the Office of the Chief Scientist. However, we cannot assure you that these actions will be sufficient for the consent of the Office of the Chief Scientist to be granted. The conditions of the Office of the Chief Scientist grants also generally place limitations on the sale or transfer of the technology or know how from research and development funded by the Office of the Chief Scientist or of the rights to manufacture the products based thereon.

    ISRAELI INVESTMENT CENTER IN THE ISRAELI MINISTRY OF INDUSTRY AND
COMMENCE. The Investment Center, which is also a part of Israel's Ministry of Trade and Industry, provides various benefits to Israeli companies, including grants to finance capital investments and tax benefits ranging from reduced rates of company tax to a full tax exemption for a fixed period, depending on a number of factors. Accord has received tax benefits from the Investment Center. In general, the consent of the Investment Center is required for any purchase of shares of a company which has received benefits from the Israeli Investment Center, and therefore the approval of the Investment Center to the merger is required. Polycom has also agreed to comply with the laws and regulations of the Investment Center and to confirm to the Investment Center that after the completion of the merger Accord will continue its operations in a manner consistent

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
with Accord's previous undertakings to the Investment Center. However, we cannot assure you that these actions will be sufficient for the consent to be granted.

    ISRAELI INCOME TAX AUTHORITIES. Under the merger agreement, a ruling of the Israeli Income Tax Commissioner will be required as a condition for Accord to complete the merger. Please see the related discussion on pages 41 and 42 of this proxy statement/prospectus.

    ISRAELI SECURITIES AUTHORITY. In connection with the merger, Polycom will require an exemption, pursuant to Section 15D of the Israeli Securities Law 1968, from the requirement to publish a prospectus in respect of the exchange of the Accord options granted to employees of Accord for the Polycom options. Polycom may also require a comfort letter or exemption from the Israeli Securities Authority with respect to the requirement to publish a prospectus in respect of the exchange of ordinary shares of Accord for shares of Polycom common stock and in respect of the exchange of options and warrants to purchase Accord shares for options and warrants to purchase shares of Polycom common stock.

    ISRAELI RESTRICTIVE TRADE PRACTICES LAW. Polycom and Accord will request the consent of the Commissioner of Restrictive Trade Practices as required by Israel's Restrictive Trade Practices Law, 1968.

OTHER APPROVALS

    If any additional governmental approvals or actions are required, we intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any approvals or actions.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF ACCORD AND POLYCOM

    The shares of Polycom common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Polycom common stock issued to any person who is deemed to be an affiliate of either Polycom or Accord. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either Polycom or Accord and may include some of each company's respective officers and directors, as well as some of each company's respective principal stockholders. Certain shareholders of Accord and Polycom who may be considered affiliates of Accord and Polycom, respectively, entered into affiliate agreements in connection with the merger. Affiliates may not sell their shares of Polycom common stock acquired in connection with the merger unless:

    - the sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) under the Securities Act;

    - the sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration;

    - the affiliate delivers to Polycom a written opinion of counsel, reasonably acceptable to Polycom in form and substance, that the sale, transfer or other disposition is otherwise exempt from registration under the Securities Act; or

    - an authorized representative of the U.S. Securities and Exchange Commission has provided written advice to the affiliate that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, regarding the proposed disposition, if consummated.

    This proxy statement/prospectus does not cover the resale of shares of Polycom common stock to be received by affiliates in the merger.

    Under the affiliate agreements, each of the persons who has entered into such an agreement has agreed not to sell or otherwise dispose of, or to reduce their risk relative to, any ordinary shares of Accord or Polycom common stock owned by them during the period beginning 30 days prior to the merger and ending after Polycom publicly announces financial results covering at least
30 days of combined operations of Polycom and Accord. Polycom will be entitled to place appropriate legends on the certificates evidencing any Polycom common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Polycom common stock. These persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Polycom common stock to be received by them in the merger.

NASDAQ LISTING OF POLYCOM COMMON STOCK TO BE ISSUED IN THE MERGER

    Polycom will list the shares of Polycom common stock to be issued in the merger on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF ACCORD ORDINARY SHARES AFTER THE MERGER

    If the merger is completed, Accord ordinary shares will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

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
                              THE MERGER AGREEMENT

CONDITIONS TO COMPLETION OF THE MERGER

    In addition to the conditions applicable to either Polycom or Accord set forth below, Polycom's and Accord's obligations to complete the merger are subject to the satisfaction or mutual waiver of each of the following conditions:

    - the merger agreement must be approved and adopted and the merger must be approved by the requisite vote of the holders of Accord ordinary shares entitled to vote;

    - Polycom's registration statement, of which this proxy statement/prospectus forms a part, must be effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for suspension of its effectiveness, and no similar proceeding in respect of this document, shall have been initiated or threatened in writing by the SEC;

    - no governmental entity shall have enacted or issued any statute, rule, regulation, executive order, decree, injunction or other order which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

    - all applicable waiting periods under U.S. antitrust laws relating to the merger must have expired or been terminated, and all material foreign antitrust approvals required to be obtained prior to the merger must have been obtained;

    - each of Polycom and Accord must have received from their respective tax counsel in form and substance reasonably acceptable to Polycom or Accord, as the case may be, an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

    - Polycom and Accord shall have received all Israeli governmental approvals required for the consummation of the merger.

    Accord's obligation to complete the merger is subject to the satisfaction at or prior to the date the merger is to be completed of each of the following conditions, any of which may be waived, in writing, exclusively by Accord:

    - The representations and warranties of Polycom and Merger Sub contained in the merger agreement shall have been true and correct as of December 5, 2000 and shall be true and correct on and as of the date that the merger is completed with the same force and effect as if made on such date, except:

       - in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Polycom;

       - for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause, as of such particular date);

       - for inaccuracies resulting from changes or actions contemplated or permitted by the merger agreement;

           - (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "material adverse effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded); and

           - Accord shall have received a certificate with respect to the above conditions signed on behalf of Polycom by an authorized officer of Polycom.

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
    - Polycom and Merger Sub must have performed or complied with in all material respects all of the agreements and covenants they are required to perform or comply with by the merger agreement at or before completion of the merger and deliver a signed certificate to Accord to that effect; and

    - Accord shall have obtained a ruling from the Israeli Income Tax Commissioner which defers any obligation to pay capital gains tax on the exchange of the Accord ordinary shares being exchanged in the merger until the earlier of two (2) years after the closing or the date on which a shareholder sells the Polycom shares received as of the closing of the merger, and confirms that the conversion of the outstanding options to purchase Accord ordinary shares into options to purchase Polycom shares will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the Accord options that are assumed by Polycom, or in the event of Accord options which are assumed by Polycom and are part of a "Section 102 Plan," until the actual sale of the Polycom shares by the option holders.

    Polycom and Merger Sub's obligations to complete the merger are subject to the satisfaction at or prior to the date the merger is to be completed of each of the following conditions, any of which may be waived, in writing, exclusively by Polycom:

    - The representations and warranties of Accord contained in the merger agreement shall have been true and correct as of December 5, 2000 and shall be true and correct on and as of the date the merger is completed with the same force and effect as if made on such date except:

       - in each case, or in the aggregate, and subject to certain limited exceptions, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Accord;

       - for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause, as of such particular date); and

       - for inaccuracies resulting from changes or actions contemplated by the merger agreement;

           - (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "material adverse effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded); and

           - Polycom shall have received a certificate with respect to the foregoing signed on behalf of Accord by the Chief Executive Officer and the Chief Financial Officer of Accord.

    - Accord must have performed or complied with in all material respects all of the agreements and covenants required by the merger agreement to be performed or complied with by Accord at or before completion of the merger and deliver a signed certificate to Polycom to that effect; and

    - Accord must have obtained the consents, waivers and approvals required to be obtained by it in connection with the transactions contemplated by the merger.

REPRESENTATIONS AND WARRANTIES

    Polycom and Accord each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

    The representations and warranties given by Accord cover the following topics, among others, as they relate to Accord and its subsidiaries:

    - corporate organization and its qualification to do business;

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
    - memorandum of association and articles of association;

    - capitalization;

    - corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

    - absence of a breach of Accord's memorandum of association, articles of association or material agreements as a result of the merger;

    - receipt of regulatory approvals required to complete the merger;

    - compliance with applicable laws and its receipt of material permits required to conduct its business;

    - forms and reports filed with the SEC;

    - financial statements contained in its SEC filings;

    - liabilities;

    - changes or events in Accord's business since September 30, 2000;

    - litigation involving Accord;

    - employee matters and benefit plans;

    - information supplied by Accord for use in the registration statement of which this proxy statement/ prospectus forms a part;

    - restrictions on the conduct of Accord's business;

    - title to the properties Accord owns and the validity of its leases;

    - taxes and tax returns;

    - payment by Accord of fees to brokers or finders in connection with the merger agreement and the merger;

    - intellectual property;

    - material agreements, contracts and commitments;

    - environmental matters;

    - the opinion of Accord's financial advisor;

    - insurance policies;

    - approval of the board of directors of Accord;

    - inapplicability of certain takeover laws to the merger;

    - pending or outstanding grants, incentives or subsidies from the Government of the State of Israel to Accord; and

    - the taking by Accord of any action that would impact the treatment of the merger as a pooling-of-interests.

    The representations and warranties given by Polycom cover the following topics, among others, as they relate to Polycom and its subsidiaries:

    - corporate organization and qualification to do business;

    - certificate of incorporation and bylaws;

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
    - capitalization;

    - corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

    - absence of a breach of Polycom's certificate of incorporation or bylaws or material agreements as a result of the merger;

    - receipt of regulatory approvals required to complete the merger;

    - forms and reports filed with the SEC;

    - financial statements contained in Polycom's SEC Filings;

    - liabilities;

    - litigation involving Polycom or its ability to complete the merger;

    - information supplied by Polycom for use in the registration statement of which this proxy statement/ prospectus forms a part;

    - the taking by Polycom of any action that would impact the treatment of the merger as a pooling-of-interests;

    - compliance with applicable laws and its receipt of material permits required to conduct its business;

    - Merger Sub's prior activities; and

    - the obligations of Accord and Merger Sub following the completion of the merger.

    The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

ACCORD'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    Accord has agreed that until the earlier of the completion of the merger or the termination of the merger agreement, unless Polycom consents in writing, or as contemplated by the merger agreement, Accord will operate its business in the ordinary course and in substantially the same manner as previously conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes and pay or perform its other material obligations when due (subject to good faith disputes over such obligations) and use its commercially reasonable efforts consistent with past practices and policies to:

    - preserve intact its current business organization;

    - keep available the services of its current officers and employees; and

    - preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

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
    Accord has also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, unless Polycom consents in writing, or as contemplated by the merger agreement, Accord will not do any of the following:

    - with certain exceptions, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options, or reprice any options;

    - with certain exceptions, grant any severance or termination pay;

    - transfer or license its intellectual property other than in the ordinary course of business;

    - declare, set aside or pay any dividends or make other distributions on its capital stock;

    - with certain exceptions, purchase, redeem or otherwise acquire any shares of capital stock;

    - with certain exceptions, issue, deliver, sell, authorize, pledge or encumber any shares of capital stock;

    - cause, permit or propose any amendment to its memorandum of association or articles of association;

    - acquire or agree to acquire another entity or business;

    - with certain exceptions, sell, lease, license, encumber, convey, assign, sublicense or dispose of or transfer its assets other than in the ordinary course of business;

    - with certain exceptions, incur or guarantee any indebtedness for borrowed money;

    - adopt or amend any employee benefit program, plan or policy, enter into any employment relationship other than in the ordinary course of business or enter into any employment arrangement with any person who would be an officer of Accord or who would be paid in excess of $250,000 in the aggregate per year;

    - pay, discharge, settle or satisfy any litigation other than in the ordinary course of business;

    - make any individual or series of related payments in excess of $100,000 other than in the ordinary course of business;

    - with certain exceptions, enter into or modify any contracts relating to the distribution, sale, license or marketing of Accord's products;

    - modify, amend or terminate any other material contracts;

    - except as required by GAAP, revalue assets or change accounting methods, principles or practices;

    - with certain exceptions, make any individual or series of related payments in excess of $250,000 in the aggregate other than in the ordinary course of business;

    - with certain exceptions, enter into any contracts requiring a payment of more than $500,000 over the term of such contract;

    - engage in any action that would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code;

    - engage in any action that would reasonably be expected to interfere with Polycom's ability to account for the merger as a pooling-of-interests;

    - make any tax election or accounting method change inconsistent with past practice that would adversely affect any material tax liability; or

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
    - engage in any action with the intent to adversely impact or materially delay the transactions contemplated in the merger agreement.

    The agreements related to the conduct of Accord's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Conduct Prior to the Effective Time."

POLYCOM'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    Polycom has agreed that until the earlier of the completion of the merger or termination of the merger agreement, unless Accord consents in writing or as permitted by the merger agreement, Polycom will not do any of the following:

    - engage in any action that could reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code;

    - interfere with Polycom's ability to account for the merger as a pooling-of-interests.

    - declare, set aside or pay any dividends or make other distributions on its capital stock unless the exchange ratio is appropriately adjusted; or

    - engage in any action with the intent to, or which would, directly or indirectly, adversely impact or materially delay the transactions contemplated in the merger agreement.

NO SOLICITATION INVOLVING ACCORD

    Accord has agreed that until the merger is completed or the merger agreement is terminated, subject to limited exceptions, neither it nor any of its subsidiaries, nor any of its officers, directors, investment bankers, attorneys or other advisors or representatives, will, directly or indirectly:

    - solicit, initiate or take any action intended to encourage or induce the making, submission or announcement of any acquisition proposal, as defined below;

    - engage or participate in any discussions or negotiations regarding any acquisition proposal;

    - furnish to any person any information with respect to any acquisition proposal;

    - take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal;

    - approve, endorse or recommend any acquisition proposal without complying with the provisions described below; or

    - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an acquisition transaction, as defined below.

    Notwithstanding the above provisions, between the date of the merger agreement and at any time prior to the approval of the merger agreement and the merger by Accord's shareholders, Accord's board of directors is free to comply with Rule 14d-9 or 14e-2(a) of the United States Securities Exchange Act of 1934, as amended or Section 329 of the Israeli Companies Law with regard to a tender offer or exchange offer.

    Further, notwithstanding the above provisions, between the date of the merger agreement and at any time prior to the approval of the merger agreement and the merger by Accord's shareholders, Accord's

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
board of directors may engage or participate in discussions or negotiations with and furnish information to a person or group making an acquisition proposal, if all of the following conditions are met:

    - Accord's board of directors reasonably concludes that the acquisition proposal constitutes a superior proposal, as defined below;

    - the acquisition proposal is unsolicited, bona fide and is not withdrawn;

    - Accord's board of directors concludes in good faith, after consultation with its outside legal counsel, that the action is required in order for Accord's board of directors to comply with its fiduciary obligations under Israeli law;

    - at least two days prior to furnishing any information to, or entering into discussions or negotiations with the person or group, Accord gives Polycom written notice of the identity of the person or group and of Accord's intention to take these actions, and Accord receives from the person or group an executed agreement with confidentiality provisions at least as restrictive as the confidentiality agreement between Accord and Polycom; and

    - concurrently with furnishing any information to the person or group, Accord furnishes the same information to Polycom, to the extent this information has not been previously furnished by Accord to Polycom.

    Accord has agreed to provide Polycom at least 48 hours prior notice (or lesser notice as given to Accord's board) of a meeting of its board of directors at which its board of directors is reasonably expected to consider an acquisition proposal and to provide Polycom at least one business day prior written notice of a meeting of its board of directors and a copy of the definitive documentation relating to a superior proposal in which its board of directors is reasonably expected to recommend a superior proposal to its shareholders.

    Accord has agreed to promptly as practicable (and in any event within 24 hours) advise Polycom orally and in writing of any request received by Accord for information which Accord reasonably believes would lead to an acquisition proposal, or of any acquisition proposal, or any inquiry received by Accord which Accord reasonably believes would lead to any acquisition proposal, including the following:

    - the material terms and conditions of such request, acquisition proposal or inquiry; and

    - the identity of the person or group making any the request, acquisition proposal or inquiry.

    Accord has further agreed to keep Polycom informed in all material respects of the status and details, including material amendments or proposed amendments, of any such request, acquisition proposal or inquiry.

    Under the merger agreement, Accord's board of directors is allowed to withhold, withdraw, modify, amend or change its unanimous recommendation in favor of the approval of the merger agreement if a superior proposal is made to Accord and not withdrawn, neither Accord nor any of its representatives has breached the non-solicitation provisions of the merger agreement, and Accord's board of directors concludes in good faith, after consultation with its outside legal counsel, that, in light of the superior proposal, the withholding, withdrawing, amending, modifying or changing of its recommendation is required in order for Accord's board of directors to comply with its fiduciary obligations under Israeli law; provided that Polycom is given at least two business days prior written notice (or any lesser notice that is provided to Accord's board) of any public announcement of any such matter and the opportunity to meet with Accord and its counsel. Regardless of whether there has been a superior offer or any change or other action described above, Accord is obligated under the merger agreement to hold and convene the Accord general meeting.

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
    An "acquisition proposal" is any offer or proposal, other than an offer or proposal by Polycom, contemplating any acquisition transaction. An "acquisition transaction" is any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) that involves:

    - any acquisition or purchase from Accord by any person or "group", as defined under Section 13(d) of the Securities Exchange Act, of more than a 15% interest in the total outstanding voting securities of Accord or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Accord;

    - any merger, consolidation, business combination or similar transaction involving Accord in which the shareholders of Accord immediately preceding the transaction hold, directly or indirectly, less than 85% percent of the equity interests in the surviving or resulting entity;

    - any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% percent of the assets of Accord; or

    - any liquidation, dissolution, recapitalization or other significant corporate reorganization of Accord.

    A "Superior Proposal" is any bona fide, unsolicited written acquisition proposal involving the acquisition of all outstanding voting securities of Accord where:

    - the cash consideration, if any is involved, shall not be subject to any financing contingency, and with respect to which Accord's board of directors shall have reasonably determined (taking into account the advice of Accord's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and

    - Accord's board of directors shall have reasonably and in good faith determined that the proposed acquisition transaction provides greater value to the shareholders of Accord than the Merger (taking into account the advice of Accord's financial advisors).

OTHER MATTERS PRIOR TO THE COMPLETION OF THE MERGER

    MERGER PROPOSAL; NOTICE TO CREDITORS. Accord and Merger Sub have executed a merger proposal in accordance with certain provisions of the Israeli Companies Law and have delivered this merger proposal to the Israeli Companies Registrar on December 17, 2000. Accord and Merger Sub have delivered the merger proposal to the secured creditors of Accord and Merger Sub and have given notice of the merger to the non-secured creditors of each company, as required by the Israeli Companies Law. Please see the related discussion on page 42 of the proxy statement/prospectus.

    ACCORD SHAREHOLDER MEETING. Accord is required to take all actions necessary to call and convene a shareholders' meeting to vote on the proposal to approve and adopt the merger agreement and approve the merger and must use commercially reasonable efforts to solicit proxies in favor of approval of the merger. Within three days following approval of the merger by Accord's shareholders Accord must inform the Israeli Companies Registrar of such approval.

    ACCORD'S EMPLOYEE BENEFIT PLANS. Accord is required to terminate, effective as of the day immediately before completion of the merger, any and all of its 401(k) plan unless Polycom provides notice to do otherwise.

    TREATMENT OF ACCORD STOCK OPTIONS. Upon completion of the merger, each outstanding option to purchase Accord ordinary shares will be assumed by Polycom and will become exercisable for the number of whole shares of Polycom common stock equal to 0.3065 times the number of shares of Accord ordinary shares to which the option related immediately prior to the completion of the merger, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per Accord ordinary share

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
subject to the option before the merger divided by 0.3065, rounded up to the nearest whole cent. The other terms of each option and the Accord option plans under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration.

    Polycom will file a registration statement on Form S-8 for the shares of Polycom common stock issuable with respect to assumed options under the Accord stock option plan as soon as is reasonably practicable after the completion of the merger.

    ACCORD WARRANTS. Upon completion of the merger, Polycom will assume each outstanding warrant to purchase Accord ordinary shares. Each warrant assumed by Polycom will continue to have, and be subject to, the same terms and conditions of that warrant immediately prior to the completion of the merger, except that each warrant will be exercisable for that number of shares of Polycom common stock that were issuable upon exercise of the warrant immediately prior to the completion of the merger multiplied by 0.3065 and the per share exercise price for the shares of Polycom common stock will be equal to the quotient determined by dividing the exercise price per share immediately prior to the completion of the merger by 0.3065.

    INDEMNIFICATION. Polycom has agreed to cause Accord, as the surviving corporation in the merger, to fulfill and honor in all respects Accord's obligations under indemnification agreements between Accord and its directors and officers in effect immediately prior to the effective time of the merger (the "Indemnified Parties") and any indemnification provisions under Accord's articles of association as in effect as of December 5, 2000 to the maximum extent permitted by law. The articles of association of Accord following the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the articles of association as in effect on December 5, 2000, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

    DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Polycom has agreed to cause Accord, as the surviving corporation in the merger, to maintain in effect, for a period of three years from the completion of the merger, directors' and officers' liability insurance covering those persons who are currently covered by Accord's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of Accord; provided that Accord shall not be obligated to pay more than $750,000, in the aggregate, for such insurance, and if such insurance is in excess of such amount then Polycom is only required to maintain such coverage as is available for such amount.

    NASDAQ LISTING. Polycom will cause its shares of common stock that will be issued in connection with the merger to be approved for listing or trading on Nasdaq.

    SETTLEMENT AGREEMENT. Prior to the merger, Accord will pay to Ezenia! Inc. the payment required by a settlement agreement entered into between Accord and Ezenia!.

    REPAYMENT OF GRANTS. On or before December 31, 2000 Accord will repay all grants, including principal, interest and any other amounts owed, received by it from the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement by Accord shareholders:

    - by mutual written consent, duly authorized by the boards of directors of Polycom and Accord;

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
    - by either Polycom or Accord, if the merger is not completed by May 31, 2001 for any reason, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before May 31, 2001 if such action or failure to act constitutes a breach of the merger agreement;

    - by either Polycom or Accord, if there is any order, decree, ruling or other action of a governmental entity having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable;

    - by either Polycom or Accord, if the merger agreement fails to receive the requisite vote for approval and adoption by the shareholders of Accord at the Accord extraordinary general meeting, except that this right to terminate the merger agreement is not available to any party if such party's action or failure to act constitutes a breach by such party of the merger agreement and such party's action or failure to act has been the cause of the failure to obtain shareholder approval;

    - by Accord, upon a breach of any representation, warranty, covenant or agreement on the part of Polycom set forth in the merger agreement, or if any of Polycom's representations or warranties becomes inaccurate, in either case, such that the applicable conditions to Accord's obligation to complete the merger would not be met. However, if the inaccuracy or breach is curable by Polycom, and Polycom continues to exercise commercially reasonable efforts to cure this inaccuracy or breach, Accord may not terminate the merger agreement for 30 days after delivery of written notice from Accord to Polycom of the breach or inaccuracy. If the breach is cured during those 30 days, Accord may not exercise this termination right;

    - by Polycom, upon a breach of any representation, warranty, covenant or agreement on the part of Accord set forth in the merger agreement, or if any of Accord's representations or warranties becomes inaccurate, in either case such that the applicable condition to Polycom's obligation to complete the merger would not be met. However, if the inaccuracy or breach is curable by Accord, and Accord continues to exercise commercially reasonable efforts to cure this inaccuracy or breach, Polycom may not terminate the merger agreement for 30 days after delivery of written notice from Polycom to Accord of the inaccuracy or breach. If the inaccuracy or breach is cured during those 30 days Polycom may not exercise this termination right;

    - by Polycom, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on Accord that is not curable by Accord through the exercise of its commercially reasonable efforts;

    - by Accord, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on Polycom that is not curable by Polycom through the exercise of its commercially reasonable efforts; and

    - by Polycom if a triggering event (as defined below) shall have occurred.

    A "triggering event" shall occur if:

    - Accord's board of directors, or any of its committees, withdraws or amends or modifies in a manner adverse to Polycom, its recommendation in favor of the approval and adoption of the merger agreement and approval of the merger;

    - Accord fails to include in this proxy statement/prospectus the recommendation of Accord's board of directors in favor of approval and adoption of the merger agreement and approval of the merger;

    - Accord's board of directors fails to reaffirm its recommendation in favor of approval and adoption of the merger agreement and approval of the merger within 10 business days after Polycom requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an acquisition proposal;

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
    - Accord's board of directors, or any of its committees, approves or recommends any acquisition proposal;

    - Accord breaches the nonsolicitation provisions of the merger agreement in any material respect;

    - Accord enters into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal; or

    - a tender or exchange offer relating to the securities of Accord is commenced by a person unaffiliated with Polycom, and Accord does not send to its securityholders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Accord recommends rejection of such tender or exchange offer.

PAYMENT OF TERMINATION FEE

    If the merger agreement is terminated by Polycom because of the occurrence of a triggering event, Accord will pay Polycom a termination fee of $9,500,000 within one business day after demand by Polycom, unless the termination occurs following a triggering event other than Accord's material breach of the nonsolicitation provisions of the merger agreement and occurs after the merger agreement has been approved and adopted, and the merger has been approved, by the required vote under applicable law of Accord's shareholders, in which case no termination fee shall be payable.

    Further, if the merger agreement is terminated by Polycom or Accord as a result of the Accord shareholders' failure to approve the merger agreement or the failure of the completion of the merger to occur on or before May 31, 2001, except where the failure to obtain shareholder approval or to complete the merger by such date is caused by the party seeking to terminate the merger agreement, prior to such termination a third party has announced an acquisition proposal or an acquisition proposal exists and within nine months following the termination of the merger agreement a company acquisition (as defined below) is consummated, or within such nine-month period Accord enters into an agreement or letter of intent providing for a company acquisition or a third party commences a tender or exchange offer for a company acquisition, Accord will pay Polycom, at or prior to the consummation of such a company acquisition, a termination fee of $9,500,000.

    A "company acquisition" is any of the following:

    - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Accord in which the shareholders of Accord immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of the transaction;

    - a sale or other disposition by Accord of assets representing in excess of 50% of the aggregate fair market value of Accord's business immediately prior to the sale; or

    - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Accord, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Accord.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    Subject to applicable law, Polycom and Accord may amend the merger agreement at any time by a written amendment signed on behalf of each of Polycom and Accord.

    Either Polycom or Accord may in writing extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties or documents delivered to the other, and waive compliance by the other

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with any of the agreements or conditions for the benefit of the waiving party contained in the merger agreement.

VOTING AGREEMENTS

    As a condition to Polycom's entering into the merger agreement, Polycom and each of the entities affiliated with Nitzanim Fund (1993) Ltd. and Concord (K.T.) Investment Partners Ltd., Advanced Technology Ventures, Jules DeVigne, Sigi Gavish, Phil Keenan, Matty Karp, Dave Gallagher, Jos Henkens, Amnon Shachar and Jeff Bradley entered into voting agreements. By entering into the voting agreements, these Accord shareholders have irrevocably appointed the directors of Polycom as their sole and exclusive attorneys and proxies, providing such proxy the limited right to vote the shares of Accord beneficially owned by these Accord shareholders, including ordinary shares acquired after the date of the voting agreements, in favor of the approval and adoption of the merger agreement and approval of the merger. These Accord shareholders may vote their Accord ordinary shares on all other matters.

    As of December 5, 2000, these individuals and entities collectively beneficially owned 5,903,482 Accord ordinary shares which represented approximately 29% of the outstanding ordinary shares of Accord. None of the Accord shareholders who are parties to the voting agreements were paid or will be paid additional consideration in connection with them.

    Under these voting agreements, the shareholders also have agreed not to transfer the Accord ordinary shares and options owned, controlled or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with any affiliate agreement between the shareholder and Polycom and each person to which any shares or any interest in any shares is transferred agrees in writing to be bound by the terms and provisions of the voting agreement, including the proxy.

    These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of voting agreement is attached as Annex B.

ACCORD AFFILIATE AGREEMENTS

    As a condition to Polycom's entering into the merger agreement, each member of Accord's board of directors and certain officers and shareholders of Accord executed affiliate agreements. Under the affiliate agreements, each of these persons has agreed not to sell or otherwise dispose of, or to reduce their risk relative to, any shares of Accord or Polycom common stock owned by them during the period beginning 30 days prior to the merger and ending after Polycom publicly announces financial results covering at least 30 days of combined operations of Polycom and Accord.

POLYCOM AFFILIATE AGREEMENTS

    As a condition to Accord's entering into the merger agreement, each member of Polycom's board of directors and certain officers and stockholders of Polycom executed affiliate agreements. Under the affiliate agreements, each of these persons has agreed not to sell or otherwise dispose of, or to reduce their risk relative to, any shares of Polycom common stock owned by them during the period beginning 30 days prior to the merger and ending after Polycom publicly announces financial results covering at least 30 days of combined operations of Polycom and Accord.

NONCOMPETITION AND NONSOLICITATION AGREEMENTS

    As a condition to Polycom's entering into the merger agreement, 8 employees of Accord entered into noncompetition agreements with Polycom, effective upon the completion of the merger. By entering into these noncompetition agreements, each of these individuals has agreed for the duration of their employment and for 15 months following the cessation of their employment not to directly or indirectly engage in or have an ownership interest in or finance, manage or control a business in any area of the world in which the employee carried on the business of Polycom or Accord which is in competition with Polycom products existing or planned on the date of termination and are directly related to the design, engineering, manufacture, sale or distribution of competing equipment, including voice and video communications gateways, bridges, group or desktop endpoints and any software specifically used in the management of such equipment.

    Further, during such period, each of the individuals has agreed not to directly or indirectly solicit, encourage, hire or induce any employee or consultant of Polycom or Accord to terminate his or her relationship with Polycom or its subsidiaries or hire the employee or to interfere with Accord's or Polycom's relationships with suppliers or customers. None of the employees who entered into these agreements were paid or will be paid in connection with them.

OPERATIONS AFTER THE MERGER

    Following the merger, Accord will continue its operations as a wholly-owned subsidiary of Polycom. The shareholders of Accord will become stockholders of Polycom, and their rights as stockholders will be governed by the Polycom certificate of incorporation, as then in effect, the Polycom bylaws and the laws of the State of Delaware. See "Comparison of the Rights of Holders of Accord ordinary shares and Polycom Common Stock" on page 84 of this proxy statement/prospectus.

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
              EXTRAORDINARY GENERAL MEETING OF ACCORD SHAREHOLDERS

GENERAL

    Accord is furnishing this proxy statement/prospectus to holders of Accord ordinary shares in connection with the solicitation of proxies by the Accord board of directors for use at the extraordinary general meeting of shareholders
to be held on February   , 2001, and any adjournment or postponement thereof.

    This proxy statement/prospectus is first being furnished to shareholders of
Accord on or about January   , 2000. This proxy statement/prospectus is also
being furnished to Accord shareholders as a prospectus in connection with the issuance by Polycom of shares of Polycom common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

    The extraordinary general meeting of shareholders will be held on February
  , 2001 at :00 .m., local time, at the principal executive offices of Accord at 9040 Roswell Road, Suite 450, Atlanta, Georgia, 30350 USA. The time and place of the meeting is subject to change.

RECORD DATE

    Accord has fixed the close of business on January   , 2000, as the record
date for determination of Accord shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting.

VOTE OF ACCORD SHAREHOLDERS REQUIRED

    As of the close of business on January   , 2000, there were
ordinary shares of Accord outstanding and entitled to vote. The holders of a simple majority of the outstanding voting power of Accord, including a majority of the shares held by shareholders who are a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of Merger Sub Ltd., or if you are a relative of or corporation controlled by Polycom, Merger Sub or of Polycom, or are a relative or a corporation controlled by Merger Sub Ltd., Polycom or by a person or entity that holds 25% or more interest in Polycom or Merger Sub Ltd. as explained above, present and voting at the extraordinary general meeting at which a quorum is present must approve and adopt the merger agreement and approve the merger. Accord shareholders have one vote per Accord ordinary share owned on the record date.

    Directors, officers and certain shareholders of Accord that hold approximately 29% of the outstanding ordinary shares have entered into agreements to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger.

VOTING OF PROXIES

    Accord requests that its shareholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Accord. Brokers holding ordinary shares in "street name" may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Accord receives prior to the vote at the extraordinary general meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and approve the merger. Properly executed proxies, other than proxies voting against the approval and adoption of the merger agreement and the approval of the merger, will also be voted for any adjournment or postponement of Accord's extraordinary general meeting of shareholders for the purpose of soliciting additional votes to approve and adopt the merger agreement and approve the merger, if necessary. Accord's board of directors does not currently intend to bring any other

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
business before the extraordinary general meeting and, so far as Accord's board of directors knows, no other matters are to be brought before the extraordinary general meeting. If other business properly comes before the extraordinary general meeting, the proxies will vote in accordance with their own judgment.

    Shareholders may revoke their proxies at any time prior to use by delivering to the Secretary of Accord a signed notice of revocation or a later-dated signed proxy, or by attending the extraordinary general meeting in person.

    Accord will bear the costs of solicitation of proxies from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Accord in person or by telephone, telegram or other means of communication.

    Shareholders should notify Accord before voting at the shareholders meeting or indicate on the proxy card (whether or not indicating how you want to vote), whether or not they are related to Polycom or Merger Sub Ltd. A shareholder will be deemed to be related to Polycom or Merger Sub Ltd. under Israeli law if such shareholder is a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of Merger Sub Ltd. or of Polycom, or is a relative of or a corporation controlled by Merger Sub Ltd., Polycom or a person or entity that holds a 25% or more interest in Polycom or Merger Sub Ltd. as explained above. Shareholders who shall not notify Accord as stated above shall not be entitled to vote and their vote shall not be counted.

    Attendance at the extraordinary general meeting does not in itself constitute the revocation of a proxy.

AVAILABILITY OF ACCOUNTANTS

    Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent certified public accountants in Israel ("Kesselman & Kesselman"), has acted as Accord's independent accountants since its incorporation. Representatives of Kesselman and Kesselman are expected to be present at the extraordinary general meeting, and they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

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
                                 THE COMPANIES

POLYCOM'S BUSINESS

    Polycom develops, manufactures and markets a full range of premium-quality network access devices and broadband appliances. Polycom's integrated communications solutions enable business and professional users to immediately realize the benefits of voice, video and data over rapidly growing broadband networks. Additional information about Polycom is available at www.polycom.com.

    Please see Polycom's annual report on Form 10-K for fiscal 1999 incorporated by reference into this document which provides a description of Polycom's business on pages 2 through 15.

    A description of Polycom's properties is provided on page 15 of Polycom's Form 10-K.

LEGAL PROCEEDINGS

    Polycom is currently unaware of any material pending legal proceeding, other than ordinary routine litigation incidental to the business, to which Polycom or any of its subsidiaries is a party or of which any of their property is the subject.

POLYCOM'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The annual report contains information about Polycom's financial condition and results of operations through fiscal 1999. Polycom's quarterly reports on Form 10-Q incorporated by reference into this document also contain information about Polycom's financial condition and results of operations through the third quarter of fiscal 2000. You should carefully read the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in those reports. You should also read the sections titled "Financial Statement Schedule" in Polycom's Form 10-K.

ACCORD'S BUSINESS

OVERVIEW

    Accord develops, manufactures and distributes an advanced networking product line that enables real-time interactive visual and rich media communications. The Accord family of visual and voice networking products is called V(2)IPERA. Accord's systems, the MGC-100 and MGC-50, connect people at different locations and endpoints, across packet-based, circuit-switched, and broadband and narrowband networks, using Internet protocol, or IP, integrated services digital network, or ISDN, and asynchronous transfer mode, or ATM. Accord's V(2)IPERA product line includes network switches, conference bridges, management systems, products that handle protocol conversions, known as gateways, and firewall security features.

    Accord's system provides a broad range of video, audio and data communication capabilities to telecommunications service providers, business enterprises, and governmental and educational institutions. These capabilities include business communications, distance learning, which is education, and training from remote locations, telemedicine, which is practicing medicine from remote locations, and telecommuting, which is working from outside the office. As broadband, or high-speed, access to the Internet and corporate networks becomes more widespread, Accord believes its systems and products will also enable a variety of new visual communications applications, such as visual electronic business applications, visual call centers and help desks, visual online discussion, or chat rooms, and on-demand business and personal visual communications.

    Accord's MGC-100 system provides:

    - Multiple network connectivity--the ability to seamlessly connect existing circuit switched networks with emerging packet-based and broadband networks, along with a design capability that allows for connections with new networks and standards as they are developed;

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
    - Comprehensive transcoding--ensures communication among endpoints with different video, audio and data parameters and bandwidth capabilities, allowing for optimal performance at each endpoint;

    - Continuous presence--allows participants to simultaneously view multiple sites on a single screen in sixteen different visual image layouts which can be changed at any time throughout a visual communications session;

    - Easy-to-use interface--allows simplified and more reliable visual communications session set up, control, troubleshooting and billing, which can be managed remotely over the Internet or by telephone; and

    - Video and audio processing and data routing--allows participants in multiple locations to see, hear and share information with one another as if they were all physically in the same room.

    - Accord's MGC-50 system provides workgroups and departments with communications via high-quality video, voice and data over networks that use the Internet Protocol, including Internet, intranets and local area networks, or LANs. The MGC-50 system offers the same comprehensive transcoding, continuous presence, easy-to-use interface and video and audio processing and data routing as Accords' MGC-100 system.

    Accord has recently announced the offering of the Firewall Gateway and the GW-25 Gateway. The Firewall Gateway was designed to allow communications between users who are located both inside and outside a network's firewall without compromising the firewall's security. Accord's GW-25 Gateway allows customers to communicate directly with other users over different protocols without pre-scheduling a conference. As of November 30, 2000, Accord has not generated revenues from sales of the Firewall Gateway or the GW-25 Gateway.

ACCORD'S SOLUTION

    Accord has developed advanced networking systems and products that enable real-time interactive visual communications. Through Accord's systems, multiple parties can engage in visual communications across and between different types of networks and endpoints.

    Key benefits of Accord's systems include that the MGC-100 and MGC-50:

    PROVIDE INTEGRATED SOLUTIONS. Accord's systems connect participants at multiple locations, among different combinations of networks and types of endpoints, to enable real-time interactive visual communications. Accord's transcoding capabilities, or Accord's ability to identify and process all transmission aspects of each endpoint, signal, network and protocol, allow different endpoint types to participate in the same visual communications session without additional set-up or management complexity.

    DESIGNED WITH A SCALABLE ARCHITECTURE. Accord's systems are designed with a scalable architecture, which allows for continued growth as customer usage increases and new technologies, standards and network types are developed. The structure of Accord's systems allows Accord's customers to easily incorporate new technologies, standards and network protocols as they emerge. Accord believes this modular architecture increases the life-cycle and continued demand for Accord's systems and positions Accord to benefit from the shift to next-generation, packet-based network architectures without requiring users to purchase complex hardware and software upgrades or system replacements.

    MAXIMIZES SYSTEM AVAILABILITY AND EASE OF MAINTENANCE. Accord's systems are designed with features that enable quick problem resolution, allow for maximum availability, and provide a lower cost of ownership. These features include:

    - remote problem assessment and resolution through an IP connection;

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
    - front-accessible modules, or components, that are hot-swappable, which means that a failed module can be replaced while the system is in operation without interrupting ongoing communications;

    - software upgrades remotely over the Internet that allow for fast and easy implementation of newly released features without the need for on-site maintenance;

    - modules that automatically update the configuration of the system resources during operation without user intervention; and

    - continuous real-time monitoring of system status.

    DESIGNED WITH A FLEXIBLE AND EASY-TO-USE MANAGEMENT SYSTEM. Accord's systems are designed with an easy-to-use graphical user interface that provides immediate detailed information about visual communications sessions, networks, endpoints and system resources. Accord's management system offers an integrated scheduling system that reserves capacity on the system, sets up visual communications sessions, and provides backup for external reservation systems. Visual communications sessions over Accord's systems can be managed by dial up connection using touch tone or a live operator, or over the Internet through a web-based graphical user interface.

    PROVIDES CONNECTIVITY TO INTERNET PROTOCOL NETWORKS. The architecture of Accord's MGC-100 and MGC-50 systems provides connectivity over IP networks. Accord's architecture also allows Accord's customers to use a large number of simultaneous advanced visual applications, such as continuous presence, comprehensive transcoding and system management over IP and other protocols. Also, Accord's systems have an open application programming interface that allows third parties to create software applications to interface with Accord's systems. Accord believes that this IP connectivity and application programming interface provides telecommunication service providers with additional revenue opportunities as visual communications are increasingly conducted over IP networks.

SYSTEM, PRODUCT LINE AND TECHNOLOGY

    ARCHITECTURE

    The MGC-100 and MGC-50 consist of a main control module, or component, one power supply module in the MGC-50, up to three power supply modules in the MGC-100, one or more network modules, multiplexer modules, which process video, audio and data information according to the parameters of the particular communications session, and video, audio and data modules. All of these modules communicate across what is known as the backplane, which is a high-speed electronic path or route over which information travels and to which all of the separate modules connect.

    The network modules allow connectivity to circuit switched, packet-based and broadband networks, including ISDN, ATM and IP. The video, audio and data modules process each type of signal received from and transmitted back to multiple endpoints. All of these modules communicate across the backplane and are controlled by the main control module.

    TRANSCODING

    Accord's systems automatically transcode video algorithms, line rates or bandwidths, frame rates and video resolution, as well as different audio algorithms and different data transfer rates. This means that Accord's systems automatically determine and match all of the communication parameters of each endpoint, which allows Accord's systems to support, in the same session, multiple endpoints that communicate video, audio and data signals according to different parameters. These transcoding capabilities make visual communications sessions between multiple participants over Accord's systems easy to establish. They also ensure that each endpoint in a visual communication session is optimally used.

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
    CONTINUOUS PRESENCE

    As an Accord system performs full transcoding, it receives audio, video and data transmissions and automatically processes the input and sends a composite image transmission back to the endpoints in a variety of sixteen different continuous presence formats.

    Accord's continuous presence capability also allows the layout to be modified during an on-going visual communications session without interruption. A single transcoding/continuous presence video module in an Accord's system can support continuous presence and transcoding for multiple sessions at the same time.

    MANAGEMENT INTERFACE

    Accord's management interface allows participants and operators to reserve, set-up, participate in, and monitor visual communications sessions. It also allows end-users of Accord's systems to troubleshoot or repair Accord's systems while in operation. This can all be managed over the Internet through a web-based graphical user interface, or by dial-up connection using touch tone capability or a live operator. These management tools can also be utilized to change visual layouts, connect other participants, and monitor all aspects of an ongoing visual communications session.

RESEARCH AND DEVELOPMENT

    Accord has assembled a team of experienced design engineers with expertise in numerous disciplines including system design, high speed digital design and processing, real-time embedded software, audio and visual algorithms, and real-time control software and operating systems. As of November 30, 2000, Accord employed 90 engineers or other research personnel at Accord's research and development facility in Petach Tikva, Israel. Accord's future success is dependent on its ability to continue to rapidly deliver innovative real-time interactive visual communications solutions.

    Accord's research and development efforts are focused on sustaining and enhancing Accord's existing systems and product line and developing innovative new solutions in the evolving real-time interactive visual communications market. Accord believes that introducing new products and systems in a timely fashion is critical for Accord to meet the demands of its customer base and to quickly adapt to the constantly emerging needs in the market. Accord emphasizes early and frequent interaction between Accord's research and development engineers and customers to arrive at unique solutions to meet specific system requirements. Accord has implemented an Internet-based software system that serves as a conduit for interactions between Accord's customers and Accord support and research and development personnel for purposes of troubleshooting and facilitating customer requests for additional features or improvements. Customer feedback is also obtained from resellers and through participation in industry events, organizations, and standard bodies. Accord intends to continue to make significant investments in research and development that will support technological innovation.

CUSTOMERS

    Accord sells to customers directly and through resellers. The list of end users shown below includes customers to whom Accord sells directly and end users that purchase Accord's systems and products through resellers. Accord's direct customers shown below are each responsible for revenues in excess of $200,000 since Accord's incorporation and are representative of the various types of customers that purchase Accord's systems and products. The end users shown below that purchase Accord's systems and products through resellers are also representative of the various types of customers that purchase Accord's systems and products. Accord's direct customers listed below are indicated with an *. The end-users of Accord's systems and products include:

    - TELECOMMUNICATIONS SERVICE PROVIDERS. Telecommunications service providers typically use Accord's systems and products to provide traditional videoconferencing services. Accord believes, however,

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
      that telecommunications service providers will increasingly use Accord's systems and products to offer more advanced visual communications applications to make effective use of their broadband network capabilities, differentiate themselves from their competition and create new sources of revenue. Some of Accord's telecommunications service provider customers include:

ACT Teleconferencing*                  MCI WorldCom*
British Telecom*                       NTT Phoenix
Deutsche Telekom*                      PictureTel*
France Telecom*                        PQ Networks*
Geoconference*                         South Africa PTT
Global Access*                         Sprint Communications*
Global Crossing*                       V-Span*
Inview*                                Video Web*
Korea Telecom VirtuaLINK*              1-800 Video On*

    - BUSINESS ENTERPRISES. Business enterprises use Accord's systems and products for a variety of specific business applications, including business conferences, training and education, and customer and client services and support. Some of Accord's business enterprise end-users include:

        BHF Bank                              Lockheed Martin*
        Credit Suisse First Boston            Donaldson, Lufkin & Jenrette Nortel Networks*
          Microsoft*
        Goldman Sachs                         Raytheon*
        Halaba Bank                           United Bank of Switzerland*
        Holland & Knight                      World Bank

    - GOVERNMENT AGENCIES. Government agencies use Accord's systems and products to communicate within and between government agencies and as means of training and education. Some of Accord's government agency end-users include:

Lawrence Berkeley Laboratories         State of Minnesota
U.S. State Department                  State of Wyoming
Florida National Guard

    - INSTITUTIONS. Educational institutions use Accord's systems and products to provide distance learning, and healthcare institutions, such as hospitals and health maintenance organizations, use Accord's systems and products for telemedicine and training. Some of Accord's education and healthcare institution end-users include:

Education:                             Healthcare:
Louisiana State University             Bassett Healthcare*
MoreNET*                               Blue Cross/Blue Shield
Oklahoma State University              Continuum Healthcare
Temple University                      Kaiser Permanente
Tulane University                      St. Jude Hospital
U.C. Davis                             Veterans Administration Hospitals
University of Notre Dame*
University of Texas
Virginia Community College Systems*

SALES AND MARKETING

    Accord sells its systems and products worldwide through distribution channels that include direct sales and traditional distributor or reseller sales. Accord's sales teams are supported with marketing programs,

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
educational programs and field, telephone and web-based technical support. Accord's sales responsibilities are divided into four geographic regions:
Americas, Europe, Middle East and Africa, and Asia. Accord's sales efforts in each region are directed by vice-presidents who are responsible for relationships with targeted customers. Accord also employs a sales director who is responsible for relationships with the U.S. government and a sales director who is responsible for Accord's major accounts. Accord's sales teams sell directly to network and telecommunications service providers, business enterprises, healthcare and educational institutions, government agencies and resellers. Accord's sales teams also consist of sales and systems engineering personnel who are experienced and knowledgeable about Accord's systems and products and the technologies Accord provides and supports.

    Accord has list prices for its systems and products, service and support. Accord offers price discounts based on a variety of factors, including potential volumes expected from a customer, actual volumes of sales to a customer in previous quarters, reciprocal discounts offered to Accord, competitive pressures and the timing of orders.

    Accord resellers sell our systems, products to business enterprises, healthcare and educational institutions and government agencies and act as the initial customer service contact for the systems and products they sell. Sales through resellers accounted for approximately 52.3% of Accord's revenue in 1998 and 52.5% in 1999. Accord establishes relationships with resellers through written agreements that provide prices, discounts and other material terms and conditions under which the reseller is eligible to purchase Accord's systems and products for resale. These agreements generally do not grant exclusivity to the resellers, prevent the resellers from carrying competing product lines or require the resellers to sell any particular dollar amount.

    Some of Accord's resellers include:

Adcom                                  PictureTel
Ashton Communications                  Sony
CBCI Telecon                           Symtech Solutions
Clover Technologies                    Tandberg
Designs That Compute                   VCON
FVC.com                                ViewTech
GTE                                    W2COM, LLC
Intervu

    Accord has a variety of marketing programs and initiatives to support the sale and distribution of Accord's systems and products, which include:

    - issuing press releases about system enhancements, upgrades and significant customer relationships;

    - participating in seminars and major industry conferences and trade shows;

    - participating in major industry organizations; and

    - marketing directly to existing and prospective customers.

    The audience for these activities includes Accord's sales organization, strategic development and distribution partners and authorized resellers, existing and prospective customers, the trade press, analysts and others who are influential in the industry. Accord also retains, on a monthly basis, an outside marketing firm in the United Kingdom that supports Accord's international marketing efforts.

    As of November 30, 2000 Accord's direct sales and marketing staff consisted of 47 full-time employees.

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
CUSTOMER SERVICE AND SYSTEM SUPPORT

    Accord focuses on customer service and support for Accord's resellers and end-user customers. Accord believes that the responsiveness and expertise of Accord's customer service and support personnel is critical to Accord's goal of developing and maintaining long-term customer relationships and ensuring customer loyalty and satisfaction. Accord staffs customer support centers in the United States, United Kingdom, Israel and China. Accord's customer support centers are responsible for on-site and remote system installation, customer training, diagnostics and troubleshooting, coordinating with customers concerning systems updates, upgrades and enhancements, and coordinating with Accord's research and development staff.

    System installation and testing is typically completed in one day. Accord's customers complete a site survey form that Accord provides before delivery and installation of any Accord system. This site survey includes an analysis of overall site conditions, network infrastructure and parameters, as well as the necessary connections for the system. On-site installation is generally performed by Accord's customer support representative based on the site survey. Once installed, Accord's customer support representative brings the system on-line, completes testing to ensure that the installation was successful, and trains the end-user in the operation of the system. Some of Accord's customers perform their own installation of Accord systems.

    Accord offers comprehensive technical support programs that are designed to meet a variety of customer requirements. These programs include:

    - STANDARD SUPPORT. This level of support is designed for organizations that have a technical support staff and well-equipped support centers. Standard support during normal business hours includes software fixes through the current release, four hour remote response time, and problem analysis and resolution over the Internet or a telephone hotline. After-hours support, next-day parts replacement and on-site support are also available at additional cost.

    - PREMIER SUPPORT. This level of support includes all basic support services, plus next-day hardware replacement, remote software updates and installation assistance, and two hour remote response time.

    - PREMIER PLUS SUPPORT. This level of support includes all basic and premier support services, plus on-site installation, when necessary.

    Warranties on Accord's hardware products generally extend for one year, and warranties for software products generally extend for 90 days.

MANUFACTURING

    Accord's manufacturing operations consist primarily of materials planning and procurement, quality control of components, kit assembly and integration, final assembly, and testing of fully-configured systems. Accord contracts with a limited number of independent contractors who partially assemble the modules and chassis Accord uses in its systems from kits provided by Accord and who adhere to specifications that Accord provides. This strategy allows Accord to reduce costly investment in manufacturing infrastructure and to use the expertise of Accord's independent contractors, which have each received the International Standard Organization, or ISO 9002, certification for quality. Accord configures the hardware and software to meet a variety of customer requirements, complete final system assembly and test the system to ensure it operates properly.

    Accord has no minimum supply commitments from its vendors and generally purchase components on a purchase order basis. Although Accord generally uses standard parts and components for its systems, some of the key components are available only from sole sources or from limited sources, including various chips, power supply components and chassis components. Even where multiple sources are available,

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Accord typically obtains components from only one vendor to maintain quality control and enhance Accord's working relationship with its key suppliers.

COMPETITION

    Accord competes in a market that is highly competitive and rapidly changing. Accord believes that competition may increase substantially as the introduction of new technologies, the deployment of new networks and potential regulatory changes create new opportunities for established and emerging companies in the industry. Accord's principal competitors include Ezenia!, Lucent, RADVision and CUseeMe Networks, Inc. Accord believes that none of these competitors individually are dominant in the market. Accord believes that the features, functionality and technology in Accord's systems and products give it a competitive advantage in this market. However, Accord expects that competition for systems and products that enable real-time interactive visual communications will grow as more companies focus on this market and begin to develop applications and networking solutions.

    Many of Accord's current and potential competitors are larger than Accord is and have significantly greater financial, sales and marketing, technical, manufacturing and other resources as well as more established channels of distribution. As a result, these competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their systems and products. Accord's competitors may enter Accord's existing or future markets with solutions that may be less costly, provide higher performance or additional features or be introduced earlier than Accord's solutions.

    Accord believes its future success will depend on Accord's ability to compete successfully against Accord's competitors based on many factors including:

    - the breadth of networks supported through an integrated platform;

    - system scalability, performance and features;

    - ease of installation and use;

    - system reliability, quality of service and technical support;

    - the success and timing of new equipment and system developments;

    - price and time to market; and

    - sales and distribution capabilities and strength of brand name.

INTELLECTUAL PROPERTY

    GENERAL. Accord's success and ability to compete are dependent on Accord's ability to develop and maintain the proprietary aspects of Accord's technology. Accord relies on a combination of trademark, copyright, trade secret and other intellectual property laws, employee and third-party nondisclosure agreements, licensing and other contractual arrangements and have also applied for patent protection to protect Accord's proprietary technology and intellectual property. These legal protections afford only limited protection for Accord's proprietary technology and intellectual property.

    PATENTS AND OTHER INTELLECTUAL PROPERTY PROTECTIONS. Accord does not hold any patents for Accord's systems and products. Accord has filed eight utility patent applications relating to future improvements, enhancements and features of Accord's systems and products with the U.S. Patent and Trademark Office. Accord also intends to file corresponding utility patent applications for these future improvements, enhancements and features with the Receiving Office of the Patent Cooperation Treaty, or PCT, which would permit Accord to seek patent protection in up to 103 PCT member countries. Accord's pending patent applications may not result in the issuance of any patents. Even as Accord develops a patent portfolio, any patent that might be issued in the future could be invalidated or circumvented or fail to provide Accord any meaningful protection.

    Accord cannot be certain that it can meaningfully protect its intellectual property. Others may independently develop intellectual property substantially equivalent to Accord's or gain access to Accord's trade secrets or intellectual property. Accord also cannot be certain that others will not disclose Accord's intellectual property or trade secrets to its competitors. Accord's failure to protect its intellectual property effectively could result in Accord losing its proprietary rights and its incurring increased costs.

    LICENSES. Accord licenses technology and software, such as operating systems and embedded visual, audio and data software from third parties for incorporation into Accord's system and Accord expects to continue to enter into these types of agreements for future products. Accord licenses are either perpetual or for specific terms and may result in royalty payments to third parties, the cross-license of technology by Accord or payment of other consideration. If Accord's arrangements are not concluded on commercially reasonable terms, Accord's business, financial condition and results of operations could be materially adversely affected.

EMPLOYEES

    As of November 30, 2000, Accord had 229 full-time employees, including 141 in Israel, 64 in the U.S. and 24 in other countries. None of its U.S. employees is covered by a collective bargaining agreement and Accord believes that its relations with its employees are good.

    ISRAELI EMPLOYMENT LAW AND COLLECTIVE BARGAINING AGREEMENTS

    Israeli law and some of the provisions of collective bargaining agreements between the Histadrut, or the General Federation of Labor in Israel, and the Coordinating Bureau of Economic Organizations, or the Israeli federation of employers' organizations, apply to Accord's Israeli employees. These laws and provisions cover a wide range of areas and provide minimum employment standards including the maximum length of the work day and work week, minimum wages, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, and determination of vacation and severance pay. Under these provisions, the wages of most of Accord's employees are subject to cost of living adjustments, based on changes in the Israeli consumer price index. The amounts and frequency of these adjustments are periodically modified. Israeli law generally requires the payment of severance upon the retirement or death of an employee or upon termination of employment by the employer or, in some circumstances, by the employee. Accord funds our ongoing severance obligations by making monthly payments for insurance policies.

    EMPLOYEE INSURANCE PLANS

    A general practice in Israel that Accord follows, although not legally required, is the contribution of funds on behalf of employees to an individual insurance policy. This policy provides a combination of savings plan, insurance and severance pay benefits to the insured employee. It provides for payments to the employee upon retirement or death and secures a substantial portion of the severance pay, if any, to which the employee is legally entitled upon termination of employment. Each participating employee contributes an amount equal to 5.0% of the employee's base salary, and the employer contributes between 13.3% and 15.8% of the employee's base salary. All of Accord's full-time Israeli employees participate in this benefit package. Accord also provides some employees with an education fund, to which each participating employee contributes an amount equal to 2.5% of the employee's base salary, and the employer contributes an amount equal to 7.5% of the employee's base salary.

FACILITIES

    Accord leases approximately 15,690 square feet under two leases in an office building in Atlanta, Georgia for Accord's headquarters. Both leases expire on December 31, 2003.

    Accord's research and development and manufacturing operations are located in Petach Tikva, Israel, where Accord leases approximately 31,300 square feet under a lease expiring in April 2005.

    Accord also leases approximately 6,430 square feet under a lease in an office building in Atlanta, Georgia, which was previously Accord's corporate headquarters and is now vacant. Accord subleases this office space to a third party. The lease and the sublease expire in 2002.

    Accord believes that its facilities will be adequate to accommodate Accord's anticipated expansion of operations over the next 12 months.

LEGAL PROCEEDINGS

    On November 20, 1998, VideoServer, Inc., now known as Ezenia! Inc., filed a patent infringement claim against Accord's U.S. subsidiary, Accord
Networks, Inc., in the United States District Court, District of Massachusetts, alleging that Accord's subsidiary had and was willfully and deliberately infringing on one of Ezenia! Inc.'s patents. The plaintiff later amended its complaint to allege that Accord's subsidiary also had and was willfully and deliberately infringing on other patents. On June 10, 1999, Accord was added as a defendant in the lawsuit. On June 16, 2000, Accord, Accord's subsidiary and the plaintiff entered into a written settlement agreement and the court entered an order dismissing the case. The settlement agreement includes the following terms:

    - Accord paid Ezenia! Inc. $500,000 when the settlement agreement was signed, and will pay an additional $6 million;

    - Accord, Accord's subsidiary and Ezenia! Inc. have executed mutual releases of all claims that Accord, its subsidiary or Ezenia! may have ever had against each other through June 16, 2000;

    - Ezenia! Inc. agreed it will not sue Accord, Accord's subsidiary or any of our customers for infringement of any patents involved in the litigation; and

    - Accord, Accord's subsidiary and Ezenia! Inc. agreed not to sue one another or any of each other's customers for infringement of any other patents held by Accord, Accord's subsidiary or Ezenia! Inc. for three years from the date of the written settlement agreement. Accord, its subsidiary or Ezenia! also agreed not to later sue one another for any alleged infringement claims or damages for alleged infringement that may arise during those three years.

    Accord is prepared to make payment of the settlement obligation immediately, but has not been requested by Ezenia! Inc. to make such payment due to foreign tax withholding considerations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACCORD

    The following discussion should be read in conjunction with the attached condensed consolidated financial statements and notes, and with Accord's audited financial statements and notes thereto for the year ended December 31, 1999.

OVERVIEW

    GENERAL. Accord develops, manufactures, markets and supports an advanced visual communications networking system. Accord's MGC-100 and MGC-50 systems allow multiple parties to engage in visual communications across and between different types of networks, transmission protocols and endpoints. Accord's systems allow users to connect to broadband and narrowband, circuit-switched and packet-based networks and support endpoints utilizing Internet Protocol (IP), asynchronous transfer mode (ATM) and integrated service digital network (ISDN). The Company's systems are designed to provide maximum reliability, scalability and ease of use.

    Accord was incorporated under the laws of the State of Israel in 1992. From Accord's incorporation until 1997 it was a development-stage company primarily engaged in research and development, establishing relationships with suppliers and potential customers and recruiting personnel. Accord incorporated a subsidiary, Accord Networks, Inc., in the United States in 1995, and a subsidiary, Accord Networks (UK) Limited, in the United Kingdom in 1998. Accord established offices in Beijing and Shanghai, China in 1999. Accord's research and development and manufacturing facilities are located in Petach Tikva, Israel, a suburb of Tel Aviv. The executive offices and North American sales, marketing and customer support operations are located in Atlanta, Georgia, and the international sales, marketing and customer support operations are located near London, England.

    REVENUE. Accord generates revenue from sales of its MGC systems and also from support services. Accord first recognized revenue from the sale of its MGC-100 system in the third quarter of 1997. Revenue increased from $12.6 million in 1998 to $24.8 million in 1999, and from $16.9 million in the first nine months of 1999 to $28.7 million in the first nine months of 2000. In addition, Accord's number of employees to support this growth increased from 68 people as of September 30, 1997 to 218 people of September 30, 2000.

    In 1999, Accord's top three customers accounted for 25.1% of its total revenue. None of these customers individually accounted for more than 10.0% of Accord's revenue over that period. For the nine months ended September 30, 2000, Accord's top three customers accounted for 31.1% of its total revenue, and one of these customers accounted for more than 10.0% of its total revenue over this period. Accord expects that its largest customers may change from period to period.

    Accord expects that the growth of its business will result in an increase of its inventory and accounts receivable levels and its capital expenditures. Accord intends to meet these anticipated increases in capital expenditures and working capital with cash generated from operations.

    In 1999, Accord derived approximately 94.1% of its revenue from sales of its systems. The balance of Accord's revenue during this period was generated from support services. Revenue from sales of Accord's systems is recognized upon shipment provided that:

    - Accord received signed documentation such as a signed contract, purchase order or letter agreement;

    - Accord has no uncertainties about the sale;

    - the amount of the sale is fixed and determinable; and

    - collection is probable.

    Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. Estimated warranty costs for a system are recorded at the time of revenue recognition from the sale of Accord's systems. Warranty periods are generally three months for software and twelve months for hardware from shipment date.

    WORKING CAPITAL AND COST OF REVENUE. In the third quarter of 1999, Accord began a program to manage its working capital. The initial focus of this effort has been to significantly improve the management of its trade accounts receivable and to improve its days' sales outstanding. This effort includes:

    - adding resources to focus on the collection of accounts receivable;

    - adoption of standard financial policies, procedures and practices relating to customer credit approvals, credit limits, payment terms and collection management;

    - emphasis on and incentives to promote closing of sales earlier in the quarter; and

    - reducing the length of customer payment periods.

    Accord's cost of revenue includes all costs of producing its systems, including:

    - costs of materials;

    - manufacturing and assembly costs;

    - direct and indirect labor costs and warranty costs;

    - the allocation of appropriate overhead costs; and

    - materials, travel and labor costs related to personnel engaged in our support services operations.

    MANUFACTURING.  Accord's manufacturing operations consist primarily of:

    - materials planning and procurement;

    - quality control of components;

    - kit assembly; and

    - integration, final assembly and testing of fully-configured systems in its Israel facility.

    Accord contracts with a limited number of independent contractors who partially assemble the modules and chassis used in its systems and who adhere to the specifications that Accord provides. Accord configures the hardware and software to meet a variety of customer requirements and complete system integration, assembly and testing.

    RESEARCH AND DEVELOPMENT. Accord's research and development expenses consist primarily of:

    - salaries and related personnel costs;

    - contract engineering;

    - purchased software;

    - development-related raw materials;

    - depreciation of equipment; and

    - an allocation of appropriate overhead costs.

    All research and development costs are expensed as incurred. As of September 30, 2000, Accord employed 80 engineers located in its Israel facility. Accord expects to increase its investment in research and development, primarily through hiring additional employees to develop new technologies and systems. Accord anticipates that these costs will increase in absolute dollar terms.

    Accord's research and development expenditures are net of funds received from the office of the chief scientist of the Israeli ministry of industry and trade, known as the OCS, and from the Israel-U.S. binational industrial research and development foundation, known as BIRD. For the years ended December 31, 1995, 1996, 1997, 1998 and 1999, Accord received $620,000, $1,396,000,
$1,196,000, $1,146,000 and $1,623,000, respectively, in OCS and BIRD funding.

    ROYALTIES. Accord pays royalties to the OCS and BIRD for research and development grants received from them. These royalties range from 3.0% to 5.0% of total revenue derived from the products developed as a result of research projects funded by OCS and BIRD. These expenditures are included in sales and marketing expense. From 1992 to September 30, 2000, Accord expensed
$2.5 million of these grants and, as of September 30, 2000, Accord's contingent liability for these future royalties totaled $5.8 million. Accord expects that its future research and development expenditures will be funded by internal funds.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and commissions for employees engaged in sales and marketing of Accord's systems as well as expenses related to trade shows, promotional materials and public relations. Sales and marketing expenses also include royalties paid to OCS and BIRD for grants received for research and development. Historically, sales and marketing expenses also included the royalties Accord paid on marketing grants Accord received from the Israeli government through the fund for the encouragement of marketing activities. As of December 31, 1999, Accord had paid or accrued the full amount of the marketing royalties commitment. Accord does not intend to apply for future grants under this program.

    Accord sells its systems worldwide through a direct sales force as well as through resellers. As of September 30, 2000, Accord employed 37 sales and marketing staff. Accord expects sales and marketing expenses to increase in absolute dollars as it adds sales personnel and increases its sales and marketing efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of:

    - salaries and related personnel expenses for executive, financial, accounting, legal, management information systems and human resources personnel;

    - employee benefits;

    - corporate facility costs; and

    - depreciation, amortization and general administrative expenses.

    Accord expects general and administrative expenses in future periods to increase in absolute dollars as it adds personnel and incurs additional costs related to the anticipated growth of its business and operations.

    Israeli companies are generally subject to income tax at the corporate rate of 36.0%. However, Accord is eligible for tax benefits that should result in its income being taxed at a significantly lower rate for several years after it begins to report taxable income.

    CURRENCY. Accord uses the U.S. dollar as its functional currency. Transactions and balances originally valued in U.S. dollars are presented at their original amounts. All transaction gains and losses from the re-measurement of monetary balance sheet items valued in non-dollar currencies are included in the statement of operations as interest and other income (expenses), net. Substantially all of Accord's production costs are com-prised of its costs of materials, which are incurred in U.S. dollars. The balance of Accord's production costs are incurred in Israeli currency. Most of Accord's marketing expenses are incurred outside of Israel in U.S. dollars.

RESULTS OF OPERATIONS

    The table below shows the percentage relationships of items from Accord's consolidated statements of operations, to its total revenues for the periods indicated:

                                                                                                             NINE MONTHS
                                                                          YEARS ENDED                           ENDED
                                                                         DECEMBER, 31,                      SEPTEMBER 30,
                                                              ------------------------------------      ----------------------
                                                                1997          1998          1999          1999          2000
                                                              --------      --------      --------      --------      --------
Revenues:
  Product sales.............................................     97.5%        96.6%         94.1%         94.6%         93.3%
  Support revenues..........................................      2.5          3.4           5.9           5.4           6.7
                                                               ------        -----         -----         -----         -----
    Total revenues..........................................    100.0        100.0         100.0         100.0         100.0
                                                               ------        -----         -----         -----         -----
Cost of revenues:
  Product sales.............................................     28.0         23.4          21.4          21.4          22.1
  Support revenues..........................................     33.3         12.1           8.8           8.8           7.5
                                                               ------        -----         -----         -----         -----
    Total cost of revenues..................................     61.3         35.5          30.2          30.2          29.6
                                                               ------        -----         -----         -----         -----
Gross profit................................................     38.7         64.5          69.8          69.8          70.4
Operating expenses:
  Research and development, net.............................    159.4         19.4          16.5          18.1          19.1
  Selling and marketing, net................................    104.9         34.9          33.2          33.3          32.0
  General and administrative................................     85.5         17.7          18.0          17.3          15.1
                                                               ------        -----         -----         -----         -----
  Litigation settlement costs...............................                                                            22.6
                                                                                                                       -----
Total operating expenses....................................    349.8         72.0          67.7          68.7          88.8
                                                               ------        -----         -----         -----         -----
Operating profit (loss).....................................   (311.1)        (7.5)          2.1           1.1         (18.4)
Interest and other income (expenses), net...................     (5.9)        (0.2)         (0.6)         (0.2)          2.6
                                                               ------        -----         -----         -----         -----
  Income (loss) before income taxes.........................   (317.0)        (7.7)          1.5           0.9         (15.8)
Net income (loss) for the year..............................   (317.0)        (7.7)%         1.5%          0.9         (15.8)%
                                                               ------        -----         -----         -----         -----

    Revenue based on geographic location is shown below:

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
North America...............................................    74.9%      77.7%      80.1%
Europe......................................................    21.0       20.3       16.3
Far East....................................................     4.1        0.4        2.1
Israel......................................................      --        1.6        1.5
                                                               -----      -----      -----
  Total.....................................................   100.0%     100.0%     100.0%
                                                               =====      =====      =====

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    TOTAL REVENUES. Total Revenues increased 69.7% to $28.7 million in the nine months ended September 30, 2000 from $16.9 million in the quarter ended September 30, 1999. Increased revenues were due to sales to new customers as well as increased sales to existing customers. North America revenues accounted for approximately 74% for the nine months ended September 30, 2000, compared to 86% for the nine months ended September 30, 1999, respectively. Accord expects that revenue from North America will continue to represent a significant portion of its business and revenues. The decrease in the North American percentage of net revenues was primarily due to increased sales in Europe and Asia as Accord continues to invest resources in those regions.

    GROSS PROFIT. Accord's gross profit increased to $20.2 million for the nine months ended September 30, 2000 from $11.8 million for the nine months ended September 30, 1999. Accord's total gross margin for the nine months ended September 30, 2000 was 70.4% compared to 69.8% for the nine months ended September 30, 1999.

    RESEARCH AND DEVELOPMENT EXPENSES, NET.  For the nine months ended
September 30, 2000, research and development expenses were $5.5 million compared to $3.1 million for the nine months ended September 30, 1999. Research and development expenses were 19.1% of total revenues for the nine months ended September 30, 2000 compared to 18.1% of total revenues for the nine months ended September 30, 1999. The increase was due primarily to the addition of personnel in Accord's research and development organization.

    SELLING AND MARKETING EXPENSES, NET.  For the nine months ended
September 30, 2000, selling and marketing expenses were $9.2 million compared to $5.6 million for the nine months ended September 30, 1999. Selling and marketing expenses were 32.0% of total revenues for the nine months ended September 30, 2000 compared to 33.3% of total revenues for the nine months ended
September 30, 1999. The increase in absolute dollars reflects a higher selling and marketing headcount and higher costs including commissions. Sales and marketing decreased as a percentage of total revenue due to revenue growth.

    GENERAL AND ADMINISTRATIVE EXPENSES.  For the nine months ended
September 30, 2000, general and administrative expenses were $4.3 million compared to $2.9 million for the nine months ended September 30, 1999. General and administrative expenses decreased to 15.1% of revenues for the nine months ended September 30, 2000 from 17.3% of revenues for the nine months ended September 30, 1999. The increases in expenditures in absolute dollars were due to addition of staff, expenses related to employee incentives and continued investments in infrastructure to support Accord's rapid growth. General and administrative expenses also included legal fees and other out-of-pocket costs associated with the lawsuit settlement described below. General and administrative expenses decreased as a percentage of total revenue due to revenue growth.

    LAWSUIT SETTLEMENT COST. The lawsuit settlement cost of $6.5 million represents a one-time charge resulting from the settlement of a patent infringement lawsuit on June 16, 2000. Under generally accepted accounting principles and SEC accounting pronouncements, a charge of this nature has to be presented in the income statement as an operating expense even though it is a non-recurring, one-time charge.

    INTEREST AND OTHER INCOME/EXPENSES, NET. Interest and other income/expenses, net consists of interest earned on cash, cash equivalents and short-term investments less bank charges resulting from the use of bank accounts and interest income or expense resulting from exchange rate differences. For the nine months ended September 30, 2000 interest and other income, net of interest expense was $0.7 million compared to expenses of $33,000 for the nine months ended September 30, 1999. The increases in interest and other income/expenses, net are due primarily to the increase in cash, cash equivalents and short-term investment balances throughout the year.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    TOTAL REVENUES. Total revenues increased 97.2% to $24.8 million in 1999 from $12.6 million in 1998. Of this increase, 82.6% was due to an increase in sales of systems in North America.

    GROSS PROFIT. Accord's gross profit increased to $17.3 million in 1999 from $8.1 million in 1998. Gross margin increased to 69.8% in 1999 from 64.5% in 1998. The increase in Accord's gross margin was the result of a 92.0% increase in revenues from system sales and an increase in the gross margin for system sales from 75.7% to 77.2%. The improvement in system gross profit percentage was due primarily to lower purchasing costs of materials. Additionally, the increase in Accord's gross margin was affected by a lower cost of support, with support revenues increasing 246%, while support costs increased by 43.2%.

    RESEARCH AND DEVELOPMENT EXPENSES, NET. Accord's research and development expenses, net, increased 68.5% to $4.1 million, or 16.5% of total revenues, in 1999 from $2.4 million, or 19.4% of total revenues, in 1998. This increase in absolute dollars was due primarily to hiring additional research and development personnel for ongoing development projects.

    SELLING AND MARKETING EXPENSES, NET. Selling and marketing expenses increased 87.6% to $8.2 million, or 33.2% of total revenues, in 1999 from $4.4 million, or 34.9% of total revenues, in 1998. This increase in absolute dollars reflects a 120% increase in payroll expenses due to the addition of sales and marketing personnel, a 190% increase in additional marketing, advertising and promotional activities undertaken to acquire new customers, and a 103% increase in royalties paid to the OCS and BIRD due to increased sales. Accord also expanded its sales regions geographically to include Asia Pacific during 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 99.7% to $4.5 million, or 18.0% of total revenues, in 1999 from $2.2 million, or 17.7% of total revenues, in 1998. This increase in absolute dollars was primarily due to an 85.4% increase in payroll expenses due to the addition of management and administrative staff to support our growth and expansion strategy as well as litigation expenses related to the defense of the patent infringement lawsuit.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    TOTAL REVENUES. Total revenues increased 698% to $12.6 million in 1998 from $1.6 million in 1997. Of this increase, 78.1% was due primarily to an increase in sales of Accord's systems in North America.

    GROSS PROFIT. Accord's gross profit increased to $8.1 million in 1998 from $611,000 in 1997. Gross margin increased to 64.5% in 1998 from 38.7% in 1997. The increase in Accord's gross margin was the result of increased revenues from system sales and an increase in the gross margin for system sales from 71.3% to 75.7%. The improvement in system gross margin was due primarily to lower purchasing costs of materials. Additionally, the increase in Accord's gross margin was affected by a lower cost of support, with support revenue increasing 963%, while support costs increased by 190%.

    RESEARCH AND DEVELOPMENT EXPENSES, NET. Research and development expenses, net, were $2.4 million, or 19.4% of total revenues, in 1998 compared to $2.5 million, or 159% of total revenues, in 1997. In absolute dollars, research and development expenses, net, remained relatively constant. While Accord increased its investment in research and development personnel by 2.7%, this additional investment was offset by a 17.6% reduction in costs resulting from lower costs of subcontractor work and materials consumed in research and development.

    SELLING AND MARKETING EXPENSES, NET. Selling and marketing expenses increased 166% to $4.4 million, or 34.9% of total revenues, in 1998 from $1.7 million, or 105% of total revenues, in 1997. This increase reflects a 123% increase in payroll expenses due to the addition of sales and marketing personnel, a 171% increase in additional marketing, advertising and promotional activities undertaken to acquire new customers, and a 418% increase in royalties paid to the OCS and BIRD due to increased sales. Accord also expanded its sales activities internationally in 1998 by opening its international sales, marketing and support operations in London, England.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative costs increased 65.5% to $2.2 million, or 17.7% of total revenues, in 1998 from $1.3 million, or 85.5% of total revenues, in 1997. This increase was primarily due to the addition of management and administrative staff to support Accord's growth and expansion strategy.

LIQUIDITY AND CAPITAL RESOURCES

    Accord initially financed its operations primarily through sales of equity and the receipt of grants from the office of the Chief Scientist of the Israeli Ministry of Industry and Trade, known as OCS, and from the

Israel-U.S. Binational Industrial Research and Development Foundation, known as BIRD, to fund research and development. Before Accord's initial public offering in June 2000, Accord sold convertible preferred shares in six private placement transactions realizing aggregate gross proceeds of approximately $25.8 million in cash, including $3.8 million before 1996, $5,2 million in March 1996, $9.0 million in March 1998 and $6.5 million in August 1999. During
December 1999 and January 2000, warrants to purchase 583,705 series B preferred shares were exercised, and Accord received payment of approximately
$1.3 million for those shares. Preferred shares were automatically converted to ordinary shares upon completion of Accord's initial public offering.

    On June 28, 2000, Accord executed an underwriting agreement selling 5,000,000 ordinary shares at an offering price of $11.00 per share for gross proceeds to be paid to Accord of $55.0 million. The gross proceeds were offset by underwriting fees of $3.9 million, payable to the underwriting firms, and Accord received $51.1 million on July 5, 2000. The net proceeds received were further reduced by offering expenses of $2.9 million. On July 5, 2000, and as the result of the initial public offering, all series A, B and C preferred shares were converted into ordinary shares on a one-for-one basis. Accord now has only one class of shares outstanding.

    On July 17, 2000, the underwriters exercised an option to purchase additional shares from Accord and shares from two selling shareholders totaling fifteen percent of the ordinary shares sold in the initial public offering. The closing of the option occurred on July 20, 2000, and Accord received additional net proceeds of $6.7 million.

    On June 16, 2000, Accord settled the lawsuit described above and in its Form F-1 filing with the SEC. As of September 30, 2000, Accord had paid $500,000 of the settlement and owed an additional $6.0 million to the third party. Accord is prepared to make payment of those obligations immediately but has not been requested by the third party to do so because of foreign tax withholding considerations.

    Accord believes that its existing cash and cash equivalents combined with the items described above will be sufficient to meet its cash requirements for the foreseeable future.

EFFECTIVE CORPORATE TAX RATES

    Accord's production facilities have been granted approved enterprise status under the Israeli Law for Encouragement of Capital Investments, 1959, and consequently are eligible for tax benefits for the first several years in which it generates taxable income from these facilities. The income derived from Accord's facilities that have been granted approved enterprise status is exempt from income tax in Israel for two years beginning in the year in which the specific approved enterprises first generate taxable income. Following this two-year period, Accord's approved enterprises are subject to corporate tax at a reduced rate of at most 25.0% for up to eight additional years, subject to some conditions and time limitations. A committee chaired by the director general of the Israeli ministry of finance has recently proposed tax reform which if adopted could reduce or cancel these benefits in the future. Because Accord has incurred tax losses through December 31, 1999, the period of benefits has not yet begun. If Accord operates under more than one approval or if Accord's capital investments are only partly approved, the effective tax rate will be a weighted combination of the various applicable tax rates.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

    Because the majority of Accord's revenue is paid in or linked to the U.S. dollar, Accord believes that inflation and fluctuation in the new Israeli shekels/U.S. dollar exchange rate has no material effect on its revenue. However, a portion of the cost of Accord's Israeli operations, mainly personnel and facility-related, is incurred in NIS. Because some of Accord's costs are in NIS, inflation in Israel and U.S. dollar exchange rate fluctuations do have some impact on expenses and, as a result, on net income. Accord's NIS costs, as expressed in U.S. dollars, are influenced by the extent to which any increase in the rate of inflation in Israel is not offset, or is offset on a delayed basis, by a devaluation of the NIS in relation to the U.S. dollar.

    In 1997 and 1998, the rate of devaluation of the NIS against the U.S. dollar exceeded the rate of inflation, a reversal from prior years. This was not the case in 1999 and in the first nine months of 2000. It is unclear what the devaluation rate will be in the future, and Accord may be materially adversely affected if inflation in Israel exceeds the devaluation of the NIS against the U.S. dollar, or if the timing of the devaluation lags behind increases in inflation in Israel.

    Accord does not engage in any hedging or other transactions intended to manage risks relating to foreign currency exchange rate or interest rate fluctuations. At December 31, 1999, Accord did not own any market risk sensitive instruments except for its revolving line of credit. However, Accord may in the future undertake hedging or other similar transactions or invest in market risk sensitive instruments if management determines that it is necessary or advisable to offset these risks.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

    Accord's financial market risk includes risks related to international operations and related foreign currencies. Accord anticipates that sales outside of North America will continue to account for a significant portion of its consolidated revenue. To date, all sales have been valued in U.S. dollars. In future periods, Accord expects its sales to be principally valued in U.S. dollars, eliminating foreign currency exchange risk.

    Accord values expenses of its international operations in each country's local currency and therefore is subject to foreign currency exchange risk. However, through December 31, 1999 Accord had not experienced any significant negative impact on its operations as a result of fluctuations in foreign currency exchange rates. Accord does not use financial instruments to hedge operating expenses in Israel, the United Kingdom or China that are valued in local currency. Accord intends to continue to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

    Accord does not use derivative financial instruments for speculative trading purposes, nor does it hedge its foreign currency exposure to offset the effects of changes in foreign exchange rates.

    Accord's exposure to market risks for changes in interest rates relates primarily to its credit facility. At September 30, 2000, Accord's financial market risk related to this debt was immaterial. Accord's general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."
SFAS 133, as amended by SFAS 138, established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for the fiscal years beginning after June 15, 2000. Accord is presently evaluating the impact SFAS 133 will have on its financial position and results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provide guidance for the presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. SAB 101 is effective beginning in the fourth quarter of 2000. Accord does not expect that the adoption of SAB 101 will have a material impact on its financial statements.

    In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB Opinion No. 25. FIN 44 clarifies the application

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
of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption those provisions of FIN 44 did not have a material effect on Accord's financial statements.

                   SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS,
                       MANAGEMENT AND DIRECTORS OF ACCORD
              BENEFICIAL OWNERSHIP OF CERTAIN ACCORD SHAREHOLDERS

    The following table sets forth information regarding beneficial ownership of
Accord's ordinary shares as of             , 2001, the record date for
determination of Accord shareholders entitled to notice of and to vote at the extraordinary general meeting. Information is set forth regarding the beneficial ownership of Accord's equity securities by each person known by Accord to own more than 5% of any class of its voting securities, each director and nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

    Pursuant to SEC rules, the number of ordinary shares beneficially owned by a specific person or group includes shares issuable pursuant to convertible securities, warrants and options held by such person or group that may be
converted or exercised within 60 days after             , 2001. These shares are
deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

    The persons named in the table gave Accord the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

    See "Voting Agreements" on page 56 for a discussion of the voting agreements entered into with Polycom by certain of the persons named in the table.

                                                                                   PERCENTAGE OF TOTAL
                                                               NUMBER OF SHARES          SHARES
BENEFICIAL OWNER                                              BENEFICIALLY OWNED       OUTSTANDING
----------------                                              ------------------   -------------------
Entities affiliated with Nitzanim Fund (1993) Ltd. and
  Concord K.T. Investment Partners Ltd......................      3,190,275(1)                   15.4
Entities managed by SVM STAR Venture Capital Management Ltd.
  and SVM STAR Ventures Management GmbH No. 3...............      2,010,217(2)                    9.7
Advanced Technology Ventures IV, L.P........................      1,631,158(3)                    7.9
Gilde IT Fund B.V...........................................      1,620,768(4)                    7.8
Norwest Equity Capital L.L.C................................      1,370,614(5)                    6.6
VTEL Corporation............................................      1,301,092(6)                    6.3
Jules L. DeVigne............................................        672,680(7)                    3.2
Sigi Gavish.................................................        820,836(8)                    3.9
Matty Karp..................................................         60,750                         *
Jos C. Henkens..............................................             --                        --
Eren Privman................................................             --                        --
Gila Silber Fiengold........................................             --                        --
Philip B. Keenan............................................         75,190(9)                      *
David P. Gallagher..........................................         61,250(10)                     *
All executive officers and directors as a group (8
  persons)..................................................      1,882,956(11)                   8.8

------------------------------

   * Represents beneficial ownership of less than 1%.

 (1) Includes:

    - 1,531,024 ordinary shares held by Nitzanim fund (1993) Ltd.;

    - 1,371,665 ordinary shares held by K.T. Concord Venture Fund (Cayman) L.P.;

    - 274,201 ordinary shares held by K.T. Concord Venture Fund (Israel) L.P.;

    - 11,192 ordinary shares held by K.T. Concord Venture Advisors (Cayman) L.P.; and

    - 2,193 ordinary shares held by K.T. Concord Venture Advisors (Israel) L.P.

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
        The general partner and investment manager of the Concord entities is Concord K.T. Investment Partners Ltd. Matty Karp, one of Accord's directors, is a principal of this entity and vice chairman of Nitzanim Fund
    (1993) Ltd. and may beneficially own these shares under the securities laws but disclaims beneficial ownership of them. The address for each of these entities is 85 Medinat Hayehudim Street, 7th Floor, P.O. Box 4011, Herzelia Pituach 46140, Israel.

 (2) Includes:

    - 937,160 ordinary shares held by STAR Management of Investments (1993) Limited Partnership;

    - 565,869 ordinary shares held by SVE STAR Ventures Enterprises No. III GbR, a German Civil Law Partnership (with limitation of liability);

    - 249,069 ordinary shares held by SVM STAR Ventures Management GmbH Nr. 3 & Co. Beteiligungs KG;

    - 210,776 ordinary shares held by SVE STAR Ventures Enterprises No. II GbR, a German Civil Law Partnership (with limitation of liability); and

    - 47,343 ordinary shares held by SVE STAR Ventures Enterprises No. IIIA GbR, a German Civil Law Partnership (with limitation of liability).

        SVM STAR Venture Capital Management Ltd. manages the investments of STAR Management of Investments (1993) Limited Partnership, and SVM STAR Ventures Management GmbH No. 3 manages the investments of the other STAR entities listed above. Dr. Meir Barel is the sole director and primary owner of each of SVM STAR Venture Capital Management Ltd. and SVM STAR Ventures Management GmbH No. 3 and may be deemed to beneficially own these shares under securities laws but disclaims beneficial ownership of them. The address for STAR Management of Investments (1993) Limited Partnership is 11 Galgaley Haplada, Building 3, Herzelia 46733, Israel, and the address for the other STAR entities listed above is Possartstrasse No. 9, D-81679 Munich, Germany.

 (3) Jos C. Henkens, one of Accord's directors, is a general partner of Advanced Technology Ventures IV, L.P., and may beneficially own these shares under the securities laws, but disclaims beneficial ownership of them. The address of Advanced Technology Ventures IV, L.P. is 485 Romona Street, Suite 200, Palo Alto, California 94301.

 (4) The address of Gilde is Newtonlaan 91, P.O. Box 85067, 3508 AB Utrecht, Netherlands.

 (5) Itasca NEC, L.L.C., or Itasca, is the managing member of Norwest Equity Capital, L.L.C., or Norwest, and has sole voting and investment power of the shares. Under the securities laws, the managing members of Itasca beneficially own the shares held by Norwest and therefore have voting and investment power of the shares. The members of Itasca disclaim beneficial ownership of the shares held by Norwest, except to the extent of their direct pecuniary interest in the shares. The address of Norwest Equity Capital, L.L.C. is 245 Lytton Avenue, Suite 250, Palo Alto, California 94301.

 (6) The address of VTEL Corporation is 108 Wild Basin Road, Austin, Texas
     78746.

 (7) Includes 347,217 ordinary shares subject to options exercisable within
     60 days of             , 2001.

 (8) Includes 125,000 ordinary shares subject to options exercisable within
     60 days of             , 2001.

 (9) Represents 167,190 ordinary shares subject to options exercisable within
     60 days of             , 2001 and 8,000 ordinary shares held by
     Mr. Keenan's spouse, of which Mr. Keenan disclaims beneficial ownership.

 (10) Represents ordinary shares subject to options exercisable within 60 days
      of             , 2001.

 (11) Includes 601,903 ordinary shares subject to options exercisable within
      60 days of             , 2001.

          Does not include shares beneficially owned by entities affiliated with Nitzanim Fund (1993) Ltd. or Concord K.T. Investment Partners Ltd., of which one of Accord's directors, Matty Karp, is affiliated, or shares beneficially owned by Advanced Technology Ventures IV, L.P., of which one of Accord's directors Jos Henkens, is affiliated. Mr. Karp and Mr. Henkens disclaim beneficial ownership of the shares held by these entities.

                      DESCRIPTION OF POLYCOM CAPITAL STOCK

COMMON STOCK

    Subject to preferences that may be applicable to any class or series of capital stock with prior rights as to dividends that may be issued in the future, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, but must take actions at a duly called annual meeting or special meeting of stockholders.

PREFERRED STOCK

    Polycom's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued preferred stock could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of Polycom. At present, there are no outstanding shares of preferred stock.

            COMPARISON OF RIGHTS OF HOLDERS OF POLYCOM COMMON STOCK
                           AND ACCORD ORDINARY SHARES

    The following is a summary of the material differences between the rights of holders of Polycom common stock and the rights of holders of Accord ordinary shares at the date hereof. This summary is not a complete comparison of rights that may be of interest to you, and you should therefore read the full text of the State of Delaware's and the State of Israel's corporate statutes (the "DGCL" and the "Companies Law," respectively) and the respective corporate charters and bylaws of Polycom and Accord. For information as to how these documents may be obtained, see "Where You Can Find More Information."

             COMPARISON OF AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    POLYCOM. The authorized capital stock of Polycom consists of 175,000,000 shares of common stock, par value $0.0005 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of [ ], 2001, there were [ ] shares of common stock outstanding, and no shares of preferred stock outstanding.

    ACCORD. The registered capital stock of Accord consists of 50,000,000 ordinary shares, NIS 0.01 nominal value per share, and 5,000,000 preferred shares, NIS 0.01 nominal value per share. As of [ ], 2001, there were [ ] ordinary shares and no preferred shares outstanding.

        COMPARISON OF SHAREHOLDER RIGHTS UNDER DELAWARE AND ISRAELI LAW

DIVIDENDS

    ACCORD. The Companies Law provides that dividends may be paid out of a company's profits, defined as the greater of:

    - a company's surplus, defined as those amounts included in the capital of the company originating from the company's net profits, as well as other amounts in the capital of the company that are not share capital or premiums on shares, as to be determined by the Israeli Minister of Justice;

    - a company's accumulated surplus for the two previous fiscal years.

    In each case, dividends can only be distributed if there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due.

    Under Accord's articles of association, dividends may be paid solely out of the profits of Accord.

    POLYCOM. Under the DGCL, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets.

    Under Polycom's certificate of incorporation and bylaws, Polycom's directors may declare dividends from time to time at their discretion, out of legally available funds.

VOTING RIGHTS

    ACCORD. Each ordinary share of Accord is entitled to one vote on matters submitted to a vote of shareholders.

    POLYCOM.  Each share of Polycom capital stock has the right to one vote.

DIRECTORS--NUMBER OF DIRECTORS; VACANCIES

    ACCORD. Under the Companies Law, a public company must have at least two external directors. The Accord articles specify that the Accord board size shall be no less than two directors and no more than ten directors (including the external directors). The directors are appointed by the shareholders at a general meeting. Vacant director positions (other than external director positions) may be filled by a majority of the directors then in office. External directors may be elected only in accordance with applicable provisions of the Companies Law. The Accord articles provide for the appointment of substitute or alternate directors.

    POLYCOM. Under the DGCL, a corporation's board of directors must consist of at least one member with the number fixed by the charter document or bylaws of the corporation. The Polycom charter and bylaws provide that the Polycom board shall consist of 7 directors. The DGCL provides that vacant director positions may be filled by a majority of the directors then in office, even though less than a quorum, unless:

    - otherwise provided in the certificate of incorporation or bylaws of the corporation; or

    - the certificate of incorporation directs that a particular class elects such director.

    Polycom's charter and bylaws do not provide for either of the above.

    In addition, at the time of filling any vacant director position, if the directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent (10%) of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

    Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office may vote to fill the vacancy. Polycom's certificate of incorporation and bylaws do not provide otherwise.

DIRECTORS--CLASSIFICATION

    ACCORD. Accord's articles provide for three classes of directors, of which one class shall stand for election at every annual general meeting of Accord's shareholders and shall be appointed for approximately three years.

    POLYCOM. Polycom's bylaws provide that each director will be elected at the annual meeting of stockholders and will hold office until the next annual meeting of stockholders and until a successor is elected.

DIRECTORS--REMOVAL

    ACCORD. The Companies Law provides that a director (other than an external director) may be removed with or without cause by the majority of the voting rights represented in person or by proxy at a meeting of Accord's shareholders, and shall also be removed from office if convicted of certain offenses, if such director is declared bankrupt, or if a court determines that the director is unable to regularly perform his or her obligations as a director. External directors may only be removed in accordance with the relevant provisions of the Companies Law.

    POLYCOM. Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors, unless the certificate of incorporation limits such removal only for cause. Polycom's charter does not limit removal for cause.

LIMITATIONS ON DIRECTORS LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

    ACCORD. The Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty. However, the Companies Law allows an Israeli company to exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, if the company's articles of association allow such exculpation. Accord's articles of association do not provide for exculpation.

    The Companies Law provides that a company may not exculpate or indemnify an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

    - a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company;

    - a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

    - any act or omission done with the intent to derive an illegal personal gain; or

    - a fine or monetary settlement imposed upon the office holder.

    Pursuant to the Companies Law, indemnification of, and procurement of insurance coverage for, office holders in a public company must be approved by the audit committee, the board of directors and, if the office holder is a director, by the company's shareholders.

    POLYCOM. Section 102 of the DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;

    - intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or

    - any transaction in which the director derives an improper personal benefit.

    Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

    - any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful;

    - any derivative action or suit on behalf of such corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

    In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

    The Polycom charter provides that Polycom shall indemnify Polycom directors to the maximum extent permitted by the DGCL. The Polycom charter provide that Polycom may, at the discretion of the Polycom board, also indemnify officers, employees and agents of Polycom.

CALL OF SPECIAL MEETINGS

    ACCORD. Under Section 63(b) of the Companies Law, an extraordinary general meeting of shareholders of a public company may be called by the board of directors or by a request of two directors or twenty-five percent of the directors in office, or by shareholders holding at least five percent of the issued share capital of the company and at least one percent of the voting rights, or of shareholders holding at least five percent of the voting rights of the company.

    POLYCOM. Under Section 211 of the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under Polycom's bylaws, a special meeting of stockholders may be called by the President, by a majority of the board of directors, or at the request in writing of stockholders owning at least fifty percent (50%) of the entire capital stock of Polycom that is issued and outstanding and entitled to vote.

ACTION OF SHAREHOLDERS WITHOUT A MEETING

    ACCORD. Under the Accord articles of association, a resolution in writing signed or consented to by written notification by all of the Accord shareholders then entitled to attend and vote at general shareholder meetings shall be deemed to have been unanimously adopted.

    POLYCOM. Polycom's bylaws prohibit shareholders from taking any action without a meeting.

AMENDMENT TO CHARTER, MEMORANDUM OF ASSOCIATION

    ACCORD. Under the Companies Law, an Israeli company such as Accord, which was incorporated prior to February 1, 2000, when the date the Companies Law became effective, may not amend its memorandum of association, except to the extent allowed under the provisions of the former Companies Ordinance, or under other limited circumstances in accordance with Israeli law. Accord amended its memorandum of association in May 2000 to enable it, by such majority as shall be set forth in its articles of association, to change its name, increase its share capital, consolidate or divide its share capital into shares of a larger or smaller nominal value, cancel unissued shares and reduce its share capital in the manner permitted by law and subject to any condition required by law. Accord's articles currently provide that with respect to the above matters a simple majority of the voting rights present and voting is sufficient. In general, the affirmative vote of the holders of at least 75% of the voting rights of Accord represented in person or by proxy at a meeting of shareholders at which a quorum is present and voting thereon is required for other amendments to the memorandum of association.

    POLYCOM. Under the DGCL, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. Polycom's certificate of incorporation does not contain a provision requiring a greater proportion of voting power to amend the charter. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock.

AMENDMENT TO BYLAWS, ARTICLES OF ASSOCIATION

    ACCORD. Under the Companies Law, an Israeli company such as Accord, which was incorporated prior to February 1, 2000, the date the Companies Law became effective, may, amend or supplement its articles of association by a majority of 75% of the voting rights present and voting or by any other majority otherwise determined in the memorandum or articles of association. Accord amended its articles of association effective as of the closing of its initial public offering to provide that the amendment of the articles of association requires the approval, at a general meeting with a quorum, of seventy-five percent (75%) of the voting rights present and voting in person or by proxy, with the following exceptions:

    - An amendment to Accord's articles of association intended to change its name, to increase, decrease, consolidate, or divide its share capital requires the approval at a general meeting with a quorum, of a simple majority of the voting rights present and voting in person or by proxy.

    - An amendment to Accord's articles of association intended to amend or repeal the right of Accord's board of directors under the current articles of association to issue and determine the rights of preferred shares, requires, in addition to the above 75% majority, the affirmative vote of at least two-thirds of the outstanding voting rights of Accord.

    - An amendment to Accord's articles of association intended to amend or repeal Article 69 of Accord's current articles of association, which deals with the number of directors on the Accord board of directors, the method of appointment of such directors, filling vacancies on the board of directors, and eligibility of nominees for the position of directors, requires, in addition to the above 75% majority, the affirmative vote of at least two-thirds of the outstanding voting rights of Accord.

    POLYCOM. Section 109 of the DGCL provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. Under the Polycom charter, the Polycom board is expressly authorized to adopt, amend, alter or repeal the bylaws of Polycom.

CONFLICT OF INTEREST; FIDUCIARY DUTY

    ACCORD. The Companies Law codifies the fiduciary duties that office holders, including directors and executive officers, owe to a company. An office holder, as defined in the Companies Law, includes a director, general manager, chief managing director, executive vice president, vice president, other managers directly subordinate to the managing director and any other person assuming any of the foregoing positions or responsibilities without regard to such person's title. An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty includes avoiding any conflict of interest between the office holder's position in the company and his personal affairs, avoiding any competition with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company's affairs which the office holder has received due to his position as an office holder. Under the Companies Law, all arrangements as to compensation of office holders who are not directors require approval of the board of directors and may require the approval of the audit committee. Arrangements regarding the compensation of directors also require audit committee and shareholder approval. The Companies Law requires that an office holder promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. The office holder must also disclose the interests of any entity in which he or she is a five percent or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager. In addition, if the transaction is an extraordinary transaction, as defined under Israeli law, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing. An extraordinary transaction is defined as a transaction not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company's profitability, assets or liabilities. In the case of a transaction which is not an extraordinary transaction, after the office holder complies with the above disclosure requirement, only board approval is required unless the articles of association of the company provides otherwise. The transaction must not be adverse to the company's interest. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it also must be approved by the board of directors and the audit committee. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the board of directors may not be present at this meeting or vote on this matter.

    Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and refrain from abusing his power in the company, including, among other things, when voting in the general meeting of shareholders on the following matters:

    a)  any amendment to the articles of association;

    b)  an increase of the company's authorized share capital;

    c)  a merger; or

    d) approval of certain acts and transactions, including interested party transactions that require shareholder approval, as specified in the Companies Law.

    In addition, any controlling shareholder, any shareholder who can determine the outcome of a shareholder vote and any shareholder who, under a company's articles of association, can appoint or prevent the appointment of an office holder, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty.

    POLYCOM. Section 144 of the DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

    a) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

    b) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

    c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

BUSINESS COMBINATIONS; ANTI-TAKEOVER EFFECTS

    ACCORD. The Companies Law permits merger transactions with the approval of each party's board of directors and a vote of the majority of each party's shares, including a majority of shareholders who are not related to the other party in the merger voting on the proposed merger at a shareholders' meeting at which a proper quorum exists. A shareholder will be deemed to be related to the other party in the merger under

Israeli law if such shareholder is a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of Merger Sub Ltd. or of Polycom, or is a relative of or a company controlled by such person or entity. The Companies Law does not require court approval of a merger but a court may approve a merger if requested to do so by the holders of at least 25% of voting rights of a merging company, even if the required shareholder approval is not received. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 70 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

    Israeli tax law treats some acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares in an Israeli company for shares in a foreign corporation to immediate taxation.

    POLYCOM. Section 203 of the DGCL generally prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date the person becomes an interested stockholder.

DISSENTERS' RIGHTS

    ACCORD. Under the Companies Law, statutory dissenter's rights as such are not available to the shareholders of Israeli companies. However, a court may, at the request of a shareholder of a company in which a tender offer was made and in which less than 5% of the company's shares were not tendered, determine that the consideration paid for the shares was less than their fair value and that the fair value must be paid, as determined by the court. Such a request must be filed within three months of the date the tender offer is accepted and may be filed as a class action suit.

    The Companies Law requires an acquirer of a publicly held company's shares, who wishes to acquire the company's shares without the approval of its minority shareholders, to acquire 95% of all outstanding shares not held by the acquirer before the acquisition. Even if the acquirer acquires 95% of the outstanding shares, the remaining minority shareholders may seek to block the acquisition in court. The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer, if as a result of the acquisition the purchaser would become a 25% shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% shareholder of the company, unless there is a 50% shareholder of the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, either:

    - there is a limitation on acquisition of certain levels of control of the company; or

    - the acquisition of certain levels of control requires the purchaser to do so by means of a tender offer to the public.

    POLYCOM. The DGCL does not provide for dissenters' rights in transactions involving stock purchases.

DERIVATIVE ACTIONS

    ACCORD. A derivative action may be brought in Israel by a shareholder or a director of a company for the benefit of that company and with the approval of the court. A shareholder may not sue derivatively unless the shareholder has first demanded that the company take action, and the demand has been refused, ignored, or responded to in a manner which the shareholder or director does not believe eliminates the grounds for the cause of the action. A creditor of a company may also bring derivative action for the benefit of that company solely in connection with a prohibited distribution by the company.

    POLYCOM. A derivative action may be brought in Delaware by a stockholder of a corporation. The DGCL provides that the person must allege that he was a stockholder at the time when the transaction took place. A stockholder may not sue derivatively without first demanding that the corporation bring suit, which demand has been refused, unless it is shown that such demand would have been futile.

                                    EXPERTS

    The consolidated financial statements of Polycom as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 incorporated by reference into this document have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The audited consolidated financial statements of Accord as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this proxy statement/prospectus have been so included in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent certified public accountants in Israel, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of Polycom common stock offered by this document and certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Polycom by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters with respect to U.S. federal income tax consequences of the merger will be passed upon for Accord by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                      WHERE YOU CAN FIND MORE INFORMATION

    THIS DOCUMENT INCORPORATES OTHER REPORTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

    The following documents, which have been filed by Polycom with the Securities and Exchange Commission, are incorporated by reference into this document:

    - Polycom's annual report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 29, 2000;

    - Polycom's registration statement on Form 8-A filed with the SEC on July 22, 1998;

    - all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1999, including
      (1) Polycom's quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and (2) Polycom's current report on Form 8-K filed with the SEC on December 12, 2000; and

    - Polycom's proxy statement for the 2000 annual meeting of stockholders, filed with the SEC on March 31, 2000.

    In addition, all information filed by Polycom under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this proxy statement/prospectus and before the date of the Accord extraordinary general shareholders' meeting, will be deemed incorporated into this document by reference and will constitute a part of this document from the date of filing of that information.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

    The reports incorporated by reference into this proxy statement/prospectus (including exhibits, unless those exhibits are specifically incorporated by reference into this document) are available from Polycom upon request without charge. Request should be directed to: Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, Attention: Investor Relations, or by calling at
(408) 526-9000. Any request for reports should be made by January [ ], 2001 to ensure timely delivery.

    Polycom and Accord each file reports, proxy statements and other information with the Securities and Exchange Commission which may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza           Citicorp Center           Seven World Trade Center
Room 1024                 500 West Madison Street   13th Floor
450 Fifth Street, N.W.    Suite 1400                New York, New York 10048
Washington, D.C. 20549    Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Polycom. The address of the SEC website is http://www.sec.gov.

    Reports, proxy statements and other information regarding Polycom and Accord may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Polycom has filed a registration statement under the Securities Act of 1933 with the SEC with respect to Polycom's common stock to be issued to Accord shareholders in the merger. This proxy statement/ prospectus constitutes the prospectus of Polycom filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying at the SEC's offices as set forth above.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT AND ITS ANNEXES IN CONSIDERING ADOPTION OF THE MERGER AGREEMENT. NEITHER POLYCOM NOR ACCORD HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                          ACCORD FINANCIAL STATEMENTS

                              ACCORD NETWORKS LTD.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUDITED FINANCIAL STATEMENTS
  Report of independent accountants.........................     F-2
  Consolidated balance sheets at December 31, 1998 and
    1999....................................................     F-3
  Consolidated statements of operations for the years ended
    December 31, 1997, 1998 and 1999........................     F-4
  Consolidated statements of changes in mandatorily
    redeemable convertible preferred shares and
    stockholders' equity (deficit) for the years ended
    December 31, 1997, 1998 and 1999........................     F-5
  Consolidated statements of cash flows for the years ended
    December 31, 1997, 1998 and 1999........................     F-6
  Notes to consolidated financial statements................     F-8

UNAUDITED FINANCIAL STATEMENTS
  Condensed consolidated balance sheets at December 31, 1999
    and September 30, 2000 (unaudited)......................    F-31
  Condensed consolidated statements of operations for the
    three and nine months ended September 30, 1999 and 2000
    (unaudited).............................................    F-32
  Condensed consolidated statements of changes in
    mandatorily redeemable convertible preferred shares and
    stockholders' equity (deficit) for the three months
    ended September 30, 2000 (unaudited)....................    F-33
  Condensed consolidated statements of cash flows for the
    nine months ended September 30, 1999 and 2000
    (unaudited).............................................    F-35
  Notes to condensed consolidated financial statements
    (unaudited).............................................    F-36

                              ACCORD NETWORKS LTD.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Accord Networks Ltd.

    We have audited the consolidated balance sheets of Accord Networks Ltd. (the "parent") and its subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in mandatorily redeemable convertible preferred shares and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the parent's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the parent's board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the parent and its subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and the cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    On June 16, 2000, the Company settled a patent infringement lawsuit for $6.5 million. See note 5a(1) and note 12f.

                                          Kesselman & Kesselman
                                          Certified Public Accountants
                                          (Israel)

Tel-Aviv, Israel
February 6, 2000, except for notes 12e and 12f the dates of which are May 25, 2000 and June 16, 2000, respectively.

                              ACCORD NETWORKS LTD.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                ASSETS (NOTE 5c)
Current assets:
  Cash and cash equivalents.................................  $ 1,436    $ 5,787
  Accounts and note receivable:
    Trade accounts receivable, net of allowance for doubtful
     accounts of $125 at December 31, 1999 (note 1l)........    4,259      6,012
    Trade note receivable, net of allowance for doubtful
     account of $213 (note 1l)..............................       --         80
    Other (note 8a).........................................       99      1,882
  Inventories (note 8b).....................................    2,141      2,786
  Prepaid expenses and other current assets.................      128        263
                                                              -------    -------
      Total current assets..................................    8,063     16,810
                                                              -------    -------
Fixed assets (note 2):
  Cost......................................................    2,666      3,204
  Less--accumulated depreciation and amortization...........    1,064      1,146
                                                              -------    -------
      Total fixed assets....................................    1,602      2,058
                                                              -------    -------
Other assets (note 8c)......................................      448      1,630
                                                              -------    -------
      Total assets..........................................  $10,113    $20,498
                                                              =======    =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accruals:
    Trade...................................................  $   843    $ 2,220
    Loan from shareholder (note 4)..........................      250         --
    Other (note 8d).........................................    2,080      3,908
                                                              -------    -------
      Total current liabilities.............................    3,173      6,128
Long-term liabilities:
  Accrued severance pay (note 3)............................      551        888
  Deferred revenues.........................................       47         26
Contingent liabilities and commitments (note 5).............
                                                              -------    -------
      Total liabilities.....................................    3,771      7,042
                                                              -------    -------
Mandatorily redeemable convertible preferred shares,
  NIS 0.01 par value, series A, B and C (note 6)............   19,415     25,916
                                                              -------    -------
Stockholders' equity (deficit) (notes 6 and 12e):
  Ordinary shares of NIS 0.01 par value:
    Authorized: December 31, 1998--4,250,000 shares,
     December 31, 1999--41,324,561 shares; issued and
     outstanding: December 31, 1998--1,277,067 shares,
     December 31, 1999--1,854,388 shares....................        4          6
Warrants and options (note 6c and d)........................        7         95
Additional paid-in capital..................................                 159
Accumulated deficit.........................................  (13,084)   (12,720)
                                                              -------    -------
      Total stockholders' equity (deficit)..................  (13,073)   (12,460)
                                                              -------    -------
                                                              $10,113    $20,498
                                                              =======    =======

    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1997        1998         1999
                                                             ---------   ---------   ----------
Revenues (note 8e):
  Product sales............................................  $   1,538   $  12,172   $   23,366
  Support revenues.........................................         40         425        1,469
                                                             ---------   ---------   ----------
    Total revenues.........................................      1,578      12,597       24,835
                                                             ---------   ---------   ----------
Cost of revenues:
  Product sales............................................        442       2,954        5,329
  Support revenues.........................................        525       1,523        2,181
                                                             ---------   ---------   ----------
    Total cost of revenues.................................        967       4,477        7,510
                                                             ---------   ---------   ----------
Gross profit...............................................        611       8,120       17,325
Operating expenses:
  Research and development, net (note 8f)..................      2,515       2,439        4,109
  Selling and marketing, net (note 5b(2)(c))...............      1,656       4,398        8,250
  General and administrative...............................      1,349       2,233        4,460
                                                             ---------   ---------   ----------
    Total operating expenses...............................      5,520       9,070       16,819
                                                             ---------   ---------   ----------
Operating income (loss)....................................     (4,909)       (950)         506
Interest and other expenses, net (note 8g).................        (93)        (30)        (142)
                                                             ---------   ---------   ----------
Net income (loss)..........................................  $  (5,002)  $    (980)  $      364
                                                             =========   =========   ==========
Earnings (loss) per share (note 8h):
  Basic....................................................  $   (3.92)  $   (0.77)  $     0.28
                                                             =========   =========   ==========
Diluted....................................................  $   (3.92)  $   (0.77)  $     0.02
                                                             =========   =========   ==========
Weighted average number of shares outstanding (note 8h):
  Basic....................................................  1,277,067   1,277,067    1,318,410
                                                             =========   =========   ==========
  Diluted..................................................  1,277,067   1,277,067   16,092,564
                                                             =========   =========   ==========

    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

    CONSOLIDATED STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE
              PREFERRED SHARES AND STOCKHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            MANDATORILY
                                            REDEEMABLE           STOCKHOLDERS' EQUITY (DEFICIT)
                                            CONVERTIBLE        ----------------------------------
                                         PREFERRED SHARES         ORDINARY SHARES
                                       ---------------------   ---------------------   ADDITIONAL
                                         NUMBER                  NUMBER                 PAID-IN
                                       OF SHARES     AMOUNT    OF SHARES     AMOUNT     CAPITAL
                                       ----------   --------   ----------   --------   ----------
BALANCE AT JANUARY 1, 1997...........   5,627,178   $10,315     1,277,067     $ 4
  Receipts on account of shares to be
    allotted (note 6a(3))............                   361
  Amounts assigned to options granted
    to non-employees (note 6c).......
  Net loss...........................
                                       ----------   -------    ----------     ---       -------
BALANCE AT DECEMBER 31, 1997.........   5,627,178    10,676     1,277,067       4
  Issuance of series B convertible
    preferred shares, net of share
    issue expenses in the amount of
    $106 (note 6a(3))................   4,017,428     8,739
  Amounts assigned to warrants and
    options granted to non-employees
    (note 6c and d)..................
  Net loss...........................
                                       ----------   -------    ----------     ---       -------
BALANCE AT DECEMBER 31, 1998.........   9,644,606    19,415     1,277,067       4
  Issuance of ordinary shares for
    cash related to exercise of stock
    options..........................                             577,321       2       $   159
  Issuance of Series A convertible
    preferred shares (note 10b)......     397,673         1
  Issuance of Series B convertible
    preferred shares related to
    exercise of warrants
    (note 6d)........................      59,152       115
  Issuance of series C convertible
    preferred shares, net of share
    issue expenses in the amount of
    $115 (note 6a(3))................   1,425,439     6,385
  Amounts assigned to warrants and
    options granted to non-employees
    (note 6c and d)..................
  Net income.........................
                                       ----------   -------    ----------     ---       -------
BALANCE AT DECEMBER 31, 1999.........  11,526,870   $25,916     1,854,388     $ 6       $   159
                                       ==========   =======    ==========     ===       =======


                                              STOCKHOLDERS' EQUITY (DEFICIT)
                                       --------------------------------------------
                                         WARRANTS                         TOTAL
                                       AND OPTIONS                    STOCKHOLDERS'
                                         (NOTE 6C      ACCUMULATED       EQUITY
                                          AND D)         DEFICIT        (DEFICIT)
                                       ------------   -------------   -------------
BALANCE AT JANUARY 1, 1997...........      $ 2          $ (7,102)       $ (7,096)
  Receipts on account of shares to be
    allotted (note 6a(3))............
  Amounts assigned to options granted
    to non-employees (note 6c).......        *                                 *
  Net loss...........................                     (5,002)         (5,002)
                                           ---          --------        --------
BALANCE AT DECEMBER 31, 1997.........        2           (12,104)        (12,098)
  Issuance of series B convertible
    preferred shares, net of share
    issue expenses in the amount of
    $106 (note 6a(3))................
  Amounts assigned to warrants and
    options granted to non-employees
    (note 6c and d)..................        5                                 5
  Net loss...........................                       (980)           (980)
                                           ---          --------        --------
BALANCE AT DECEMBER 31, 1998.........        7           (13,084)        (13,073)
  Issuance of ordinary shares for
    cash related to exercise of stock
    options..........................                                        161
  Issuance of Series A convertible
    preferred shares (note 10b)......
  Issuance of Series B convertible
    preferred shares related to
    exercise of warrants
    (note 6d)........................
  Issuance of series C convertible
    preferred shares, net of share
    issue expenses in the amount of
    $115 (note 6a(3))................
  Amounts assigned to warrants and
    options granted to non-employees
    (note 6c and d)..................       88                                88
  Net income.........................                        364             364
                                           ---          --------        --------
BALANCE AT DECEMBER 31, 1999.........      $95          $(12,720)       $(12,460)
                                           ===          ========        ========

----------------------------------

* Representing an amount less than $1,000.

    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) for the year............................  $(5,002)   $  (980)   $   364
  Adjustments required to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization...........................      369        622        834
    Provision for doubtful accounts.........................       --         --        338
    Increase in provision for vacation and recreation pay...       --         44        145
    Accrued severance pay, net..............................       60         40        109
    Amounts assigned to options and warrants granted to
      employees and non-employees (note 6c and d)...........       --          2        103
    Interest on principal of convertible loans from
      stockholders..........................................      123         84         --
    Loss on sale of fixed assets............................        6         10         14
    Changes in operating asset and liability items:
      Increase in accounts receivable.......................     (924)    (2,520)    (4,089)
      Increase in accounts payable and accruals.............      540      1,016      2,184
      Increase in inventories...............................   (1,408)      (380)      (645)
      Increase in deferred revenues.........................      167        197        664
                                                              -------    -------    -------
                                                               (1,067)      (885)      (343)
                                                              -------    -------    -------
        Net cash provided by (used in) operating
          activities........................................   (6,069)    (1,865)        21
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................     (393)    (1,056)    (1,376)
  Proceeds from deposit (amounts deposited).................     (120)        25       (107)
  Proceeds from sale of fixed assets........................       --          9        112
                                                              -------    -------    -------
        Net cash used in investing activities...............     (513)    (1,022)    (1,371)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issue of mandatorily redeemable convertible preferred
    shares at a premium, net of share issue expenses........       --      2,633      6,501
  Issue of ordinary shares..................................       --         --        146
  Convertible loans from stockholders.......................    5,899         --         --
  Receipts on account of shares to be allotted..............      361         --         --
  Offering costs (carried to deferred charges)..............       --         --       (696)
  Proceeds from issue of warrants (note 6d).................       --          3         --
  Repayment of long-term loan...............................       --         --       (250)
  Proceeds (repayment) of short-term bank credit--net.......      412       (412)        --
                                                              -------    -------    -------
        Net cash provided by financing activities...........    6,672      2,224      5,701
                                                              -------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............       90       (663)     4,351
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...    2,009      2,099      1,436
                                                              -------    -------    -------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $ 2,099    $ 1,436    $ 5,787
                                                              =======    =======    =======

                              ACCORD NETWORKS LTD.

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION--CASH PAID
  DURING THE YEAR FOR:
  Interest..................................................  $    20    $    18    $    33
                                                              =======    =======    =======
  Advances to income tax authorities........................  $    13    $    40    $    51
                                                              =======    =======    =======

SUPPLEMENTARY INFORMATION ON FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS:

    1) As stated in note 6a(2), in March 1998, loans from stockholders and accrued interest totaling $6,106,000 were converted into Series B preferred shares.

    2) Deferred charges amounting to $151,000 not paid as of December 31, 1999 will be included in the statements of cash flows upon payment.

    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies, applied on a consistent basis, are as follows:

a.  General

    1)  Nature of operations

       a) Accord Networks Ltd. (the "parent") and its wholly-owned subsidiaries in the United States and the United Kingdom (collectively, "Accord" or the "company"), are engaged in one business segment--development, manufacturing and distributing of an advanced networking and switching system that allows for real-time interactive visual communications. The parent commenced selling its system in 1997.

       As to the company's principal markets, see note 8e.

       b) In November 1999, the parent changed its name to Accord Networks Ltd. The previous name was Accord Telecommunications Ltd.

       c) Accord intends to raise capital through an initial public offering ("IPO") in the second quarter of 2000.

    2)  Accounting principles

       The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

    3)  Use of estimates in the preparation of financial statements

       The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

b.  Functional currency

    The currency of the primary economic environment in which the operations of Accord are conducted is the U.S. dollar ("$" or "dollar").

    Most of Accord's sales are made outside Israel, mainly in the United States, in dollars. Substantially all of Accord's production costs are comprised of cost of materials, which are purchased in dollars. The balance of the production costs is incurred in Israeli currency. Most of the marketing expenses are incurred outside of Israel in dollars. Thus, the functional currency of the parent and its subsidiaries is the dollar.

    Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions: exchange rates at transaction dates or average rates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, changes in inventories, etc.)--historical exchange rates. The resulting currency transaction gains or losses are included in the other income or expenses, as appropriate.

                              ACCORD NETWORKS LTD.

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
c.  Principles of consolidation

    The consolidated financial statements include the accounts of the parent and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. Profits from intercompany sales, not yet realized, have also been eliminated.

d.  Inventories

    Inventories are recorded at the lower of cost or market. Cost is determined as follows:

    - Materials and supplies--on the "first-in, first-out" basis.

    - Finished goods (including consignment inventory)--on basis of production costs:

       - Materials and supplies component--on "first-in, first-out" basis.

       - Labor and overhead component--on average basis.

e.  Fixed assets

    Fixed assets are stated at cost and are depreciated by the straight-line method over their estimated useful life.

f.  Deferred charges

    Deferred charges represent incremental external costs incurred in connection with Accord's proposed IPO and will be charged against the proceeds of the offering, or expensed if there will not be an IPO.

g.  Impairment in value of fixed assets

    Accord evaluates impairment of long lived assets under the provisions of Statement of Financial Accounting Standards ("FAS") no. 121 of the Financial Accounting Standards Board of the United States ("FASB"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." FAS 121 requires that long-lived assets, identifiable intangibles and goodwill related to those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under
    FAS 121, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of those assets, an impairment loss will recognized. Accordingly, when indicators of an impairment are present, Accord evaluates the carrying value of the foregoing assets in relation to the operating performance and future discounted cash flows of the underlying assets and reduces the carrying value of the long-lived assets to the amount of discounted future cash flows from the asset. No impairment loss has been incurred since inception.

h.  Deferred income taxes

    1) Deferred income taxes are created for temporary differences between the assets and liabilities as measured in the financial statements and for tax purposes. Deferred taxes are computed using the tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided when it is more likely than not that all or part of the deferred tax assets will not be realized.

                              ACCORD NETWORKS LTD.

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    2) Taxes which would apply in the event of disposal of investments in subsidiaries have not been taken into account in computing the deferred income taxes, as it is the parent's policy to hold these investments for the long-term.

i.  Revenue recognition

    1)  Sales of products

       Accord recognizes revenue from sale of products to end users and resellers upon shipment, provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter agreement, has been received, the fee is fixed and determinable and collectibility is deemed probable. The Company does not in the normal course of business provide a right of return to its customers. If uncertainties exist, such as the granting to the customer of a right of cancellation for up to thirty days, revenue is recognized when the uncertainties are resolved.

       In some cases, Accord grants its customers an evaluation period, usually several months, to evaluate the system prior to purchase. Accord does not recognize sales revenue from products shipped to customers for evaluation until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market.

    2)  Revenue from installation, training and support

       Accord renders installation, training and support services, which are priced separately, if the customer so wishes.

       Revenue from installation and training services is recognized after the service is rendered, while revenue from support services is recognized ratably over the support contract period.

    3)  Warranty costs

       Accord provides a warranty for a three month period on software and up to one year on hardware. A provision is recorded at the time of the sale of the related product for probable costs in connection with warranties, based on Accord's experience and engineering estimates.

j.  Research and development expenses

    Research and development expenses are charged to the statements of operations as incurred. Participations from the government of Israel and from research foundations for development of approved projects are recognized as a reduction of expenses as the related costs are incurred. No liability is recorded for funds received from the government of Israel because Accord is not obligated to repay any funds regardless of the outcome of the research and development.

k.  Advertising costs

    Advertising costs are expensed as incurred. Advertising expenses for the years ended 1997, 1998 and 1999 were $410,000, $595,000 and $788,000, respectively.

l.  Concentration of credit risks and allowance for doubtful accounts

    Most of Accord's sales are made in the U.S. and Europe, to a large number of customers. Accordingly, Accord's trade accounts receivable balances do not represent a substantial concentration of credit risk.

                              ACCORD NETWORKS LTD.

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The provision for doubtful accounts is principally determined for specific debts doubtful of collection. The provision at December 31, 1999 was $338,000. No provision for bad debts was necessary at December 31, 1997 and 1998.

m. Cash equivalents

    Accord considers all highly liquid investments, with an original maturity of three months or less when issued, that are not restricted as to withdrawal or use, to be cash equivalents.

n.  Earnings (loss) per share ("EPS")

    1) Basic EPS are computed based on the weighted average number of ordinary shares outstanding during each year.

    2) Since the basic EPS for the years ended December 31, 1997 and 1998 represents a loss per share, the effect of including the incremental shares from assumed exercise of warrants and options and from assumed conversion of convertible loans in EPS computation is anti-dilutive, and accordingly the basic and diluted EPS are the same.

    3) Diluted EPS for the year ended December 31, 1999 were computed using the weighted average number of shares outstanding during the year plus the incremental shares from the assumed exercise of convertible securities, warrants and options granted by the Parent.

o.  Comprehensive income (loss)

    Accord adopted FAS 130, "Reporting Comprehensive Income." FAS 130 requires reporting and display of comprehensive income (loss) and its components, in a full set of general-purpose financial statements. Accord has no comprehensive income (loss) components other than profit (loss) for the reported years.

p.  Recently issued accounting pronouncement

    In June 1998, the FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 established a new model for accounting for derivatives and hedging activities. FAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.
    FAS 133 is effective for calendar year companies beginning January 1, 2001. Accord does not currently use derivative instruments.

                              ACCORD NETWORKS LTD.

NOTE 2  FIXED ASSETS

a.  Grouped by major classifications, fixed assets are composed as follows:

 ESTIMATED                                                                  DECEMBER 31,
USEFUL LIVES                                                             -------------------
  IN YEARS                                                                 1998       1999
------------                                                             --------   --------
                                                                           (IN THOUSANDS)
              COST:
     7        Machinery and equipment..................................   $   83     $   86
     7        Office furniture.........................................      191        292
    3-5       Computers and peripheral equipment.......................    2,128      2,751
     7        Motor vehicles...........................................      192         25
     *        Leasehold improvements...................................       72         50
                                                                          ------     ------
                                                                           2,666      3,204
              Less--accumulated depreciation and amortization..........    1,064      1,146
                                                                          ------     ------
                                                                          $1,602     $2,058
                                                                          ======     ======

    ----------------------------

    * Leasehold improvements are amortized by the straight-line method over the lesser of the term of the lease or the estimated useful life of the improvements.

b. Depreciation and amortization expenses related to fixed assets totaled $69,000, $22,000 and $834,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

c.  Refer to Note 5c as to credit collateralized by the assets.

d. During the year 1999, fully depreciated assets were written off. The cost of these assets totaled $679,000.

NOTE 3  ACCRUED SEVERANCE PAY

a. Israeli labor laws and agreements require payment of severance pay upon dismissal of an employee or upon termination of employment in specified circumstances. The parent's severance pay for its employees, based upon length of service and the latest monthly salary (one month's salary for each year worked), is mainly covered by purchased managerial insurance policies. The value of these policies is recorded as an asset in the balance sheets. Under labor agreements, these insurance policies are, subject to specified limitations, the property of the employees.

b. The U.K. subsidiary has defined contribution plans for the benefit of its employees. The subsidiary's contributions under these plans are based on specified percentages of pay.

c. The changes in accrued severance pay for 1998 and 1999 represent an increase in the liability of approximately $54,000 and $337,000, after benefits paid of approximately $142,000 and $37,000, respectively.

d. The net amounts of severance pay charged to income in the years ended December 31, 1997, 1998 and 1999 were approximately $171,000, $193,000 and
    $239,000, respectively.

                              ACCORD NETWORKS LTD.

NOTE 4  LOAN FROM SHAREHOLDER

The loan from a shareholder was linked to the dollar and was interest free. The loan was repayable only after aggregate sales of Accord's products exceed $20 million and in case there was a positive cash flow. The loan was repaid in November 1999.

NOTE 5  CONTINGENT LIABILITIES AND COMMITMENTS:

a.  Contingent liabilities

    1) In November 1998, a competitor (the "plaintiff") commenced an action in the United States District Court, District of Massachusetts, against the U.S. subsidiary of the parent, alleging that the subsidiary infringes U.S. patents held by the plaintiff. In June 1999, the plaintiff added the parent as a party to the lawsuit.

       The plaintiff seeks preliminary and permanent injunctive relief that, if awarded, could prohibit the parent and the subsidiary from using certain technology in use in Accord's systems. The plaintiff also seeks unspecified damages, including treble damages. In its answers to the complaints, Accord denied the alleged infringement and asserted that the patents held by the plaintiff were invalid, void and/or unenforceable. Accord also filed counterclaims against the plaintiff asserting that they were entitled to a declaratory judgment that the patents were not infringed and were invalid, void and/or unenforceable.

       Accord intends to defend vigorously against these allegations. However, due to the inherent uncertainties in the litigation process and the judicial system and the early stage of this litigation, management is unable to predict the outcome or estimate what, if any, impact the outcome of this litigation may have on the future operating results of the company. Accordingly, no provision in respect of this matter has been made. Should the resolution be in favor of the plaintiff, it may have a material adverse effect on the company.

       The above litigation was settled on June 16, 2000 for $6.5 million. See note 12f.

    2) In 1999, the U.S. subsidiary received a letter from a third party alleging that Accord's system supports standards that may fall within the scope of one of the third party's patents. The third party offered the U.S. subsidiary a license, and the two parties are currently holding negotiations. Due to the uncertainties involved in this matter, management is unable to estimate the ultimate outcome thereof at this time. Accordingly, no provision has been made in respect of this matter.

b.  Commitments

    1)  Leases

       a) Accord's facilities and some vehicles are leased under operating lease agreements for periods ending in 2000-2005.

                              ACCORD NETWORKS LTD.

NOTE 5  CONTINGENT LIABILITIES AND COMMITMENTS: (CONTINUED)
       b) Future minimum lease commitments under non-cancelable operating lease agreements are as follows:

                                                          IN THOUSANDS
                                                          ------------
Years ending December 31:
  2000..................................................     $  965
  2001..................................................        896
  2002..................................................        694
  2003..................................................        403
  2004..................................................        403
  Thereafter............................................        101
                                                             ------
                                                             $3,462
                                                             ======

       c) Lease expenses totaled $203,000, $298,000 and $716,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

       d) On January 10, 2000, the U.S. subsidiary entered into agreement to lease a new office space. The lease will expire on December 31, 2003. The total annual lease payment for the years 2000, 2001, 2002 and 2003 will approximate $254,000, $311,000, $318,000 and $325,000, respectively.

    2)  Royalties

       a) Accord is committed to pay royalties to the chief scientist of the Israeli ministry of industry and trade on proceeds from sales of systems resulting from two research and development projects in which the chief scientist participates by way of grant, at progressive royalty rates: 3% for the first three years of system sales by the company, 4% for the next three years, 5% thereafter, up to 100% of the cumulative amount of participation received by Accord. At the time the funding was received, successful development of the related projects was not assured.

           As of December 31, 1999, the balance of the amount received, which is subject to repayment under these royalty agreements on future sales, is $4,375,000.

       b) Accord is committed to pay royalties to the Israel-U.S. binational industrial research and development foundation ("BIRD") on the proceeds from sale, leasing or other marketing or commercial exploitation of the results of research and development in which BIRD participated by way of a grant. Royalties up to the amount of 150% of the grant will be paid at the rate of 5%, up to the amount of the grant; once the amount of the grant is covered, royalties will be payable at the rate of 2.5%, until additional royalties in an amount of 16%-50% of the grant amount have been paid to BIRD.

           As of December 31, 1999, the balance of the amount subject to repayment under this royalty agreement on future sales is $718,000. This amount represents 150% of the balance of the grant received.

       c) Accord was committed to pay royalties to the government of Israel related to marketing expenses in which the government participated by way of grants amounting to approximately

                              ACCORD NETWORKS LTD.

NOTE 5  CONTINGENT LIABILITIES AND COMMITMENTS: (CONTINUED)
           $312,000, which were received in 1996 through 1998. The royalties were payable at the rate of 3% of the increase in export sales after Accord began receiving marketing grants, up to the amount of the dollar-linked grant received.

           As of December 31, 1999, the entire royalty commitment relating to this agreement was recorded in the financial statements.

       d) Royalty expenses related to these commitments for the years ended December 31, 1997, 1998 and 1999 were approximately $137,000, $709,000 and $931,000, respectively.

c.  Line of credit facility

    In March 1999, Accord entered into a line of credit agreement with a bank. Under this agreement, Accord may borrow up to $4,000,000 for any purpose, for a period of two years. The interest on the outstanding line of credit is calculated daily at the LIBOR plus 1.5%. The line of credit is collateralized by all the parent's assets.

    In connection with the warrants granted to the bank, see note 6c(3).

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY

a.  Mandatorily redeemable convertible preferred shares

    1) Mandatorily redeemable convertible preferred shares consist of the following at December 31, 1998 and 1999 (in thousands, except share amounts):

                                        NUMBER OF SHARES         NUMBER OF SHARES                                LIQUIDATION
                                           AUTHORIZED              OUTSTANDING           CARRYING AMOUNT           AMOUNT
                                      ---------------------   ----------------------   -------------------   -------------------
                                        1998        1999        1998         1999        1998       1999       1998       1999
                                      ---------   ---------   ---------   ----------   --------   --------   --------   --------
Series A...........................   3,750,000   3,750,000   3,292,357    3,690,030   $ 5,406    $ 5,407    $ 5,268    $ 5,904
Series B...........................   8,500,000   8,500,000   6,352,249    6,411,401    14,438     14,553     14,229     14,362
Series C...........................          --   1,425,439          --    1,425,439        --      6,500         --      6,500
                                                              ---------   ----------   -------    -------    -------    -------
                                                              9,644,606   11,526,870    19,844     26,460    $19,497    $26,766
                                                              =========   ==========                         =======    =======
Net of issuance costs..............                                                       (429)      (544)
                                                                                       -------    -------
                                                                                       $19,415    $25,916
                                                                                       =======    =======

    2) The preferred shares (all series) confer on holders the right to convert them into a like number of ordinary shares at any time, subject to adjustments, and have the same rights as the rights of the ordinary shares (except for 733,614 Series C preferred shares which have no voting rights), with a preference in liquidation aggregating (1) their purchase price (which, as of December 31, 1999, approximates $27 million) and
       (2) the pro rata share of those shares in the assets of Accord then available for distribution on an as-converted basis. The preferred shares will be automatically converted upon the occurrence of an IPO of Accord into a like number of ordinary shares (provided that the IPO price per share is not less than $6.72, adjusted for share combination or subdivision or other recapitalization of Accord's shares, and net proceeds to Accord are not less than $15 million).

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)

       The stockholders of the series C preferred shares have the right to purchase additional series C preferred shares at nominal value per share if Accord issues equity securities to the plaintiff as a settlement of the patent infringement suit (see note 5a(1)). This right will be terminated upon an IPO.

       Under the articles of association of Accord, specified events can require repayment of the amounts paid by the preferred shareholders. These events relate to a change in control of Accord and include: a merger with another company whereby the shareholders of Accord lose voting control subsequent to the merger; a corporate reorganization in which Accord is not the continuing or surviving entity; the sale of all or substantially all of Accord's assets; and a transaction or series of related transactions in which more than 50% of the outstanding share capital following the transaction is held by a shareholder or group of shareholders that did not hold shares of Accord prior to the transaction or series of transactions.

       The occurrence of any of these events is deemed to be a winding up of Accord. Upon any of these events, the preferred shareholders will be paid in cash and/or securities the amounts that would be due to them upon an actual liquidation of Accord and the preferred shareholders can vote to require an immediate winding-up of Accord.

       These rights expire upon the conversion of the preferred shares into ordinary shares, which will automatically occur upon an IPO as stated above. However, because the occurrence of these events is not solely within the control of Accord, the preferred shares have been presented outside of permanent equity in the historical balance sheets.

    3) During the second half of 1997, Accord raised $6,260,000 from its stockholders, of which approximately $361,000 was received on account of series B preferred shares to be allotted and the remaining $5,899,000 was received under loans convertible into series B preferred shares. The loans were linked to the dollar and bore interest of six month LIBOR plus 1%. The interest expense charged in respect of those loans in the years ended December 31, 1997 and 1998 was $123,000 and $84,000, respectively.

       In March 1998, Accord issued 2,633,499 series B preferred shares in respect of conversion of these loans, including accumulated interest and issued 1,383,929 series B preferred shares for $3,100,000 in cash (including the $361,000 received on account in 1997 and before deduction of $106,000 for share issuance expenses), all at $2.24 per share.

       See note 10b for shares issued in 1999 under anti-dilutive rights of a shareholder.

       In August 1999, Accord issued 1,425,439 series C preferred shares to two investors at a purchase price of $4.56 per share for a total of $6,500,000 in cash (before deduction of $115,000 for share issuance expenses).

b.  Employee stock option plans

    1)  General

       a) In 1995, Accord's board of directors approved an employee stock option plan (the "plan"), pursuant to which 3,600,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to Accord's employees (out of which 245,227 shares, fully paid, were

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
           deposited with a trustee). Most of the options will vest ratably over a period of four years from the date of beginning of employment of each employee, or the grant date as determined by the stock option committee, provided the employee is still in Accord's employ. Each option can be exercised to purchase one ordinary share of Accord. Any option not exercised by May 6, 2005 will expire, unless extended by the board of directors. Through December 31, 1998 and 1999, 2,374,082 options and 3,556,119 options, respectively (including 1,075,918 options and 1,000,455 options, respectively, to senior employees), were granted under the plan. The other options are to be granted from time to time in the future, as determined by the board of directors.

           In addition, 497,734 options were granted to a former employee in 1996 which expire in May 2005.

       b) On January 26, 2000, the parent's board of directors approved an additional 1,500,000 ordinary shares to be reserved for issuance upon the exercise of options to be granted to Accord's employees under the Accord Networks Ltd. share ownership and option plan (2000) and the Accord Networks Ltd. share option plan (2000).

           In addition, in January 2000, Accord granted 848,500 options to employees, at an exercise price of $8.50. Each option can be exercised to purchase one ordinary share of NIS 0.01 par value of Accord.

           The grant of options under the employee stock option plans to the parent's Israeli employees (1,748,250 options) is subject to the terms stipulated by section 102 of the Israeli Income Tax Ordinance. The Ordinance provides that the parent will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit, when the related tax is paid by the employee.

       c) In November 1999, a former employee exercised 239,162 options to purchase 239,162 ordinary shares granted in prior years for an exercise price of $68,000.

    2)  Accounting treatment of the employee stock option plan

       a) Accord accounts for its employee stock option plan using the treatment prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") as permitted by FAS 123. Under APB 25, compensation cost for employee stock option plans is measured using the intrinsic value based method of accounting.

           The options were granted at exercise prices which represent the fair value of the ordinary shares at the date of issuance. Since the options granted to Accord's employees have no intrinsic value at their grant dates, no compensation cost was recorded.

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
       b) Had compensation cost for the plan been determined based on the fair value at the grant dates, consistent with the method of FAS 123, the parent's net income (loss) and earnings (loss) per share would have decreased (increased) to the pro forma amounts indicated below:

                                               YEARS ENDED DECEMBER 31,
                                            ------------------------------
                                              1997       1998       1999
                                            --------   --------   --------
                                                (IN THOUSANDS, EXCEPT
                                                   PER SHARE DATA)
Net income (loss):
  As reported.............................  $(5,002)   $  (980)   $   364
                                            =======    =======    =======
  Pro forma...............................  $(5,042)   $(1,059)   $    (5)
                                            =======    =======    =======
Earnings (loss) per share--basic:
  As reported--basic......................  $ (3.92)   $ (0.77)   $  0.28
                                            =======    =======    =======
  Pro forma--basic........................  $ (3.95)   $ (0.83)   $  0.00
                                            =======    =======    =======
Earnings (loss) per share--diluted:
  As reported--diluted....................  $ (3.92)   $ (0.77)   $  0.02
                                            =======    =======    =======
  Pro forma--diluted......................  $ (3.95)   $ (0.83)   $  0.00
                                            =======    =======    =======

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
    3) A summary of the status of the plan as of December 31, 1997, 1998, 1999, and changes during the years ended on those dates, is presented below:

                                                          YEARS ENDED DECEMBER 31,
                                  ------------------------------------------------------------------------
                                           1997                     1998                      1999
                                  -----------------------   --------------------      --------------------
                                                 WEIGHTED               WEIGHTED                  WEIGHTED
                                                 AVERAGE                AVERAGE                   AVERAGE
                                                 EXERCISE               EXERCISE                  EXERCISE
                                   NUMBER         PRICE      NUMBER      PRICE         NUMBER      PRICE
                                  ---------      --------   ---------   --------      ---------   --------
Options outstanding at beginning
  of year.......................    158,545           *     2,144,152    $0.14        2,815,152    $0.24
Changes during the year:
  Granted.......................  2,021,217(1)    $0.15       745,500    $0.53        1,238,162    $4.02
  Exercised(3)..................    (18,361)      $0.01       (38,303)   $0.10         (571,125)(2)  $0.26
  Forfeited.....................    (17,249)          *       (36,197)   $0.08          (56,125)   $1.20
                                  ---------                 ---------                 ---------
Options outstanding at end of
  year..........................  2,144,152       $0.14     2,815,152    $0.24        3,426,064    $1.58
                                  =========                 =========                 =========
Options exercisable at end of
  year..........................    226,656                   683,642                 1,308,601
                                  =========                 =========                 =========
Weighted average fair value of
  options granted during the
  year(4).......................                  $0.10                  $0.31                     $2.33
------------------------
*Less than $0.01

(1) Including options granted to
  the CEO.......................    650,918       $0.23                                 150,000    $1.25
                                  =========                                           =========

(2) Including exercise of 325,463 options by the CEO.

(3) Exercised to purchase fully paid shares held by a trustee.

(4) The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, based on the following weighted average assumptions:

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1997           1998           1999
                                                              --------       --------       --------
Dividend yield..............................................     --%            --%            --%
                                                                ===            ===            ===
Expected volatility.........................................     50%            50%            50%
                                                                ===            ===            ===
Risk-free interest rate.....................................    5.9%           5.4%           5.4%
                                                                ===            ===            ===
Expected average life--in years.............................      4              4              4
                                                                ===            ===            ===

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                                               OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                             -------------------------------------------------------   ------------------------
                                                 NUMBER        WEIGHTED                   NUMBER
                                               OUTSTANDING      AVERAGE     WEIGHTED    EXERCISABLE    WEIGHTED
                                                   AT          REMAINING    AVERAGE         AT         AVERAGE
                                RANGE OF      DECEMBER 31,    CONTRACTUAL   EXERCISE   DECEMBER 31,    EXERCISE
GRANTING PERIODS             EXERCISE PRICE       1999           LIFE        PRICE         1999         PRICE
----------------             --------------   -------------   -----------   --------   -------------   --------
                                                                 YEARS
                                                              -----------
Until May 1997.............   $0.00-$0.01         647,291         5.35           *          629,537         *
May 1997-March 1998........   $0.22-$0.23       1,165,273         5.35       $0.23          502,970     $0.22
May 1998...................      $0.50            214,000         5.35       $0.50           97,563     $0.50
July 1998-February 1999.....  $1.00-$1.25         649,500         5.35       $1.18           78,531     $1.11
April 1999-June 1999.......   $2.00-$2.50         327,000         5.35       $2.18               --        --
August 1999 and
  thereafter...............      $8.50            423,000         5.35       $8.50               --        --
                                                ---------                                ----------
                                                3,426,064                    $1.58        1,308,601     $0.19
                                                =========                                ==========

------------------------

* Representing an amount lower than $0.01.

c.  Options and warrants to non-employees

    1) In January 1994, Accord issued 14,625 options to consultants for the purchase of ordinary shares at an exercise price per share of NIS 0.01. These options were exercisable and fully vested when issued and expire December 31, 2004. In 1996, Accord issued 6,696 options to a consultant to purchase ordinary shares at an exercise price per share of NIS 0.01. The options were exercised in December 1999. In June 1997, Accord issued 5,000 options to a consultant at an exercise price per option of $2.24. These options expire in May 2005 and vest ratably over a four year service period ending in April 2001.

    2)  Warrant granted to a bank

       On April 28, 1999, Accord granted a warrant to a bank in connection with a two-year credit line (see Note 5c). The warrant is exercisable for a period of three years to purchase the number of Accord's ordinary shares of NIS 0.01 par value, having an aggregate exercise price amount equivalent to $500,000, at an exercise price per ordinary share calculated as follows:

       a) If during the year ending April 28, 2000, Accord undergoes a "liquidity event", as defined in the warrant (issuance of equity securities to new investors, sale of most of Accord's assets or a merger), the exercise price will be equal to 80% of the price per share paid by the purchasers of Accord's securities in the liquidity event.

       b) If during the twelve month period ending April 28, 2000, Accord does not undergo a liquidity event, then the exercise price will be the lower of (i) the price per share paid by purchasers of Accord's securities in a liquidity event prior to the exercise of the warrant; or (ii) a price per share reflecting an Accord valuation of $80 million.

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
       In August 1999, Accord went through a liquidity event (see (a) above); accordingly, the warrant entitles the bank to purchase 137,061 ordinary shares at an exercise price of $3.65 per share.

    3)  Accounting treatment of options and warrants granted to non-employees

       Accord accounts for the options and the warrant granted to non-employees in exchange for services received using the fair value based method of accounting, as prescribed by FAS 123, based on the fair value of the equity instruments issued, which is more reliably measurable than the value of the services received.

       The fair value of equity instruments issued in exchange for services received is charged against income as follows: exercisable and fully vested equity instruments--at date of grant; non-vested equity instruments--over the vesting period, based on the fair values of the options at each interim financial reporting dates during the vesting period. The fair value of the warrant granted to the bank (see (3) above) is charged against interest expense over the credit period.

       The following weighted average assumptions were used for estimating the fair value of the options under the Black-Scholes option-pricing model: weighted average dividend yield of 0% for all grants; expected volatility of 50% for all grants; risk-free interest rate (in dollar terms) of 4.5% for the 14,625 options granted in 1994 and in respect of the 5,000 options granted in 1997: December 31, 1997--6.0%, December 31, 1998--5.0%, December 31, 1999-6.0%, April 8, 1998--5.5%, April 8,
       1999--5.0%.

       Service costs charged against income in respect of equity instruments granted to non-employees were less than $ 1,000 in the years ended December 31, 1997; in the years ended December 31, 1998 and 1999, these costs totaled $2,000 and $88,000, respectively.

    d.  Warrants issued to stockholders

       In March 1996 and 1998, Accord issued 583,705 warrants and 1,205,228 warrants, respectively, for total consideration of $5,000, to several stockholders, entitling their holders to purchase an aggregate of 1,788,933 series B preferred shares of NIS 0.01 par value at an exercise price of $2.24 per share. If not exercised, 583,705 warrants will be void after January 31, 2000, and the remaining 1,205,228 warrants will be void after January 31, 2002, or the occurrence of an IPO, if earlier. As of December 31, 1999, 59,152 warrants were exercised to purchase series B preferred shares. In January 2000, 524,553 warrants were exercised to purchase series B preferred shares (see note 12a). Holders of the 1,205,228 warrants are entitled to exercise the warrants in a net exercise, which means that the warrant holders would receive less than the total number of shares into which the warrant was exercisable. The number of shares into which the warrants can be converted in a net exercise will vary depending on the fair value of the shares at the date of exercise. Preferred shares issued upon exercise of the warrants will be automatically converted into ordinary shares upon the occurrence of an IPO.

    e.  Dividends

       In the event cash dividends are declared by the parent, the dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely

                              ACCORD NETWORKS LTD.

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
       repatriated in that non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

    f.  Non-employee director stock option plan

       On January 26, 2000, the board of directors adopted the Accord non-employee director stock option plan (2000), which provides for the grant of options to our non-employee directors as follows:

       - an option to purchase 25,000 shares on the later of the date of approval of the plan by the shareholders, or the date the person first becomes a non-employee director; and

       - an option to purchase 2,500 shares each year the non-employee director serves as a director.

       The maximum number of ordinary shares currently subject to the plan is 200,000. The exercise price of options granted under the plan is the fair value of the ordinary shares on the date of grant or is determined in the discretion of the board of directors.

NOTE 7  TAXES ON INCOME

a.  The parent

    1) Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

       Under this law, by virtue of the "approved enterprise" status granted to certain production facilities, the parent is entitled to various tax benefits, as follows:

       a)  Reduced tax rates

           During a seven or ten year period commencing in the first year in which the parent earns taxable income from the "approved enterprise" (provided the maximum period to which it is restricted by law has not elapsed), the following tax rates apply:

           (1) Corporate tax of 25%, instead of the regular tax rate (see (4) below); and

           (2) Tax exemption on income from approved enterprise in respect of which the parent has elected the "alternative benefits" (involving waiver of investment grants); the length of the exemption period is two years, after which the income from this enterprise is taxable at the rate of 25% for eight years.

               In the event of distribution of cash dividends out of income which was tax exempt as above, the parent would have to pay the 25% tax in respect of the amount distributed, as stated in
               (a) above.

               The period of benefits has not yet commenced.

               Because of these reduced tax rates, the parent will not be subject to tax until two years after all accumulated carryforward tax losses have been offset by taxable income. There are no reconciling items between the statutory rate of zero percent and the effective rate of zero percent of the parent.

                              ACCORD NETWORKS LTD.

NOTE 7  TAXES ON INCOME (CONTINUED)
       b)  Accelerated depreciation

           The parent is entitled to claim accelerated depreciation for five tax years commencing in the first year of operation of each asset, in respect of buildings, machinery and equipment used by the approved enterprise.

       c)  Conditions for entitlement to the benefits

           The entitlement to the above benefits is conditional upon the parent's fulfilling the conditions stipulated by this law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprise. In the event of failure to comply with these conditions, the benefits may be cancelled and the parent may be required to refund the amount of the benefits, in whole or in part, with the addition of interest.

    2)  The Law for the Encouragement of Industry (Taxation), 1969

       The parent is an "industrial company" as defined by this law and for that reason is entitled to specified tax benefits, mainly accelerated depreciation as prescribed by regulations published under the Income (Inflationary Adjustments) Law, 1985 (see (3) below), the right to claim public issuance expenses as a deduction for tax purposes and amortization of patents and certain other intangible property rights.

    3) Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (the "Inflationary Adjustments Law").

       Under this law, results for tax purposes are measured in real terms, in accordance with the changes in the Israeli consumer price index. As explained in note 1b, the financial statements are measured in dollars. The difference between the changes in the Israeli consumer price index and the exchange rate of the dollar, both on annual and cumulative basis, causes a difference between taxable income and income reflected in these financial statements.

    4) Tax rate applicable to income of the parent not derived for an approved enterprise.

       The parent's income not derived from an approved enterprise is taxed at the regular rate of 36%.

b.  The subsidiaries

    The subsidiaries of the parent are taxed under the laws of their countries of incorporation.

c.  Carryforward tax losses

    Accord has carryforward tax losses as of December 31, 1999 in the amount of approximately $8.0 million (of which $4.5 million is associated with the parent).

    Under the inflationary adjustments law, carryforward tax losses of the parent are linked to the Israeli consumer price index and can be utilized indefinitely.

d.  Deferred income taxes

    1) As stated in a(1)(a)(2) above, in the event of distribution of cash dividends out of tax-exempt income of approved enterprises, the parent will be subject to tax at the rate of 25% in respect of the amount distributed. The parent intends to permanently reinvest the amounts of tax exempt

                              ACCORD NETWORKS LTD.

NOTE 7  TAXES ON INCOME (CONTINUED)
       income. Accordingly, no deferred taxes were included in these financial statements in respect of tax exempt income.

       Also, the parent expects that during the period its tax losses (see c. above) are utilized, its income would be substantially tax exempt. Accordingly, no deferred tax assets have been included in these financial statements in respect of the parent's carryforward tax losses.

    2) The deferred tax asset in respect of the balances of temporary differences (mostly in respect of carryforward losses of the subsidiaries) and the related valuation allowance, are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets.........................................    $821      $1,587
Less--valuation allowance...................................     821       1,587
                                                                ----      ------
                                                                  --          --
                                                                ====      ======

e.  Tax assessments

    The parent and its subsidiaries have not been assessed for tax purposes since incorporation.

                              ACCORD NETWORKS LTD.

NOTE 8  FINANCIAL STATEMENT INFORMATION

Balance sheets:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
A.  ACCOUNTS RECEIVABLE--OTHER:
    Israeli government departments and agencies:
      Participation in research and development expenses
        (note 5b(2)(a))*....................................   $   --     $1,520
      Income and value added taxes refundable...............       99        179
      Other.................................................       --        183
                                                               ------     ------
                                                               $   99     $1,882
                                                               ======     ======

    * This account receivable represents amounts approved by the government of Israel and reflects a reimbursement of research and development expenses.
      All amounts related to 1998 were received during 1998.

B.  INVENTORIES:
    Materials and supplies..................................   $1,296     $1,725
    Finished goods..........................................      568        577
    Consignment/inventory...................................      277        484
                                                               ------     ------
                                                               $2,141     $2,786
                                                               ======     ======

C.  OTHER ASSETS:
    Severance pay funded (note 3)...........................   $  388     $  616
    Long-term deposit.......................................       60        167
    Deferred charges (note 1f)..............................       --        847
                                                               ------     ------
                                                               $  448     $1,630
                                                               ======     ======

D.  ACCOUNTS PAYABLE--OTHER:
    Payroll and payroll related.............................   $  421     $  670
    Provision for vacation and recreation pay...............      312        457
    Accrued expenses........................................    1,030      1,520
    Advances from customers.................................       --        259
    Deferred revenues.......................................      317      1,002
                                                               ------     ------
                                                               $2,080     $3,908
                                                               ======     ======

                              ACCORD NETWORKS LTD.

NOTE 8  FINANCIAL STATEMENT INFORMATION (CONTINUED)
Statements of operations:

E. REVENUES--CLASSIFIED BY GEOGRAPHIC AREA (BASED ON THE LOCATION OF THE CUSTOMERS):

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
    North America...........................................   $1,182    $ 9,788    $19,892
    The rest of the world:
      Europe................................................      331      2,555      4,039
      Far East..............................................       65         57        536
      Israel................................................       --        197        368
                                                               ------    -------    -------
        Total...............................................   $1,578    $12,597    $24,835
                                                               ======    =======    =======

F.  RESEARCH AND DEVELOPMENT EXPENSES:
    Gross expenses incurred.................................   $3,711    $ 3,585    $ 5,732
    Less--royalty-bearing participation (note 5b(2)a).......    1,196      1,146      1,623
                                                               ------    -------    -------
    Research and development, expenses, net.................   $2,515    $ 2,439    $ 4,109
                                                               ======    =======    =======

G.  INTEREST AND OTHER INCOME (EXPENSES):
    Interest income (expenses)--net:
      Interest income--net..................................   $   48    $    61    $    (4)
      Interest expense on convertible loans from
        stockholders........................................     (123)       (84)        --
                                                               ------    -------    -------
                                                                  (75)       (23)        (4)
    Other expenses--net.....................................      (18)        (7)      (138)
                                                               ------    -------    -------
    Interest and other income (expenses), net...............   $  (93)   $   (30)   $  (142)
                                                               ======    =======    =======

H.  ALLOWANCE FOR DOUBTFUL ACCOUNTS:
    Allowance at the beginning of the year..................                        $    --
    Bad debt expense........................................                            338
                                                                                    -------
    Allowance at the end of the year........................                        $   338
                                                                                    =======

                              ACCORD NETWORKS LTD.

NOTE 8  FINANCIAL STATEMENT INFORMATION (CONTINUED)
i. The following table sets forth the computation of historical basic and diluted earnings (loss) per share:

                                                                 YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1997         1998         1999
                                                            ---------   ----------   ----------
NUMERATOR--IN THOUSANDS:
  Net income (loss) to stockholders.......................  $  (5,002)  $     (980)  $      364
  Interest on convertible loans from stockholders.........        123           84           --
                                                            ---------   ----------   ----------
  Numerator for diluted earnings per share................  $  (4,879)  $     (896)  $      364
                                                            =========   ==========   ==========
DENOMINATOR:
  Denominator for basic earnings per share--weighted
    average number of shares..............................  1,277,067    1,277,067    1,318,410
  Effect of dilutive securities:
    Convertible preferred shares..........................  5,627,178    8,826,657   10,544,201
    Warrants to stockholders..............................         --           --    1,063,646
    Warrants to consultants...............................     21,140       10,169       58,469
    Employee stock option and invested shares.............    803,877    1,991,841    3,107,838
    Convertible loans from stockholders...................    772,341      666,044           --
                                                            ---------   ----------   ----------
  Denominator for diluted earnings per share--adjusted
    weighted average number of shares.....................  8,501,603   12,771,778   16,092,564
                                                            =========   ==========   ==========

The effect of the inclusion of the dilutive securities in 1997 and 1998 is anti-dilutive.

NOTE 9  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a.  Monetary balances in non-dollar currencies

    1)  As follows:

                                                         DECEMBER 31, 1999
                                                -----------------------------------
                                                                  ISRAELI CURRENCY-
                                                POUNDS STERLING       UNLINKED
                                                ---------------   -----------------
                                                          (IN THOUSANDS)
ASSETS--CURRENT:
  Cash and cash equivalents...................       $181              $   14
  Trade receivables...........................         --                 101
  Other receivables...........................         36               1,690
                                                     ----              ------
                                                     $217              $1,805
                                                     ====              ======

LIABILITIES--CURRENT:
  Trade payables..............................       $202              $1,234
  Other payables..............................        135                 439
                                                     ----              ------
                                                     $337              $1,673
                                                     ====              ======

                              ACCORD NETWORKS LTD.

NOTE 9  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED)
    2) The above balances do not include Israeli currency balances linked to the dollar. Data regarding the rate of exchange and the Israeli CPI:

                                                YEARS ENDED DECEMBER 31,
                                            ---------------------------------
                                              1997        1998        1999
                                            ---------   ---------   ---------
Rate of devaluation (revaluation) of
  Israeli currency against the dollar.....        8.8%       17.6%       (0.2)%
Rate of increase in the Israeli CPI.......        7.0%        8.6%        1.3%
Exchange rate of one dollar (at year
  end)....................................  NIS 3.536   NIS 4.160   NIS 4.153

b.  Fair value of financial instruments

    The financial instruments of Accord consist of non-derivative assets and liabilities (items included in working capital, long-term deposits and long-term loan).

    In view of their nature, the fair value of financial instruments included in working capital of the group is usually identical or close to their carrying value.

    The fair value and the carrying value of long-term deposits at December 31, 1999 are approximately $117,000 and $143,000, respectively; December 31, 1998--$51,000 and $60,000, respectively.

    The fair value and the carrying value of long-term loan from stockholder at December 31, 1998 are $222,000 and $250,000, respectively.

    The fair value of long-term deposits and the long-term loan above is based on the present value of cash flows, based on the current borrowing market rates for similar types of borrowing arrangements.

NOTE 10  BALANCES AND TRANSACTIONS WITH RELATED PARTIES

a.  Balances with related parties:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
                                                                  (IN THOUSANDS)
Current liabilities.........................................    $ 31          $66
Loan from stockholder (Note 4)..............................     250           --
                                                                ----          ---
                                                                $281          $66
                                                                ====          ===

b. In October 1998, Accord terminated a joint research and development agreement with a stockholder, which was originally entered into in 1995. Under the terms of the termination, the stockholder was granted a royalty-free license to sell some of the technology that was jointly developed by the two companies. Additionally, in March 1999 Accord issued to the stockholder 397,673 series A preferred shares in full and final satisfaction of the anti-dilution rights provided under a 1995 subscription agreement. The estimated value (approximately $1,656,000) of the anti-dilution right, which related to the stockholder's original preferred share purchase in 1995, and which occurred concurrently with the research and development agreement, was recorded as mandatorily redeemable convertible preferred

                              ACCORD NETWORKS LTD.

NOTE 10 BALANCES AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED) shares and expense in 1995. Additional share issuances under this anti-dilution right, including the final 397,673 shares, are recorded at the nominal amount paid by the stockholder.

c. One of the members of the board of directors of Accord is also a member of the board of directors of the main supplier of the digital signal processors used in Accord's systems. Purchases from this supplier totalled $16,427 and $30,845 in 1998 and 1999, respectively.

NOTE 11  SEGMENT INFORMATION

Accord adopted the provisions of FAS 131 which sets out disclosure and reporting requirements in respect of segments.

Management identifies two reportable operating segments that are differentiated by the locations of their customers: (1) the United States and (2) the rest of the world, mainly Europe. The parent evaluates performance of these two operating segments based on revenues only. As to revenue classified by geographic area--see note 8e. Segment asset information is not provided since Accord does not evaluate performance based on those assets.

COMPANY-WIDE DISCLOSURE REGARDING ITS ASSETS

Accord's total assets and long-lived assets, net of accumulated depreciation and amortization, are located in the following geographical areas:

                                                       DECEMBER 31,
                                       ---------------------------------------------
                                               1998                    1999
                                       ---------------------   ---------------------
                                        TOTAL     LONG-LIVED    TOTAL     LONG-LIVED
                                        ASSETS      ASSETS      ASSETS      ASSETS
                                       --------   ----------   --------   ----------
Israel...............................  $ 5,299      $  985     $10,425      $1,189
North America........................    4,620         500       9,659         725
United Kingdom.......................      194         117         361         144
                                       -------      ------     -------      ------
  Total..............................  $10,113      $1,602     $20,445      $2,058
                                       =======      ======     =======      ======

NOTE 12  SUBSEQUENT EVENTS

a. In March 1996, Accord issued 583,705 warrants to several stockholders, entitling them to purchase an aggregate of 583,705 series B preferred shares of NIS 0.01 par value at an exercise price of $2.24 per share. Through January 31, 2000, all of the warrants were exercised (until December 31, 1999--59,152 warrants were exercised).

b.  As to new employee stock option plans approved on January 26, 2000, see note 6b(1)(b).

c. As to a new non-employee directors option plan approved on January 26, 2000, see note 6f.

d.  As to lease of new office space rented on January 10, 2000, see note
    5b(1)(d).

e. On May 25, 2000 the General Meeting of the parent resolved to convert 5,000,000 unissued Ordinary shares into 5,000,000 preferred shares. The board of directors of the parent will have the authority to issue up to 5,000,000 preferred shares upon completion of an IPO and the board of directors will be able to set the terms, rights and preferences of these shares.

                              ACCORD NETWORKS LTD.

NOTE 12  SUBSEQUENT EVENTS (CONTINUED)
f. On June 16, 2000, Accord and the plaintiff in a patent infringement lawsuit entered into a written settlement agreement and the court entered an order dismissing the case with prejudice. The settlement agreement includes the following terms:

    - Accord paid the plaintiff $500,000 when the settlement agreement was signed, and will pay an additional $6 million within seven days of its receipt of the net proceeds of this offering;

    - If, by September 30, 2000, Accord has not paid the balance of the $6 million owed to the plaintiff under the settlement agreement, it will make quarterly payments of $1 million beginning on October 30, 2000 until the unpaid balance of the $6 million has been paid.

                              ACCORD NETWORKS LTD.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                          (IN THOUSANDS OF US DOLLARS)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   2000            1999
                                                              --------------   -------------
                                                               (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................      $27,148         $ 5,787
  Short-term investments....................................       30,457               0
  Accounts and note receivable:
    Trade accounts receivable, net..........................        6,477           6,012
    Trade notes receivable, net.............................          404              80
    Other...................................................        2,349           1,882
  Inventories...............................................        7,338           2,786
  Prepaid expenses and other current assets.................        1,154             263
                                                                  -------         -------
      Total current assets..................................       75,327          16,810
  Fixed assets, net.........................................        4,662           2,058
  Other assets..............................................        1,425           1,630
                                                                  -------         -------
      Total assets..........................................      $81,414         $20,498
                                                                  =======         =======

              LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCKS
                             AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accruals:
    Trade...................................................      $ 3,685         $ 2,220
    Payables in connection with settlement agreement........        6,000
    Other...................................................        5,420           3,908
                                                                  -------         -------
      Total current liabilities.............................       15,105           6,128

LONG-TERM LIABILITIES:
  Accrued severance pay.....................................        1,250             888
  Deferred revenues.........................................           27              26
                                                                  -------         -------
      Total liabilities.....................................       16,382           7,042
                                                                  -------         -------
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, NIS 0.01
  par value, series A, B and C..............................                       25,916
                                                                                  -------
STOCKHOLDERS' EQUITY (DEFICIT):
  Ordinary shares of NIS 0.01 par value.....................           58               6
  Warrants and options......................................          178              95
  Additional paid-in capital................................       82,130             159
  Accumulated other comprehensive loss......................          (62)              0
  Accumulated deficit.......................................      (17,272)        (12,720)
                                                                  -------         -------
      Total stockholders' equity (deficit)..................       65,032         (12,460)
                                                                  -------         -------
      Total liabilities, mandatorily redeemable convertible
        preferred stock and stockholders equity (deficit)...      $81,414         $20,498
                                                                  =======         =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              ACCORD NETWORKS LTD.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED        NINE MONTHS ENDED
                                                      SEPTEMBER 30,            SEPTEMBER 30,
                                                 -----------------------   ----------------------
                                                    2000         1999        2000         1999
                                                 ----------   ----------   ---------   ----------
REVENUES:
  Product sales................................  $   10,021   $    6,180   $  26,789   $   16,002
  Support revenues.............................         853          354       1,915          908
                                                 ----------   ----------   ---------   ----------
    Total revenues.............................      10,874        6,534      28,704       16,910
                                                 ----------   ----------   ---------   ----------
COST OF REVENUES:
  Product sales................................       2,444        1,460       6,334        3,615
  Support revenues.............................         746          566       2,167        1,491
                                                 ----------   ----------   ---------   ----------
    Total cost of revenues.....................       3,190        2,026       8,501        5,106
                                                 ----------   ----------   ---------   ----------
GROSS PROFIT...................................       7,684        4,508      20,203       11,804

OPERATING EXPENSES:
  Research and development, net................       2,220        1,095       5,473        3,065
  Selling and marketing........................       3,118        1,982       9,173        5,635
  General and administrative...................       1,794        1,231       4,348        2,919
  Litigation settlement costs..................                                6,500
                                                 ----------   ----------   ---------   ----------
    Total operating expenses...................       7,132        4,308      25,494       11,619
                                                 ----------   ----------   ---------   ----------
OPERATING INCOME (LOSS)........................         552          200      (5,291)         185
INTEREST AND OTHER INCOME (EXPENSES), net......         787           14         739          (33)
                                                 ----------   ----------   ---------   ----------
NET INCOME (LOSS) FOR THE PERIOD...............  $    1,339   $      214   $  (4,552)  $      152
                                                 ==========   ==========   =========   ==========
Net income (loss) per share:
  Basic........................................  $     0.07   $     0.17   $   (0.57)  $     0.12
                                                 ==========   ==========   =========   ==========
  Diluted......................................  $     0.06   $     0.01   $   (0.57)  $     0.01
                                                 ==========   ==========   =========   ==========
Shares used in per share calculation:
  Basic........................................  20,238,653    1,277,891   7,995,617    1,277,343
                                                 ==========   ==========   =========   ==========
  Diluted......................................  23,368,478   17,263,448   7,995,617   15,407,378
                                                 ==========   ==========   =========   ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              ACCORD NETWORKS LTD.

    CONSOLIDATED STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                          (IN THOUSANDS OF US DOLLARS)

                                          MANDATORILY
                                           REDEEMABLE          STOCKHOLDERS' EQUITY (DEFICIT)
                                          CONVERTIBLE         --------------------------------
                                        PREFERRED SHARES         ORDINARY SHARES
                                     ----------------------   ---------------------
                                      NUMBER OF                 NUMBER                PAID-IN
                                       SHARES       AMOUNT    OF SHARES     AMOUNT    CAPITAL
                                     -----------   --------   ----------   --------   --------
BALANCE AT JANUARY 1, 2000
  (AUDITED)........................   11,526,870   $ 25,916    1,854,388     $ 6      $   159
CHANGES DURING THE THREE MONTHS
  ENDED MARCH 31, 2000 (UNAUDITED):
  Issuance of participating
    preferred shares, net of share
    issue expenses.................      524,553      1,165
  Issuance of ordinary shares for
    cash related to exercise of
    stock options..................                               16,875      --            4
  Amount assigned to warrants and
    options granted to non-
    employments....................
  Net income.......................
                                     -----------   --------   ----------     ---      -------
BALANCE AT MARCH 31, 2000
  (UNAUDITED)......................   12,051,423   $ 27,081    1,871,263     $ 6      $   163
                                     -----------   --------   ----------     ---      -------
CHANGES DURING THE THREE MONTHS
  ENDED JUNE 30, 2000 (UNAUDITED):
  Issuance of ordinary shares in
    initial public offering, net of
    share issues expenses..........                            5,000,000     $12      $48,265
  Issuance of ordinary shares for
    net exercise related to
    exercise of Warrants to
    Shareholders...................                              959,788       3
  Conversion of mandatorily
    redeemable convertible
    preferred stock into common
    stock..........................  (12,051,423)  $(27,081)  12,051,423      35       27,046
  Amounts assigned to warrants and
    options granted to non-
    employees......................
  Net income.......................
                                                              ----------     ---      -------
BALANCE AT JUNE 30, 2000
  (UNAUDITED)......................                           19,882,474     $56      $75,474
                                     -----------   --------   ----------     ---      -------


                                           STOCKHOLDERS' EQUITY (DEFICIT)
                                     -------------------------------------------
                                                    ACCUMULATED
                                                       OTHER
                                      WARRANTS     COMPREHENSIVE    ACCUMULATED
                                     AND OPTIONS        LOSS          DEFICIT       TOTAL
                                     -----------   --------------   ------------   --------
BALANCE AT JANUARY 1, 2000
  (AUDITED)........................     $ 95            $  0          $(12,720)    $(12,460)
CHANGES DURING THE THREE MONTHS
  ENDED MARCH 31, 2000 (UNAUDITED):
  Issuance of participating
    preferred shares, net of share
    issue expenses.................       (1)                                            (1)
  Issuance of ordinary shares for
    cash related to exercise of
    stock options..................
  Amount assigned to warrants and
    options granted to non-
    employments....................       28                                             28
  Net income.......................                                        220          220
                                        ----            ----          --------     --------
BALANCE AT MARCH 31, 2000
  (UNAUDITED)......................     $122            $  0          $(12,500)    $(12,209)
                                        ----            ----          --------     --------
CHANGES DURING THE THREE MONTHS
  ENDED JUNE 30, 2000 (UNAUDITED):
  Issuance of ordinary shares in
    initial public offering, net of
    share issues expenses..........                                                $ 48,277
  Issuance of ordinary shares for
    net exercise related to
    exercise of Warrants to
    Shareholders...................     $ (3)
  Conversion of mandatorily
    redeemable convertible
    preferred stock into common
    stock..........................                                                  27,081
  Amounts assigned to warrants and
    options granted to non-
    employees......................       30                                             30
  Net income.......................                                     (6,111)      (6,111)
                                        ----            ----          --------     --------
BALANCE AT JUNE 30, 2000
  (UNAUDITED)......................     $149            $  0          $(18,611)    $ 57,068
                                        ----            ----          --------     --------

                              ACCORD NETWORKS LTD.

    CONSOLIDATED STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE
         PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                          (IN THOUSANDS OF US DOLLARS)

                                          MANDATORILY
                                           REDEEMABLE          STOCKHOLDERS' EQUITY (DEFICIT)
                                          CONVERTIBLE         --------------------------------
                                        PREFERRED SHARES         ORDINARY SHARES
                                     ----------------------   ---------------------
                                      NUMBER OF                 NUMBER                PAID-IN
                                       SHARES       AMOUNT    OF SHARES     AMOUNT    CAPITAL
                                     -----------   --------   ----------   --------   --------
CHANGES DURING THE THREE MONTHS
  ENDED SEPTEMBER 30, 2000
  (UNAUDITED):
  Issuance of share capital, net of
    share issue expenses...........                              653,000     $ 2      $ 6,680
  Issuance of ordinary shares for
    cash related to exercise of
    stock options..................                               22,000       0           26
  Share issue expenses.............                                                       (50)
  Amounts assigned to warrants and
    options granted to non-
    employees......................
  Unrealized Loss on Securities
    Available for Sale.............
  Net income.......................
                                                              ----------     ---      -------
BALANCE AT SEPTEMBER 30, 2000
  (UNAUDITED)......................                           20,557,474     $58      $82,130
                                     -----------   --------   ----------     ---      -------
BALANCE AT JANUARY 1, 1999.........    9,644,606   $ 19,415    1,277,067     $ 4      $     0
                                     -----------   --------   ----------     ---      -------
CHANGES DURING THE YEAR ENDED
  DECEMBER 31, 1999 (AUDITED):
  Issuance of ordinary shares for
    cash related to exercise of
    stock options..................                              577,321       2          159
  Issuance of convertible preferred
    shares, net of share issue
    expenses.......................    1,882,264      6,501
  Amounts assigned to warrants and
    options granted to non-
    employees......................
  Net income.......................
                                     -----------   --------   ----------     ---      -------
BALANCE AT DECEMBER 31, 1999
  (AUDITED)........................   11,526,670   $ 25,916    1,854,388     $ 6      $   159
                                     ===========   ========   ==========     ===      =======


                                           STOCKHOLDERS' EQUITY (DEFICIT)
                                     -------------------------------------------
                                                    ACCUMULATED
                                                       OTHER
                                      WARRANTS     COMPREHENSIVE    ACCUMULATED
                                     AND OPTIONS        LOSS          DEFICIT       TOTAL
                                     -----------   --------------   ------------   --------
CHANGES DURING THE THREE MONTHS
  ENDED SEPTEMBER 30, 2000
  (UNAUDITED):
  Issuance of share capital, net of
    share issue expenses...........                                                $  6,682
  Issuance of ordinary shares for
    cash related to exercise of
    stock options..................
  Share issue expenses.............
  Amounts assigned to warrants and
    options granted to non-
    employees......................       29                                             29
  Unrealized Loss on Securities
    Available for Sale.............                      (62)                           (62)
  Net income.......................                                      1,339        1,339
                                        ----            ----          --------
BALANCE AT SEPTEMBER 30, 2000
  (UNAUDITED)......................     $178            $(62)         $(17,272)    $ 65,032
                                        ----            ----          --------     --------
BALANCE AT JANUARY 1, 1999.........     $  7            $  0          $(13,084)    $(13,073)
                                        ----            ----          --------     --------
CHANGES DURING THE YEAR ENDED
  DECEMBER 31, 1999 (AUDITED):
  Issuance of ordinary shares for
    cash related to exercise of
    stock options..................                                                      16
  Issuance of convertible preferred
    shares, net of share issue
    expenses.......................
  Amounts assigned to warrants and
    options granted to non-
    employees......................       88                                              8
  Net income.......................                                        364           36
                                        ----            ----          --------     --------
BALANCE AT DECEMBER 31, 1999
  (AUDITED)........................     $ 95            $ --          $(12,720)    $(12,460)
                                        ====            ====          ========     ========

------------------------------

* Representing an amount less than $1,000.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              ACCORD NETWORKS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                     NINE MONTHS ENDED
                                                              -------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                   2000             1999
                                                              --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) for the period..........................     $ (4,552)        $    152
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................        1,066              585
    Provision for doubtful accounts.........................          138              297
    Increase in provision for vacation and recreation pay...          236               26
    Accrued severance pay...................................          189              109
    Amounts assigned to options and warrants granted to
      non-employees.........................................           87               84
    Gain (loss) on sale of fixed assets.....................           (2)              14
  Changes in operating assets and liabilities:
    Trade accounts receivable...............................       (1,682)          (2,677)
    Notes and other accounts receivable.....................         (603)          (1,553)
    Payables in connection with settlement agreement........        6,000
    Accounts payable and accruals...........................        1,941              899
    Inventories.............................................       (4,552)            (234)
    Deferred revenues.......................................          791              530
                                                                 --------         --------
      Net cash provided by (used in) operating activities...         (943)          (1,768)
                                                                 --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available for sale securities.................      (30,519)
  Purchase of fixed assets..................................       (3,675)            (666)
  Amounts placed in deposits................................          (76)            (119)
  Proceeds from sale of fixed assets........................           17               89
                                                                 --------         --------
      Net cash used in investing activities.................      (34,253)            (696)
                                                                 --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issue of mandatorily redeemable convertible preferred
    stock at a premium, net of share issue expenses.........                         6,384
  Issue of ordinary shares..................................       56,950                4
  Offering costs............................................                           (87)
  Short term credit from bank...............................                           705
                                                                 --------         --------
      Net cash provided by financing activities.............       56,950            7,006
                                                                 --------         --------
DECREASE IN CASH AND CASH EQUIVALENTS.......................       21,361            4,542
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................................        5,787            1,436
                                                                 --------         --------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD.......     $ 27,148         $  5,978
                                                                 ========         ========

Supplementary information on investing and financing activities not involving cash flow.

On June 28, 2000, 13,011,211 mandatorily redeemable convertible preferred stock in the amount of $27,081,000 were converted into ordinary shares.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              ACCORD NETWORKS LTD.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    Accord Networks Ltd. (the "Parent") and its wholly-owned subsidiaries--in the United States and the United Kingdom (collectively, the "Company"), are engaged in the business of developing, manufacturing and distributing an advanced networking and switching system that allows for real-time interactive visual communications. The Parent commenced selling its system in 1997. The accompanying unaudited condensed consolidated financial statements have been prepared based upon the Securities and Exchange Commission (the "SEC") rules that permit reduced disclosure for interim periods. In management's opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods shown. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities are likely to vary from quarter to quarter. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Company's significant accounting policies and other information, this report should be read in conjunction with the audited consolidated financial statements and related notes thereto contained in the Company's Registration Statement on Form F-1 declared effective by the SEC on June 28, 2000.

NOTE 2--INVENTORIES

                                                      SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                                      -------------------   ------------------
                                                          (UNAUDITED)           (AUDITED)
                                                        (IN THOUSANDS)        (IN THOUSANDS)
Materials and supplies..............................        $4,107                $1,498
Products in process.................................           563                   197
Finished products...................................         2,668                 1,091
                                                            ------                ------
                                                            $7,338                $2,786
                                                            ======                ======

NOTE 3--EARNINGS PER SHARE

    Basic earnings per share are computed based on the weighted average number of shares outstanding during each period. In computing the diluted earnings per share, account was taken of the dilutive effect of the outstanding stock options, using the treasury stock method.

                              ACCORD NETWORKS LTD.

NOTE 3--EARNINGS PER SHARE (CONTINUED)
    Following are data relating to the weighted average number of shares for the purpose of computing earnings per share:

                                          THREE MONTHS ENDED         NINE MONTHS ENDED
                                             SEPTEMBER 30,             SEPTEMBER 30,
                                        -----------------------   -----------------------
                                           1999         2000         1999         2000
                                        ----------   ----------   ----------   ----------
                                              (UNAUDITED)               (UNAUDITED)
Weighted average number of shares
  issued and outstanding--used in
  computation of basic earnings per
  share...............................   1,277,891   20,238,653    1,277,343    7,995,617
Effect of dilutive securities:
  Convertible preferred shares........  11,248,421                10,315,568    7,888,340
  Warrants to stockholders............   1,317,497                   814,206      656,956
  Warrants to consultants.............      25,002       84,524       23,593       91,972
  Employee stock options and invested
    shares............................   3,394,637    3,039,292    2,976,552    3,050,145
  Non employee directors..............                    6,010                     4,900
                                        ----------   ----------   ----------   ----------
Weighted average number of shares
  issued and outstanding--used in
  computation of diluted earnings per
  share...............................  17,263,448   23,368,478   15,407,378   19,687,930
                                        ==========   ==========   ==========   ==========

NOTE 4--COMPREHENSIVE INCOME

    In accordance with the disclosure requirements of SFAS No. 130, "Reporting Comprehensive Income", the components of comprehensive income are as follows:

                                                           THREE MONTHS           NINE MONTHS
                                                               ENDED                 ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                        -------------------   -------------------
                                                          2000       1999       2000       1999
                                                        --------   --------   --------   --------
                                                            (UNAUDITED)           (UNAUDITED)
                                                          (IN THOUSANDS)        (IN THOUSANDS)
Net income (loss).....................................   $1,339      $214     $(4,552)     $152
Other comprehensive loss--unrealized loss on
  marketable securities available for sale                  (62)       --         (62)       --
                                                         ------      ----     -------      ----
Comprehensive income (loss)...........................   $1,277      $214     $(4,614)     $152
                                                         ======      ====     =======      ====

NOTE 5--RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133). SFAS 133, as amended by SFAS 138, established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for the fiscal years beginning after June 15, 2000. We are currently evaluating the impact SFAS 133 will have on our financial position and results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and

                              ACCORD NETWORKS LTD.

NOTE 5--RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. SAB 101 is effective beginning in the fourth quarter of 2000. We do not expect that the adoption of SAB 101 will have a material impact on our financial statements.

    In March 2000, the FASB issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on our financial statements.

NOTE 6--SEGMENT REPORTING

    Revenue by geographic region was as follows:

                                                          NINE MONTHS ENDED
                                              -----------------------------------------
REGION                                        SEPTEMBER 30, 2000    SEPTEMBER 30, 1999
------                                        -------------------   -------------------
North America...............................          74%                   86%
ROW (Rest of World).........................          26%                   14%

NOTE 7--LEGAL PROCEEDINGS

    On November 20, 1998, VideoServer, Inc., now known as Ezenia! Inc., filed a patent infringement claim against the U.S. subsidiary, Accord Networks, Inc., in the United States District Court, District of Massachusetts, alleging that the subsidiary had and was willfully and deliberately infringing on one of Ezenia! Inc.'s patents. The plaintiff later amended its complaint to allege that the subsidiary also had and was willfully and deliberately infringing on other patents. On June 10, 1999, the Parent was added as a defendant in the lawsuit. On June 16, 2000, the Parent, the subsidiary and the plaintiff entered into a written settlement agreement and the court entered an order dismissing the case. The settlement agreement includes the following terms: The Company paid Ezenia! Inc. $500,000 when the settlement agreement was signed, and will pay an additional $6.0 million upon demand. The Company is prepared to make payment of this obligation immediately, but has not been requested by Ezenia! Inc. to make such payment due to foreign tax withholding considerations.

    The Company, its subsidiary and Ezenia! Inc. have executed mutual releases of all claims that the Company, its subsidiary or Ezenia! may ever have against each other through June 16, 2000. Ezenia! Inc. agrees it will not sue the Company, its subsidiary or any of the Company's customers for infringement of any patents involved in the litigation; and the Company, its subsidiary and Ezenia! Inc. agree not to sue one another or any of each other's customers for infringement of any other patents held by the Company, its subsidiary or Ezenia! Inc. for three years from the date of the written settlement agreement. The Company, its subsidiary and Ezenia! Inc. also agree not to later sue one another for any alleged infringement claims or damages for alleged infringement that may arise during those three years.

                                    ANNEXES

ANNEX A--MERGER AGREEMENT

ANNEX B--VOTING AGREEMENT

ANNEX C--CIBC OPINION

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  BY AND AMONG
                                 POLYCOM, INC.,
                                MERGER SUB LTD.
                                      AND
                              ACCORD NETWORKS LTD.
                          DATED AS OF DECEMBER 5, 2000

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
ARTICLE I THE MERGER................................................      2
  1.1   The Merger..................................................      2
  1.2   Closing Date................................................      2
  1.3   Effective Time..............................................      2
  1.4   Articles of Association.....................................      2
  1.5   Directors and Officers......................................      2
  1.6   Effect on Capital Stock.....................................      2
  1.7   Surrender of Certificates...................................      4
  1.8   Company's Transfer Books Closed; No Further Ownership Rights
          in Company Shares.........................................      5
  1.9   Lost, Stolen or Destroyed Certificates......................      5
  1.10  Certain Tax and Accounting Consequences.....................      6
  1.11  Taking of Necessary Action; Further Action..................      6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY................      6
  2.1   Organization and Qualification; Subsidiaries................      6
  2.2   Memorandum of Association; Articles of Association..........      7
  2.3   Capitalization..............................................      7
  2.4   Authority Relative to this Agreement........................      8
  2.5   No Conflict; Required Filings and Consents..................      9
  2.6   Compliance; Permits.........................................     10
  2.7   SEC Filings; Financial Statements...........................     10
  2.8   No Undisclosed Liabilities..................................     11
  2.9   Absence of Certain Changes or Events........................     11
  2.10  Absence of Litigation.......................................     11
  2.11  Employee Matters and Benefit Plans..........................     12
  2.12  Registration Statement; Proxy Statement/Prospectus..........     16
  2.13  Restrictions on Business Activities.........................     16
  2.14  Title to Property...........................................     16
  2.15  Taxes.......................................................     16
  2.16  Brokers.....................................................     18
  2.17  Intellectual Property.......................................     18
  2.18  Agreements, Contracts and Commitments.......................     22
  2.19  Environmental Matters.......................................     23
  2.20  Opinion of Financial Advisor................................     24
  2.21  Insurance...................................................     24
  2.22  Board Approval..............................................     24
  2.23  Inapplicability of Certain Statutes.........................     24
  2.24  Grants, Incentives and Subsidies............................     24
  2.25  Pooling of Interests........................................     24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
  SUB...............................................................     25
  3.1   Organization and Qualification; Subsidiaries................     25
  3.2   Certificate of Incorporation and Bylaws.....................     25
  3.3   Capitalization..............................................     25
  3.4   Authority Relative to this Agreement........................     26
  3.5   No Conflict; Required Filings and Consents..................     26
  3.6   SEC Filings; Financial Statements...........................     27
  3.7   No Undisclosed Liabilities..................................     27
  3.8   Absence of Litigation.......................................     27
  3.9   Registration Statement; Proxy Statement/Prospectus..........     28

                                                                        PAGE
                                                                      --------
  3.10  Pooling of Interests........................................     28
  3.11  Compliance; Permits.........................................     28
  3.12  No Prior Activities.........................................     28
  3.13  Obligations to Creditors....................................     28

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................     29
  4.1   Conduct of Business by Company..............................     29
  4.2   Conduct of Business by Parent...............................     32

ARTICLE V ADDITIONAL AGREEMENTS.....................................     32
  5.1   Proxy Statement/Prospectus; Registration Statement..........     32
  5.2   Merger Proposal.............................................     33
  5.3   Company General Meeting.....................................     34
  5.4   Notification................................................     35
  5.5   Israeli Approvals...........................................     35
  5.6   Confidentiality; Access to Information......................     37
  5.7   No Solicitation.............................................     37
  5.8   Public Disclosure...........................................     39
  5.9   Commercially Reasonable Efforts; Regulatory Filings.........     39
  5.10  Third Party Consents........................................     40
  5.11  Stock Options and Employee Benefits.........................     40
  5.12  Form S-8....................................................     41
  5.13  Company Warrants............................................     41
  5.14  Indemnification.............................................     42
  5.15  Nasdaq Listing..............................................     42
  5.16  Company Affiliate Agreement.................................     42
  5.17  Pooling of Interests........................................     43
  5.18  Merger Sub Approval.........................................     43
  5.19  Ezenia! Settlement Agreement................................     43
  5.20  Repayment of OCS Grants.....................................     43

ARTICLE VI CONDITIONS TO THE MERGER.................................     43
  6.1   Conditions to Obligations of Each Party to Effect the
          Merger....................................................     43
  6.2   Additional Conditions to Obligations of Company.............     44
  6.3   Additional Conditions to the Obligations of Parent and
          Merger Sub................................................     44

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................     45
  7.1   Termination.................................................     45
  7.2   Notice of Termination; Effect of Termination................     47
  7.3   Fees and Expenses...........................................     47
  7.4   Amendment...................................................     48
  7.5   Extension; Waiver...........................................     48

ARTICLE VIII GENERAL PROVISIONS.....................................     48
  8.1   Non-Survival of Representations and Warranties..............     48
  8.2   Notices.....................................................     48
  8.3   Interpretation; Knowledge...................................     49
  8.4   Counterparts................................................     50
  8.5   Entire Agreement; Third Party Beneficiaries.................     50
  8.6   Severability................................................     50
  8.7   Other Remedies; Specific Performance........................     50
  8.8   Applicable Law..............................................     51
  8.9   Rules of Construction.......................................     51
  8.10  Assignment..................................................     51
  8.11  Waiver of Jury Trial........................................     51

                               INDEX OF EXHIBITS

Exhibit A                     Form of Company Voting Agreement

Exhibit B                     Form of Company Affiliate Agreement

Exhibit C                     Form of Parent Affiliate Agreement

Exhibit D                     Form of Noncompetition Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of December 5, 2000, among Polycom, Inc., a Delaware corporation ("PARENT"), Merger Sub Ltd., an Israeli corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Accord Networks Ltd., an Israeli corporation ("COMPANY").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Israeli Companies Law-5759-1999 (the "ISRAELI COMPANIES LAW"), Parent and Company intend to enter into a business combination transaction to effect the merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

    B. The Board of Directors of Company has unanimously (i) determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, and, assuming the accuracy of the representations and warranties of Parent and Merger Sub contained herein that no reasonable concern exists that the Surviving Corporation (as defined in Section 1.1) will be unable to fulfill the obligations of Company to its creditors (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

    C. The Board of Directors of each of Parent and Merger Sub has approved this Agreement and the Merger and determined that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors.

    D. Concurrently with the execution of this Agreement as a condition and inducement to Parent's willingness to enter into this Agreement, (i) all directors and officers and certain principal shareholders of Company are entering into Voting Agreements, including the irrevocable proxies contained therein, in substantially the form attached hereto as EXHIBIT A (the "COMPANY VOTING AGREEMENTS"), (ii) certain shareholders of Company who may be deemed to be affiliates (the "COMPANY AFFILIATES") are entering into Company Affiliate Agreements in substantially the form attached hereto as EXHIBIT B (the "COMPANY AFFILIATE AGREEMENTS"), (iii) certain stockholders of Parent who may be deemed to be affiliates (the "PARENT AFFILIATES") are entering into Parent Affiliate Agreements in substantially the form attached hereto as EXHIBIT C (the "PARENT AFFILIATE AGREEMENTS") and (iv) certain individuals are entering into Noncompetition Agreements in substantially the form attached hereto as EXHIBIT D (the "NONCOMPETITION AGREEMENT").

    E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a "pooling of interests." Parent has received
(i) from Kesselman & Kesselman, independent auditors for Company, a letter addressed to Company and Parent dated as of the date hereof to the effect that Kesselman & Kesselman concurs with Company management's conclusion that, as of the date hereof, no conditions exist that would preclude Company from being a party to a merger accounted for as a "pooling-of-interest" in accordance with Opinion 16 of the Accounting Principles Board and (ii) from PricewaterhouseCoopers LLP, independent accountants for Parent, a letter addressed to Parent and Company dated as of the date hereof to the effect had the Merger been consummated on the date hereof PricewaterhouseCoopers LLP would be in a position to concur with Parent management's conclusion that, as of the date of the letter, no conditions exist that would preclude accounting for the Merger as a "pooling-of-interests", and the parties hereto have agreed not to take any action that would interfere with Parent's ability to account for the Merger as a "pooling of interests."

    NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Israeli Companies Law, Merger Sub (as the target company (CHEVRAT HA'YAAD) in the Merger) shall be merged with and into Company (as the absorbing company (HACHEVRA HA'KOLETET) in the Merger) (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company
(i) shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) shall be governed by the laws of the State of Israel, (iii) shall maintain a registered office in the State of Israel, and
(iv) shall succeed to and assume all of the rights, properties and obligations of Merger Sub and Company in accordance with the Israeli Companies Law.

    1.2 CLOSING DATE. The closing of the Merger and the other transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, USA, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs being referred to herein as the "CLOSING DATE"), which shall be no later than the later to occur of (i) the second business day after the satisfaction or waiver of the conditions set forth in Article VI or (ii) the 71st day after the delivery of the Merger Proposal (as defined in section 5.2 hereof) to the office of the Registrar of Companies of the State of Israel, (the "COMPANIES REGISTRAR"), or at such other time, date and location as the parties hereto shall mutually agree.

    1.3 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VI, Merger Sub shall deliver (and Parent shall cause Merger Sub to deliver) to the Companies Registrar a notice (the "MERGER SUB NOTICE") informing the Companies Registrar that the Merger was approved by the general shareholders meeting of Merger Sub. The Merger shall become effective at the later of: (i) the time of the delivery of the Merger Sub Notice to the Companies Registrar or (ii) the 71st day after the delivery of the Merger Proposal to the Companies Register (the "EFFECTIVE TIME") in the manner provided in Section 323 of the Israeli Companies Law.

    1.4 ARTICLES OF ASSOCIATION. At the Effective Time, the Articles of Association of Company shall be the Articles of Association of the Surviving Corporation until thereafter amended in accordance with the Israeli Companies Law and such Articles of Association.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

        (a) CONVERSION OF COMPANY SHARES. Each Ordinary Share, NIS 0.01 par value per share, of Company (the "COMPANY SHARES") issued and outstanding immediately prior to t he Effective Time, other than any Company Shares
    (i) owned by Parent or Merger Sub or any subsidiary thereof or (ii) held in Company's treasury, shall automatically be converted into and represent the right to receive (subject to Sections 1.6(e) and (f)) 0.3065 (the "EXCHANGE RATIO") shares of Common Stock, $0.0005 par value per share, of Parent (the "PARENT COMMON STOCK"). If any Company Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such Company Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Upon the issuance of any Parent Common Stock hereunder, and consistent with, pursuant to and subject to Parent's existing Preferred Shares Rights Agreement, dated as of September 15, 1998 (as the same may be amended from time to time, the "RIGHTS AGREEMENT"), between Parent and BankBoston N.A., as rights agent, one right issuable pursuant to the Rights Agreement or any other right issued in substitution thereof (a "RIGHT") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to the terms and conditions of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time.

        (b) PARENT-OWNED STOCK. At the Effective Time, each Company Share held in the treasury of the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall remain outstanding, shall not be exchanged under Section 1.6(a) and no shares of Parent Common Stock shall be delivered with respect thereto.

        (c) STOCK OPTIONS; WARRANTS. (i) At the Effective Time, all options to purchase Company Shares then outstanding under Company's 1995 Employee Share Ownership and Option Plan, Share Ownership and Option Plan (2000), 2000 Share Option Plan and 2000 Non-Employee Director Stock Option Plan (collectively, the "COMPANY OPTION PLANS"), and all options to purchase Company Shares then outstanding which are not under any Company Option Plan, in each case whether vested or unvested, and the Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.11 hereof and (ii) at the Effective Time all warrants to purchase Company Shares then outstanding (collectively, the "COMPANY WARRANTS") shall be assumed by Parent in accordance with Section 5.13 hereof.

        (d) CAPITAL STOCK OF MERGER SUB. Each Ordinary Share, NIS 1.00 par value per share, of Merger Sub (the "MERGER SUB SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Ordinary Share, NIS 0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of Merger Sub Shares immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of
    (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day ending immediately prior to the Effective Time, as reported on the Nasdaq National Market ("NASDAQ"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

    1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Parent shall select Boston EquiServe N.A., or another bank or trust company reasonably acceptable to the Company, to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding Company Shares, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
    Section 1.6(f) and any dividends or distributions to which holders of shares of Company Shares may be entitled pursuant to Section 1.7(d).

        (c) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a "CERTIFICATE and collectively, the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding Company Shares whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 hereof, cash in lieu of any fractional shares pursuant to Section 1.6(f) hereof, and any dividends or other distributions pursuant to Section 1.7(d) hereof, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Shares were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes, subject to Section 1.7 hereof, as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under the Code, the Israel Tax Ruling (as hereinafter defined) or under any provision of state, local or foreign law or any other applicable requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 COMPANY'S TRANSFER BOOKS CLOSED; NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. Upon the Effective Time, (i) the share transfer books of the Company shall be deemed closed, and no transfer of any certificates theretofore representing Company Shares shall thereafter be made or consummated; and
(ii) all holders of certificates representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company. No further transfer of any such Company Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in this Article I. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) or 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Shares.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Shares represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.7(d); PROVIDED, HOWEVER, that Parent and the Exchange Agent may, in their discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  CERTAIN TAX AND ACCOUNTING CONSEQUENCES.

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall be treated as a "pooling of interests" for accounting purposes.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each exception applies) in a disclosure letter supplied by the Company to Parent, dated as of the date hereof and signed by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER"), which disclosure shall provide an exception to or otherwise qualify or respond to the representations or warranties of the Company specifically referred to in such disclosure and any other representation or warranty of the Company to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other representation or warranty, as follows:

    2.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

        (a) Except as set forth in Section 2.1(a) of the Company Disclosure Letter, each of the Company and its subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b) Section 2.1(b) of the Company Disclosure Letter lists each of the Company's subsidiaries, the jurisdiction of incorporation of each such subsidiary, and the Company's equity interest therein. Except as set forth in Section 2.1(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than

    Company's interests in its subsidiaries, and except as set forth in
    Section 2.1(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    2.2 MEMORANDUM OF ASSOCIATION; ARTICLES OF ASSOCIATION. Company has previously furnished to Parent a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Except as set forth in Section 2.2 of the Company Disclosure Letter Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

    2.3  CAPITALIZATION.

        (a) The registered (authorized) share capital of Company consists of 50,000,000 Ordinary Shares, NIS 0.01 par value per share, and 5,000,000 Preferred Shares ("COMPANY PREFERRED SHARES"). As of the close of business on December 4, 2000, (i) 20,557,474 Company Shares were issued and outstanding (including 245,227 shares in a trust, the trustee of which is Eliahu Lerner (the "Lerner Trust"), of which 99,147 Common Shares are being held in trust on behalf of employees who have exercised their options under the Company's 1995 Employee Share Ownership and Option Plan, all of which were validly issued, fully paid and nonassessable; (ii) no Company Shares were held in treasury by Company or by subsidiaries of Company;
    (iii) 2,759,898 Company Shares were reserved for issuance upon the exercise of options or the grant of rights to purchase Company Shares under the Company's 1995 Employee Share Ownership and Option Plan of which options to purchase 2,752,401 Common Shares were outstanding under such plan (including options to purchase 145,810 Common Shares that will be satisfied from the Lerner Trust (which are already outstanding)), (iv) 750,000 Company Shares were reserved for issuance upon the exercise of options or the grant of the rights to purchase Company Shares under the Company's Share Ownership and Option Plan (2000) of which options to purchase 742,679 Common Shares were outstanding under such plan; (v) 750,000 Company Shares were reserved for issuance upon the exercise of options to purchase Company Shares under the Company's 2000 Share Option Plan of which options to purchase 750,000 Common Shares were outstanding under such plan; (vi) 20,000 Company Shares were reserved for issuance upon the exercise of options to purchase Company Shares under the Company's 2000 Non-Employee Director Stock Option Plan of which options to purchase 50,000 Common Shares were outstanding under such plan; (vii) 502,734 Company Shares were reserved for issuance upon the exercise of outstanding options to purchase Company Shares granted outside of the Company Option Plans; (viii) and 137,061 Company Shares were reserved for issuance upon the exercise of outstanding warrants to purchase Company Shares. As of the date hereof, no Company Preferred Shares were issued or outstanding. As of the date hereof, other than as set forth above, Company has no other securities authorized, reserved for issuance, issued or outstanding.

        (b) Section 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option (as defined in Section 5.11) outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Company Shares subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option;
    (iv) the date on which such Company Stock Option was granted; and (v) the applicable vesting schedule, including the vesting commencement date. Company has made available to Parent accurate and complete copies of all Company Option Plans, if any, pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Except as set forth in

    Section 2.3(b) of the Company Disclosure Letter, there are no commitments, agreements or understandings of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with
    (i) all laws applicable to the issuance of securities or stock options and
    (ii) all requirements set forth in applicable Contracts, other than any failure to comply with any such requirements that would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, intereferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Sections 2.3(b) and (c) of the Company Disclosure Letter or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.3(c) of the Company Disclosure Letter, there are no registration rights and there is, except for the Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of the Company will not be entitled to dissenters' rights under applicable law in connection with the Merger.

    2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company of this Agreement and the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the voting shares of Company Shares in accordance with the Israeli Companies Law and the Company Charter Documents). Except as set forth in Section 2.4 of the Company Disclosure Letter, this Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Assuming neither the Parent nor Merger Sub, nor any of their respective affiliates as defined in Section 320(c) of the Israeli Companies Law, vote any shares they own, the affirmative vote of a simple majority of the voting power of the Company present and voting at the Company General Meeting at which a quorum is present (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any shares of the Company necessary to approve the Merger. The quorum required for the Company General Meeting is two or more shareholders who hold at least 50% of the voting rights of the issued share capital of the Company. No vote or approval of (i) any creditor of the Company (subject to the rights of creditors under Section 319 of the Israeli Companies
Law), (ii) any holder of any option or warrant granted by the Company, or
(iii) any shareholder of any of the Company's subsidiaries is necessary in order to approve or permit the consummation of the Merger.

    2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Except as set forth in Section 2.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's shareholders in favor of the approval and adoption of this Agreement and the approval of the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii) individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Company or (B) prevent or materially delay consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

        (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the consent of the Israeli Investment Center of the Israeli Ministry of Trade & Industry (the "INVESTMENT CENTER"), the consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") and the approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, the filing and recordation of the Merger Proposal and Shareholders Approval Notice and other filings as required by Israeli Companies Law, the exemption of the Israel Securities Authority and of foreign Governmental Entities and the rules and regulations thereunder, and the rules and regulations of the Nasdaq, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate,
    (A) reasonably be expected to have a Material Adverse Effect on Company or
    (B) prevent or materially delay consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

    2.6  COMPLIANCE; PERMITS.

        (a) Except as set forth in Section 2.6(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of the Company, pending or threatened against the Company or its subsidiaries, nor, to the knowledge of the Company, has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b) Except as set forth in Section 2.6(b) of the Company Disclosure Letter, Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals and other authorizations from governmental authorities which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

    2.7  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since the filing of the Company's Registration Statement on Form F-1 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports
    (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time they were filed (and if any Company SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b) As of their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
    (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed as of the date hereof, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.8 NO UNDISCLOSED LIABILITIES. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 2000 set forth in the Company SEC Reports or (ii) liabilities incurred since September 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole.

    2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 2.9 of the Company Disclosure Letter, since September 30, 2000, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement which has been filed or is required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of the Company other than in the ordinary course of business consistent with past practice.

    2.10 ABSENCE OF LITIGATION. Except as specifically disclosed in the Company SEC Reports as of the date hereof, there are no claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    2.11  EMPLOYEE MATTERS AND BENEFIT PLANS.

        (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
       (o) of the Code and the regulations issued thereunder;

           (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iii) "CODE" shall mean the Internal Revenue Code of 1986, as amended;

           (iv) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement (excluding any "Employment Agreement" as defined below) or other arrangement providing for compensation, severance, termination pay, deferred compensation, material performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

           (v) "DOL" shall mean the Department of Labor;

           (vi) "EMPLOYEE" shall mean any current employee, consultant or director of Company or any Affiliate;

          (vii) "EMPLOYMENT AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Company or any Affiliate and any Employee as to which the Company has or may incur material liability;

         (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any Affiliate, whether informally or formally, or with respect to which Company or any Affiliate will or may have any material liability, for the benefit of Employees who perform services outside the United States;

           (xi) "IRS" shall mean the Internal Revenue Service;

          (xii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

         (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) SCHEDULE. Schedule 2.11(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement. Company does not have any commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

        (c) DOCUMENTS. Company has provided to Parent or will provide Parent before the Effective Time, correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan;
    (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination or opinion letters;
    (vii) all currently applicable material communications material to any Employee or Employees relating to any Company Employee Plan; (viii) all currently applicable material correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all current model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

        (d)  EMPLOYEE PLAN COMPLIANCE.  Except as set forth on
    Schedule 2.11(d), (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
    Section 401(a) of the Code and each trust intended to qualify under
    Section 501(a) of the Code has either received a favorable determination or opinion letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt for which the Company would incur material liability has occurred with respect to any Company Employee Plan;
    (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than for benefits accrued to date and ordinary administration expenses); and (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan.

        (e) PENSION PLAN. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f)  COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE EMPLOYER
    PLANS. At no time has Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

        (g)  NO POST-EMPLOYMENT OBLIGATIONS.  Except as set forth in
    Schedule 2.11(g), no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

        (h) HEALTH CARE COMPLIANCE. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA to the extent applicable, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees, except where such violation would not have a Material Adverse Effect on the Company.

        (i) EFFECT OF TRANSACTION. Except as set forth on Schedule 2.11(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (j) EMPLOYMENT MATTERS. Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy.

        (k) LABOR. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11(k) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.11(k) of the

    Company Disclosure Letter, Company is not presently, nor has it been in the past, a direct party to, or directly bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

        (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in substantial compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

        (m) EMPLOYEES RESIDENT IN ISRAEL. Notwithstanding anything contained in this Agreement to the contrary, and solely with respect to employees of the Company who reside in Israel ("ISRAELI EMPLOYEES") and except as set forth in Section 2.11(m) of the Company Disclosure Letter: (i) the Company is not a direct party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond those required by law or pursuant to rules and regulations thereunder (including expansion orders of the Ministry of Labor or Welfare) or of the Histardrut (General Federation of Labor) or the Coordinating Bureau of Economic Organization and the Industrialists' Association. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. The Company is subject to extension orders (tzavei harchava) issued by the Minister of Labor and Welfare with respect to employment or termination thereof; (ii) all of the Israeli Employees are "at will" employees subject to the termination notice provisions included in employment agreements or applicable law;
    (iii) except for the employment agreements described in the Company Disclosure Letter, there is no contract between the Company and any of its Israeli Employees or directors that cannot be terminated by the Company upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay); (iv) the Company's obligations to provide severance pay to its Israeli Employees are either fully funded or have been properly provided for in the Company's financial statements in accordance with Israeli GAAP; (v) except as set forth in the Company Disclosure Letter, the Company is not aware of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); (vi) all amounts that the Company is legally or contractually required either (x) to deduct from its employees' salaries or to transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their employees' salaries and to pay to any Governmental Entity as required by the Israeli Tax Ordinance or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than outstanding obligations in the ordinary course of business consistent with past practice); and (vii) the Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees. All obligations of the Company with respect to statutorily required severance payments have been either fully satisfied or have been funded by contributions to appropriate insurance funds, or have been properly provided for in the Company's financial statements in accordance with United States generally accepted accounting principles.

    2.12 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Company in writing for inclusion in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "FORM S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by Parent and Company pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/PROSPECTUS") will, at the date or dates mailed to the shareholders of Company, at the time of the shareholders meeting of Company (the "COMPANY GENERAL MEETING") in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. With respect to the information supplied or to be supplied by Company in writing for inclusion in the Proxy Statement/Prospectus only, the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the Israeli Companies Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information other than the information supplied or to be supplied by Company in writing for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

    2.13  RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as disclosed in
Section 2.13 of the Company Disclosure Letter, there is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    2.14 TITLE TO PROPERTY. Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

    2.15  TAXES.

        (a) DEFINITION OF TAXES. For purposes of this Agreement, (i) "TAX" or, collectively, "TAXES", means (i) any and all United States, Israeli, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
    (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treas. Reg. Section 1.1502-6 or any comparable provision of Israeli, foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  TAX RETURNS AND AUDITS.

           (i) The Company and each of its subsidiaries has timely filed all United States, Israeli, federal, state, local and foreign returns, estimates, declarations, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, and such Returns are true and correct and have been completed in accordance with applicable law. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld from each payment made to its past or present employees, officers, directors and independent contractors, creditors, stockholders or other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental authorities.

          (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax or is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

           (iv) To Company's or any of its subsidiaries' knowledge, no audit or other examination of any Return of the Company or any of its subsidiaries is currently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination, nor is any taxing authority asserting, or to Company's or any of its subsidiaries' knowledge, threatening to assert against the Company or any of its subsidiaries any claim for Taxes. There are no matters relating to Taxes under discussion between any taxing authority and the Company or any of its subsidiaries.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries (and no claim by a taxing authority in a jurisdiction in which the Company does not file Returns that the Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company balance sheet dated September 30, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2000 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

          (vii) Neither the Company nor any of its subsidiaries (i) has ever been a member of an affiliated group filing a consolidated Return,
       (ii) has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, other than this Agreement, (iii) is liable for the Taxes of any other person under United States Treasury Regulation
       Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and
       (iv) has ever been a party
       to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

         (viii) Neither Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
       Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

           (ix) The Company and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government.

           (x) The Company Disclosure Letter lists each material tax incentive granted to the Company and its subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive.

    2.16 BROKERS. Except for fees payable to CIBC World Markets Corp. ("CIBC WORLD MARKETS"), a copy of the engagement letter of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.17  INTELLECTUAL PROPERTY.

        (a) For the purposes of this (i) Section 2.17 the term "Company" means the Company and/or any, each or all of its subsidiaries, as the context or usage permits, and (ii) this Agreement, the following terms have the following definitions:

           "INTELLECTUAL PROPERTY" shall mean any or all of the following
       (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

           "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (ii) all trade secrets and other rights in know how and confidential or proprietary information;
       (iii) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto ("COPYRIGHTS"); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore ("URLS"); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith ("TRADEMARKS"); (v) all "moral" or economic rights of authors and inventors, however denominated throughout the world, and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

           "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to the Company.

           "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

        (b) Section 2.17(b) of the Company Disclosure Letter lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

        (c) Except as set forth in Section 2.17(c) of the Company Disclosure Letter, the Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

        (d) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.17(b) of the Company Disclosure Letter and all Intellectual Property licensed to the Company, is free and clear of any Liens or other encumbrances, it being specified that with respect to Intellectual Property licensed to the Company, absense of Liens or other encumbrances refers only to those Liens and encumbrances of the Company. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

        (e) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

        (f) Except as set forth in Section 2.17(f) of the Company Disclosure Letter, the Company Intellectual Property, technology in the public domain and any Commercial Software (as such term is defined in subsection
    (g) below) licensed to the Company, constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, or planned to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

        (g) Other than inbound "shrink-wrap" and similar generally available commercial binary code end-user or enterprise licenses ("Commercial Software"), the Company has made available to Parent or its counsel a copy of all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. Except as set forth in Section 2.17(g) of the Company Disclosure Letter, to the knowledge of the Company, (i) all such contracts, licenses and agreement are in full force and effect and (ii) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the material breach, modification, cancellation, termination or suspension of such contracts, licenses or agreements. The Company is not in material breach of nor has the Company failed, in any material respect, to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. Except as set forth in Section 2.17(g) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, license and agreements to the same extent Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

        (h) Except (i) as set forth in Section 2.17(h) of the Company Disclosure Letter, (ii) for Commercial Software, and (iii) for technology in the public domain, to the knowledge of the Company, (A) all Intellectual Property used in or necessary to the conduct of the Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by (1) employees of the Company acting within the scope of their employment, or (2) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, or (3) third parties who have granted to the Company a license (sufficient for the conduct of the Company's business as presently conducted and currently contemplated to be conducted by the Company) to all such third party's Intellectual Property Rights in such Intellectual Property, and (B) no third party owns or has any rights to any of the Company Intellectual Property owned by the Company.

        (i) Company has made available to Parent or its counsel all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

        (j) To the knowledge of the Company, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not, and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company operates or distributes its products, and except as set forth in Section [2.17(j)] of the Company Disclosure Letter, the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company operates or distributes its products.

        (k) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all reasonably necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired ownership of any Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.

        (l) Except as set forth in Section 2.17(l) of the Company Disclosure Letter, to the knowedge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the rights and obligations specified in such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

        (m) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

        (n) The Company has taken all commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or as required by any other person who has provided its confidential information or trade secrets to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, consultants and contractors of the Company have executed such an agreement, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect on the Company. All employees of the Company have entered into a valid and binding written agreement with the Company assigning to the Company all Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

        (o) Except as set forth in Section 2.17(o) of the Company Disclosure Letter, to the knowledge of the Company, no Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

        (p) Except as set forth in Section 2.17(p) of the Company Disclosure Letter, all Company Intellectual Property that is owned or licensed by the Company will be fully (subject only to non-exclusive licenses granted by the Company with respect thereto) transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

        (q) Except as set forth in Section 2.17(q) of the Company Disclosure Letter, to the knowledge of the Company, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in
    (i) Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Surviving Corporation's being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

        (r) Except as set forth in Section 2.17(r) of the Company Disclosure Letter, none of the Company Intellectual Property was developed by or on behalf of or using grants of any Governmental Entity.

    2.18  AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth in
Section 2.18 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer, director, Company employee or member of Company's Board of Directors, or any service, operating or management agreement or arrangement with respect to any of its properties (whether leased or owned) other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of products or services in or the licensing of real property in the ordinary course of business;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

        (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety
    (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

        (g) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (h) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than trade payables incurred in the ordinary course of business;

        (j) any material settlement agreement under which the Company has ongoing obligations; or

        (k) any other agreement, contract or commitment involving in excess of $100,000 being paid by or to Company over the term thereof.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any contracts between Company and its top ten customers.

    2.19  ENVIRONMENTAL MATTERS.

        (a)  DEFINITIONS.

           (i) "HAZARDOUS MATERIAL" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

           (ii) "ENVIRONMENTAL LAWS" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

        (b) Except as set forth in Section 2.19(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries is in conflict with, or in default or violation of any Environmental Law applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound except for any conflicts, defaults or violations that (individually or in the aggregate) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c) Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company. To the knowledge of Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company, so as to give rise to any liability or clean-up obligation under any Environmental Laws.

    2.20 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Company has been advised by its financial advisor, CIBC World Markets, to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares, and the Company will provide a copy of the written confirmation of such opinion to Parent for informational purposes as soon as reasonably practicable and in any event within five (5) business days of the date thereof.

    2.21 INSURANCE. Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which Company reasonably believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. Except as set forth in Section 2.21 of the Company Disclosure Letter, there is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

    2.22  BOARD APPROVAL.  The Board of Directors of Company has unanimously
(i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, and that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) as of the date hereof, determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

    2.23 INAPPLICABILITY OF CERTAIN STATUTES. Other than the Israeli Companies Law, Company is not subject to any takeover law that might apply to the Merger or any other transaction contemplated by this Agreement.

    2.24 GRANTS, INCENTIVES AND SUBSIDIES. Section 2.24 of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, "GRANTS") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to Company, including, without limitation,
(i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Company and of all letters of approval, and supplements thereto, granted to Company. Section 2.24 of the Company Disclosure Letter details all material undertakings of Company given in connection with the Grants. Without limiting the generality of the above, Section 2.24 of the Company Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Company with respect to royalties, or the outstanding amounts to be paid by the OCS to Company and the composition of such obligations or amount by the product or product family to which it relates. Company is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section 2.24 of the Company Disclosure Letter hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto. Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants. Subject to the receipt of the approvals set forth in Section 2.24 of the Company's Disclosure Letter and compliance by the Surviving Corporation with the applicable requirements and conditions, to the Company's knowledge, the consummation of the Merger will not adversely affect the remaining duration of any material tax incentive granted to the Company or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by the Disclosure Letter, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its subsidiaries to any such incentive.

    2.25 POOLING OF INTERESTS. Neither Company nor, to Company's knowledge, any of its directors, officers or affiliates has taken any action which would interfere with (i) Parent's ability to account for the Merger as a pooling of interests or (ii) Parent's, Surviving Corporation's or Company's ability to continue to account for as a pooling of interests any past acquisition by Company currently accounted for as a pooling of interests.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing (with reference to the specific sections of this Agreement to which each such exception applies) in the disclosure letter supplied by Parent to the Company, dated as of the date hereof and signed by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER"), which disclosure shall provide an exception to or otherwise qualify or respond to the representations or warranties of Parent and Merger Sub specifically referred to in such disclosure and any other representation or warranty of Parent and Merger Sub to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other representation or warranty, as follows:

    3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Merger Sub is a newly incorporated Israeli corporation. Except in connection with this Agreement, Merger Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Merger Sub has no obligations or liabilities, either accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time or the earlier termination of the Agreement.

    3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "PARENT CHARTER DOCUMENTS") and the Articles of Association of Merger Sub. Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

    3.3  CAPITALIZATION.  The authorized capital stock of Parent consists of
(i) 175,000,000 shares of Parent Common Stock, par value $0.0005 per share, and
(ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("PARENT PREFERRED STOCK"). As of the close of business on December 4, 2000, 75,540,963 shares of Parent Common Stock were issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. As of December 4, 2000, Parent had reserved an aggregate of 19,177,576 shares of Parent Common Stock for issuance pursuant to Parent's 1996 Stock Incentive Plan, ViaVideo 1996 Stock Option/Stock Issuance Plan, under which options to purchase 10,076,454 shares were outstanding, and 1,157,194 shares of Parent Common Stock were available for issuance pursuant to the Parent Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding except as set forth in the Parent SEC Reports and except for the Rights. Under the Rights Agreement, until the distribution date, (i) the Rights will be evidenced (subject to the provisions of Section 3(b) and 3(c) thereof) by the certificates for Parent Common Stock registered in the names of the holders of thereof (which certificates shall also be deemed to be Rights Certificates, as such term is defined in the Rights

Agreement) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Parent Common Stock. The authorized capital stock of Merger Sub consists of 1,000 Ordinary Shares, NIS 1.00 par value per share, of which, as of the date hereof, ten (10) Ordinary Shares are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

    3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and by Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and of Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents or any of Parent's subsidiaries,
    (ii) subject to obtaining the consents, approvals, authorizations and permits, and making the registrations, filings and notifications set forth in Section 3.5(b) below (or Section 3.5(b) of the Parent Disclosure Letter), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligation under this Agreement.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for

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
    applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, (ii) filings with the Investment Center, (iii) consent of the OCS, (iv) consent or any approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, (v) the Israeli Securities exemption as defined in Section 5.5 and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

    3.6  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after December 31, 1999 and prior to the date of this Agreement (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superceded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed as of the date hereof, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    3.7 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 2000 or (ii) liabilities incurred since September 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

    3.8 ABSENCE OF LITIGATION. Except as specifically disclosed in the Parent SEC Reports as of the date hereof, there are no claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened (or to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any property or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    3.9 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date or dates mailed to the shareholders of Company, at the time of the Company General Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in any amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, Parent shall inform Company as soon as reasonably practicable after such discovery. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

    3.10 POOLING OF INTERESTS. Neither Parent nor, to Parent's knowledge, any of its directors, officers or affiliates has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

    3.11  COMPLIANCE; PERMITS.

        (a) Except as set forth in Section 3.11(a) of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of Parent, pending or threatened against Parent or its subsidiaries, nor to the knowledge of Parent has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b) Except as set forth in Section 3.11(a) of the Parent Disclosure Letter, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals and other authorizations from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole (collectively, the "PARENT PERMITS"). Parent and its subsidiaries have been and are in compliance in all material respects with the terms of the Parent Permits and any conditions placed thereon.

    3.12 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any Agreement or arrangement with any person.

    3.13 OBLIGATIONS TO CREDITORS. Parent and Merger Sub intend that the Surviving Corporation be able to fulfill the obligations of Company and Merger Sub to creditors on an ongoing basis following the

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
Closing and do not intend to take any action following the Closing which would impair the ability of the Surviving Corporation to fulfill such obligations.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY COMPANY. Except as contemplated by this Agreement, disclosed in Section 4.1 of the Company Disclosure Letter or consented to by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, commence and diligently pursue the preparation of (together with its independent public accountants) the audit of its financial statements as of and for the year ended December 31, 2000, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

    In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, (which consent, or refusal thereof, shall not be unreasonably delayed and, in the case of subsections (m), (r) and (t), which consent shall not be unreasonably withheld) during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or written policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or, except as permitted by Section 4.1(f), grant any equity-based compensation, whether payable in cash or stock;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end users in the ordinary course of business consistent with past practices;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Company with employees hired after the date hereof);

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Shares pursuant to the exercise of stock options and warrants outstanding as of the date of this Agreement and (y) the granting of stock options to newly hired non-officer level employees, in the ordinary course of business and consistent with the Company's past practices after the closing of its initial public offering, including as to vesting schedules.

        (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than sales and licenses in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries, taken as a whole; modify, amend or terminate any existing material lease, license or contract affecting the use, possession or operation of any such properties or assets; grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any material part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case other than in connection with the financing of ordinary course trade payables, or the collection of accounts receivable, notes or commercial paper, consistent with past practice;

        (k) Adopt or amend any Company Employee Plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" and who are not officers of the Company); pay any special bonus or special remuneration to any director or employee; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law, provided, that the Company may increase the salaries or wage rates of non-officer level employees in the ordinary course of business consistent with past practices;

        (l) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

        (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

        (n) Modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

        (o) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

        (p) Enter into, renew or modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of the products of the Company or any of its subsidiaries, or products licensed by the Company or any of its subsidiaries, other than nonexclusive contracts, agreements or arrangements entered into in the ordinary course of business that can be terminated or cancelled by the Company without penalty or further payment and without more than 60 days' notice;

        (q) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

        (r) Hire any officer, or hire any non-officer level employee with an annual compensation level in excess of $250,000;

        (s) Other than (i) fees payable to pursuant to the engagement letter referred to in Section 2.16 hereof and (ii) fees payable to legal, accounting and other professional service advisors as disclosed in
    Section 4.1(s) of the Company Disclosure Letter, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $250,000 in the aggregate;

        (t) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of $500,000 over the term of such agreement, contract or commitment, other than for the purchase of inventory or raw materials in the ordinary course of business;

        (u) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

        (v) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

        (w) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (v) above.

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
    4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Disclosure Letter, without the prior written consent of Company (which consent, or refusal thereof, shall not be unreasonably delayed), Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Exchange Ratio shall be appropriately adjusted pursuant to Section 1.6(d) hereof;

        (b) Engage in any action with the intent to, or which would, directly or indirectly, adversely impact or materially delay the consummation of the Merger;

        (c) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests; or

        (d) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (c) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

        (a) As promptly as practicable after the execution and delivery of this Agreement, Company and Parent shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent shall promptly provide to the other all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the Form S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4. Each of Company and Parent shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Form S-4 declared or ordered effective under the Securities Act as promptly as practicable after such filing, and Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Form S-4 is declared or ordered effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign, state "blue sky" or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent shall notify the other promptly upon the receipt of any comments or written communication from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4, the Proxy Statement/Prospectus or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Parent and Company will provide reasonable representations to the tax counsels or other advisors who prepare the tax disclosure to be made in the Proxy Statement/Prospectus and the

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
    Form S-4. All filings by Parent and Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement/Prospectus, the Form S-4 and any amendment or supplement thereto, and all Other Filings, with the exception of proxy statements, information statements and periodic reports filed by Parent under the Exchange Act, shall be subject to the prior review of the other. Each of Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this SECTION 5.1(a) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of Nasdaq and (iv) the requirements of the Israeli Companies Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Form S-4 or any Other Filing, Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of Company, such amendment or supplement.

        (b) The Proxy Statement/Prospectus shall include (i) the unanimous recommendation of the Board of Directors of Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, unless the Board of Directors of Company shall have withheld, withdrawn, amended, modified or changed its recommendation in compliance with Sections 5.3(c) and 5.7 of this Agreement, and (ii) the opinion of CIBC World Markets referred to in SECTION 2.20 hereof; PROVIDED, HOWEVER, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation.

    5.2 MERGER PROPOSAL. As promptly as practicable after the execution and delivery of this Agreement, (a) Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form agreed to by such parties (the "MERGER PROPOSAL") to be executed in accordance with Section 316 of the Israeli Companies Law, (b) Company shall call the Company General Meeting, and (c) each of the Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar. Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after Company and Merger Sub shall have complied with the preceding sentence and with subsections (i) and (ii) below, but in any event no more than three days following the date on which such notice was sent to the creditors, Company and Merger Sub shall inform the Companies Registrar, in accordance with
Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of Company and, if applicable, Merger Sub shall:

           (i) Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the Companies Registrar, the Company's registered offices or at such other locations as Company shall determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (B) a popular newspaper in the United States, no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar;

           (ii) Within three business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the substantial creditors (as such term is defined in the regulations promulgated under the Israeli Companies Law) that Company is aware of, in which it shall state that a Merger Proposal was submitted to the Companies

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
       Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and

          (iii) If it employs 50 or more persons, send to the "workers committee" or display in a prominent place at the Company's premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (i)(A) above), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

    5.3  COMPANY GENERAL MEETING.

        (a) Company shall take all action necessary under all applicable legal requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold a shareholders' meeting to vote on the proposal to approve this Agreement and the Merger (the "COMPANY GENERAL MEETING"). Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder, and the Articles of Association of Company, and the Form S-4 becoming effective, the Company General Meeting shall be held (on a date selected by Company in consultation with Parent) as promptly as practicable after the date hereof. Subject to the terms of SECTION 5.3(c) hereof, Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. Company shall call, notice, convene, hold and conduct the Company General Meeting and solicit all proxies in connection with the Company General Meeting, in compliance in all material respects with all applicable legal requirements, including the Israeli Companies Law, the Articles of Association of Company, and the rules of Nasdaq. In the event that Parent, or any affiliate thereof as defined in the Israeli Companies Law, shall cast any votes in respect of the Merger, Parent shall, prior to such vote, disclose to Company its interest or its affiliates respective interests in such shares so voted. Company may adjourn or postpone the Company General Meeting (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement/Prospectus to Company's shareholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which the Company General Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting. Notwithstanding anything to the contrary contained in this Agreement, Company's obligation to call, give notice of, convene and hold the Company General Meeting in accordance with this SECTION 5.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined below), or by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of Company with respect to this Agreement and/or the Merger.

        (b) Unless the Board of Directors of Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.3(c) hereof: (i) the Board of Directors of Company shall unanimously recommend that Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company General Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company General Meeting; and
    (iii) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and approve this Agreement and the Merger. For all purposes of and under this Agreement, the foregoing recommendation of the Board of Directors of Company shall be deemed to have been modified in a manner adverse to Parent if such recommendation by the Board of Directors of Company or any committee thereof shall no longer be unanimous.

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
        (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the approval of this Agreement and the Merger and recommending a Superior Proposal (as defined below) if (i) a Superior Proposal is made to Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated the terms of
    SECTION 5.7 hereof, and (iii) the Board of Directors of Company reasonably concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or changing of such recommendation and recommending such Superior Proposal are required in order for the Board of Directors of Company to comply with its fiduciary obligations under Israeli law; PROVIDED, HOWEVER, that prior to publicly withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the Merger, Company shall have given Parent at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) thereof and the opportunity to meet with Company and its counsel. Nothing contained in this
    SECTION 5.3 shall limit Company's obligation to hold and convene the Company General Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withheld, withdrawn, amended, modified or changed pursuant hereto).

        (d) No later than three days after the approval of the Merger by Company's shareholders at the Company General Meeting, Company shall (in accordance with Section 317(b) of the Companies Law) inform the Companies Registrar of the decision of the Company General Meeting with respect to the Merger.

    5.4  NOTIFICATION.

        (a) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
    Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (b) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.5  ISRAELI APPROVALS.

        (a) GOVERNMENT FILINGS. Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

           (i) as promptly as practicable after the date of this Agreement, Company and Parent shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger;

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
           (ii) Company and Parent shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; and

          (iii) Company shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents, and any other consents that may be required in connection with the
       Merger: (i) approval of the OCS and (ii) approval of the Investment Center. In this connection, if required, Parent shall provide to the OCS and the Investment Center any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the OCS laws and regulations and confirm to the OCS and the Investment Center that Company shall continue after the Effective Time to operate in a manner consistent with its previous undertakings to the OCS and the Investment Center.

        (b) LEGAL PROCEEDINGS. Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger,
    (ii) keep the other parties informed as to the status of any such legal proceeding and (iii) promptly inform the other parties of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the Israel Securities Authority, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

        (c) ISRAELI INCOME TAX RULING. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company's Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling: (i) deferring any obligation to pay capital gains tax on the exchange of the Company Shares in the Merger until the earlier of two (2) years after the Closing or the date on which a shareholder sells the shares of Parent Common Stock received as of the Closing, and (ii) confirming that the conversion of the Company Options into options to purchase shares of Parent Common Stock (the "Assumed Options") will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the Assumed Options, or in the event of Assumed Options which are part of a "Section 102 Plan," until the actual sale of the shares of Parent Common Stock by the option holders, provided that any ruling that is substantially similar to the foregoing will be sufficient to comply with the conditions set forth in this clause and provided further that Parent is reasonably satisfied that, in light of such ruling, Parent is not required to withhold any Taxes in respect of the issuance of Parent Common Stock to any holder of Shares in connection with the Merger (the "ISRAELI INCOME TAX RULING"). Each of the Company and Parent shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings, or as appropriate the confirmation referred to in Section 6.3(d), as promptly as practicable. Notwithstanding any provisions contained in Section 4.1 hereof to the contrary, Company shall be permitted to comply with any conditions contained in the ruling described in this Section 5.5 or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling; PROVIDED, HOWEVER, (i) that Company shall give Parent at least three (3) days written notice of any such conditions or requests prior to compliance with such conditions or requests, and (ii) that in no event shall Company comply with any such condition or request in the event any such condition or request might reasonably be expected to (A) have a Material Adverse Effect on Company, (B) prohibit or impair any business practice of the Company, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company of any of its subsidiaries, or
    (C) adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        (d) ISRAELI SECURITIES LAW EXEMPTION. As soon as reasonably practicable after the execution of this Agreement, Parent shall (i) prepare and file with the Israeli securities authority ("ISA") an application for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus in respect of the exchange of the Company Stock Options for the assumed Options, pursuant to Section 15D of the Securities Law of Israel and (ii) if required by the Israeli Securities Law, 1968, prepare and file with the ISA an application for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus, or an application for a pre-ruling regarding no action by the ISA, in respect of the exchange of the Company Shares for the Parent Common Stock, and the exchange of the Company Warrants for the assumed Warrants (the "ISRAELI SECURITIES EXEMPTION"). Each of Parent and the Company shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the determination of such facts as are required to assess Parent's obligations under the Israeli Securities Law, 1968, and with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Subject to the terms and conditions hereof, Parent shall use its reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Securities Exemption as promptly as practicable.

    5.6 CONFIDENTIALITY; ACCESS TO INFORMATION. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of November 20, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and Company will afford the other party and the other party's accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel, as the other may reasonably request. Each of the parties hereto will hold, and will cause its accountants, counsel and other representatives to hold, in confidence all documents and information furnished to it by or on behalf another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.7  NO SOLICITATION.

        (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to
    Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or

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
    indirectly, (i) solicit, initiate, or take any action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) engage or participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal without complying with
    Section 5.3(c) or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); PROVIDED, HOWEVER, that prior to the approval of this Agreement and the Merger by the requisite vote of the shareholders of Company, nothing contained in this Agreement shall prohibit the Board of Directors of Company from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or Section 329 of the Israeli Companies Law with regard to a tender or exchange offer or
    (ii) in response to an unsolicited, bona fide written Acquisition Proposal that is not withdrawn and that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging or participating in discussions or negotiations with and furnishing information to the person making such Acquisition Proposal if (A) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel that that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations under Israeli law, (B) (x) at least two (2) days prior to furnishing any such information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement at least as restrictive (after giving effect to Section 7.2 hereof) as the Confidentiality Agreement, and
    (C) contemporaneously with furnishing any such information to such party, Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this
    Section 5.7 by any officer or director of Company or any of its subsidiaries or any investment banker or attorney of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.7 by Company.

        For purposes of this Agreement, (i) "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement;
    (ii) "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) the acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (iii) "SUPERIOR PROPOSAL" shall mean any bona fide, unsolicited written Acquisition Proposal involving the acquisition of all outstanding voting securities of the Company with respect to which (A) if any cash consideration is involved, shall not be subject to any financing contingency, and with

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
    respect to which Company's Board of Directors shall have reasonably determined (taking into account the advice of Company's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and (B) Company's Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction provides greater value to the shareholders of Company than the Merger (taking into account the advice of Company's financial advisors).

        (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.7, Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of
    (i) any request for information which Company reasonably believes would lead to an Acquisition Proposal, or (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and (ii) provide Parent with at least one (1) business day prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

    5.8 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or quotation system (including Nasdaq), in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.9  COMMERCIALLY REASONABLE EFFORTS; REGULATORY FILINGS.

        (a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this

    Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall have any obligation under this Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Company to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause Company to license or otherwise make available to any Person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Company to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Company; or (vi) to contest any legal proceeding relating to the Merger, except, in the case of any action described in clauses (i) through (vi) of this sentence, where such action would not, in Parent's sole good faith judgement, be reasonably expected to be burdensome to Parent, Company and their subsidiaries taken as a whole, or, in the case of any action described in clause (vi) of this sentence, if Company determines in good faith that contesting such legal proceeding might not be advisable.

        (b) As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
    (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; PROVIDED, HOWEVER, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock which Parent, in the good faith exercise of its reasonable judgment, reasonably expects to be burdensome to Parent, Company and their subsidiaries, taken as a whole.

    5.10 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use their respective commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which are set forth on Section 2.5 of the Company Disclosure Letter.

    5.11  STOCK OPTIONS AND EMPLOYEE BENEFITS.

        (a) STOCK OPTIONS. At the Effective Time, each outstanding option to purchase Company Shares (each, a "COMPANY STOCK OPTION"), whether or not granted under the Company Option Plans, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without

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
    limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that
    (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and use its best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Option Plans and permitted under the Code or other relevant laws and regulations that any Company Stock Options that qualified for tax treatment under Section 424(b) of the Code prior to the Effective Time and that any Company Stock Options that qualified for tax treatment under
    Section 102 of the Israel Tax Ordinance prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Stock Options on the terms set forth in this Section 5.11(a).

        (b) 401(k) PLAN. Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans unless Parent provides notice to Company, no less than ten (10) business days prior to the Effective Time, that such 401(k) plan(s) shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

    5.12 FORM S-8. Parent agrees to file a registration statement on Form S-8 (or a Form S-8/S-3, if applicable) for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

    5.13  COMPANY WARRANTS.

        (a) At the Effective Time, each outstanding Company Warrant, whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable after the Effective Time, Parent will issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumptions of such Company Warrant by Parent.

        (b) Parent will reserve sufficient shares of Parent Common Stock for issuance under Section 5.13(a) and under Section 1.6(e) hereof.

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
    5.14  INDEMNIFICATION.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof to the maximum extent permitted by law. The Articles of Association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

        (b) For a period of three (3) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend more than $750,000, in the aggregate, for such coverage (and if the cost for such coverage is in excess of such amount the Surviving Corporation shall only be required to maintain such coverage as is available for such amount).

        (c) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, assume or continue the obligations set forth in this Section 5.14.

        (d) The provisions of this Section 5.14 shall survive the consummation of the Merger at the Effective Time and continue for the periods specified in this Section 5.14 and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    5.15 NASDAQ LISTING. Parent shall cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be approved for listing or trading on Nasdaq prior to the Effective Time.

    5.16  COMPANY AFFILIATE AGREEMENT.

        (a) Set forth in Section 5.16 of the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate who has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement.

        (b) Set forth in Section 5.16 of the Parent Disclosure Letter is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "PARENT AFFILIATE"). Parent shall use its commercially reasonable efforts to obtain and provide a copy to

    Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate who has not delivered a Parent Affiliate Agreement on or prior to the date hereof, an executed Parent Affiliate Agreement.

    5.17 POOLING OF INTERESTS. Each of Parent and Company shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

    5.18 MERGER SUB APPROVAL. Parent (as the sole stockholder of Merger Sub) shall approve the Merger at a general meeting of Merger Sub. No later than the later to occur of (i) the second business day after the satisfaction or waiver of the conditions set forth in Article VI or (ii) the 71st day after the delivery of the Merger Proposal, Merger Sub shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of Merger Sub's general meeting to approve the Merger.

    5.19 EZENIA! SETTLEMENT AGREEMENT. Company shall pay to Ezenia! Inc. ("EZENIA") the $6,000,000 payable to Ezenia pursuant to the Settlement Agreement dated June 16, 2000 between the Company and Ezenia at least one (1) business day prior to the Effective Time.

    5.20 REPAYMENT OF OCS GRANTS. Company shall repay all Grants from the OCS, including all principal, interest and any other amounts owed by Company to the OCS no later than December 31, 2000.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and Company:

        (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Form S-4, and any required post-effective amendment to the Form S-4, effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Testa, Hurwitz & Thibeault, LLP) dated as of the Closing Date, in form and substance reasonably acceptable to Parent and Company, respectively, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Wilson

    Sonsini Goodrich & Rosati, Professional Corporation, and Testa, Hurwitz & Thibeault, LLP may (i) require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Company, Merger Sub and others, and
    (ii) make such reasonable and customary assumptions as they may determine necessary. Such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Parent or the Company shall not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party hereto shall render such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) ISRAELI GOVERNMENTAL ENTITY APPROVALS. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger shall have been obtained including, without limitation, approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices if required by applicable law; and receipt by the Parent of the Israel Securities Exemption.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent, (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) and for inaccuracies resulting from changes or actions contemplated or permitted by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties,
    (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) ISRAELI INCOME TAX RULING. The Company shall have obtained the Israeli Income Tax Ruling.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Company (i) PROVIDED, HOWEVER, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3(a), 2.16, 2.20, and 2.25, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) and for inaccuracies resulting from changes or actions contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (c) CONSENTS. The Company shall have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, which consents, waivers and approvals are set forth in Section 6.3(c) of the Company Disclosure Letter.

        (d) ISRAELI TAX RULING. Company shall have received from the Israeli Income Tax Commissioner either (i) the Israeli Income Tax Ruling satisfactory to Parent in accordance with Section 5.5(c) or
    (ii) confirmation of the mechanism for withholding taxes in connection with the Merger, which mechanism shall be reasonably acceptable to Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by May 31, 2001 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

        (d) by either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company General Meeting or at any adjournment thereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain Company shareholder approval shall have been caused by the action or failure to act of Company or Parent, respectively (including, in the case of Parent, the failure of Parent to vote the Company Shares subject to the Company Voting Agreements in favor of the Merger), and such action or failure to act constitutes a breach by Company or Parent, respectively, of this Agreement;

        (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its or their commercially reasonable efforts, then Company may not terminate this Agreement under this
    Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach or inaccuracy, as long as Parent and Merger Sub continue to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by Parent or Merger Sub is cured during such thirty (30)-day period);

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
    Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, as long as Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach or inaccuracy by Company is cured during such thirty (30)-day period);

        (g) by Parent, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on the Company that is not curable by the Company through the exercise of its commercially reasonable efforts; or

        (h) by Company, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on Parent that is not curable by Parent through the exercise of its commercially reasonable efforts; or

        (i) by Parent if a Triggering Event (as defined below) shall have occurred.

    For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of the Agreement or the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the approval of the Agreement and the Merger; (iii) Board of Directors of Company fails to reaffirm its recommendation in favor of the approval of the Agreement and the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) the provisions of Section 5.7 of this Agreement shall have been breached in any material respect; (vi) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act or
Section 329 of the Israeli Companies Law, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e) or Section 7.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Sections 5.6, 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement (PROVIDED, HOWEVER, that the standstill provisions of the Confidentiality Agreement referred to in
Section 5.6 shall cease to be of any force or effect if this Agreement is terminated by Parent pursuant to Section 7.1(i)), and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto and any fees required to be paid under the HSR Act.

        (b)  COMPANY PAYMENTS.

           (i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $9,500,000 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 7.1(i); PROVIDED, HOWEVER, that the Termination Fee shall not be payable if this Agreement is terminated by Parent following the occurrence of a Triggering Event other than that specified in clause (v) of the definition thereof and, prior to such termination, the closing condition set forth in Section 6.1(a) shall have been satisfied.

           (ii) If (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d), (B) prior to such termination, there shall exist or have been publicly announced an Acquisition Proposal and (C) within nine (9) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement or letter of intent providing for a Company Acquisition, or a third party commences a tender or exchange offer for a Company Acquisition, then Company shall pay Parent in immediately available funds at or prior to consummating such Company Acquisition, respectively, an amount equal to the Termination Fee.

          (iii) Company acknowledges that the agreements contained in this
       Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this
       Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of the intentional or wilfull breach of any covenant or agreement set forth in this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

           Polycom, Inc.
           1565 Barber Lane
           Milpitas, California 95035
           Attention: Chief Executive Officer
           Telecopy No.: (408) 526-9100

           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Mark A. Bertelsen, Esq.
           Telecopy No.:(650) 493-6811

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
           and to:

           Yigal Arnon & Co.
           22 Rivlin Street
           Jerusalem 91000, Israel
           Attention: Barry P. Levenfeld, Esq.
           Telecopy No.: (972-2) 623-9236

        (b) if to Company, to:

           Accord Networks Ltd.
           9040 Roswell Road, Suite 450
           Atlanta, Georgia 30350
           Attention: Chief Executive Officer
           Telecopy No.: (770) 641-4499

           with a copy to:

           Testa, Hurwitz & Thibeault, LLP
           125 High Street
           Boston, MA 02110
           Attention: Mark H. Burnett, Esq.
           Telecopy No.: (617) 248-7100

           and to:

           Doron Cohen--David Cohen Law Offices
           14 Abba Hillel Road
           Ramat-Gan Israel
           Attention: David Cohen, Esq.
           Telecopy No.: 011-972-3-753-1001

    8.3 INTERPRETATION; KNOWLEDGE. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (a) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers or directors of such party, provided that such persons shall have made due and diligent inquiry of those officers, directors and other managers of such party who report directly to such executive officers or directors and whom such executive officers reasonably believe would have actual knowledge of the matters represented.

        (b) The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

        (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        (d) When used in connection with Parent, or Company, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume or any failure by such entity to meet internal projections or forecasts or published revenue or earnings projections, in each case in and of itself; or (ii) any change or effect that results or arises from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes or effects in each case do not materially disproportionately affect such entity); (iii) any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes in each case do not materially disproportionately affect such entity) or (iv) any change or effect resulting from the disruption or loss of any existing or prospective customer, distributor or supplier relationships and any delays or cancellations in customer or distributor orders in that results from the public announcement or pendency of the transactions contemplated hereby.

        (e) The words "FOREIGN" and "DOMESTIC" when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement except as provided in Section 7.2 hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11 and 5.14 hereof.

    8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware; PROVIDED, HOWEVER, that (a) any matter involving the internal corporate affairs of Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by the Israeli Companies Law.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                      POLYCOM, INC.

                                                      By: /s/ ROBERT C. HAGERTY
                                                      -----------------------------------------------
                                                      Name: Robert C. Hagerty
                                                      -----------------------------------------------
                                                      Title: CEO
                                                      -----------------------------------------------

                                                      MERGER SUB LTD.

                                                      By: /s/ WILLIAM R. PAAPE
                                                      -----------------------------------------------
                                                      Name: William R. Paape
                                                      -----------------------------------------------
                                                      Title: Director
                                                      -----------------------------------------------

                                                      ACCORD NETWORKS LTD.

                                                      By: /s/ JULES L. DEVIGNE
                                                      -----------------------------------------------
                                                      Name: Jules L. DeVigne
                                                      -----------------------------------------------
                                                      Title: Chairman & CEO
                                                      -----------------------------------------------

             ***AGREEMENT AND PLAN OF MERGER AND REORGANIZATION***

                                                                         ANNEX B

                            COMPANY VOTING AGREEMENT

    THIS COMPANY VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of December 5, 2000, between Polycom, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder (the "SHAREHOLDER") of Accord Networks Ltd., an Israeli corporation (the "COMPANY").

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the "MERGER AGREEMENT"), which provides for the merger (the "MERGER") of Merger
Sub Ltd., a wholly-owned subsidiary of Parent ("MERGER SUB"), with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into common stock of Parent, as set forth in the Merger Agreement;

    B. Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of ordinary shares of the outstanding capital stock of the Company and ordinary shares issuable upon exercise of outstanding options and/or warrants as is indicated on the signature page of this Agreement; and

    C. In consideration of the execution of the Merger Agreement by Parent, Shareholder (in its, his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Merger on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

        (a) "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to
    Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

        (b) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (c) "SHARES" shall mean: (i) all securities of the Company (including ordinary shares and all options, warrants and other rights to acquire ordinary shares) owned by Shareholder as of the date of this Agreement; and
    (ii) all additional securities of the Company (including all additional Company ordinary shares and all additional options, warrants and other rights to acquire Company ordinary shares) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

        (d) TRANSFER. A Person shall be deemed to have effected a "TRANSFER" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

    2.  TRANSFER OF SHARES.

        (a) TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. During the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Merger Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as EXHIBIT A (the "PROXY"); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

        (b) TRANSFER OF VOTING RIGHTS. During the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Shareholder from granting any proxy with respect to the voting of any of the Shares on any matter other than approval and adoption of the Merger Agreement and the approval of the Merger, so long as any such proxy is not inconsistent with the obligations of Shareholder set forth in Section 3 below.

    3. AGREEMENT TO VOTE SHARES. At every meeting of the Shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (in his, her or its capacity as such) shall cause the Shares to be voted in favor of approval and adoption of the Merger Agreement and in favor of approval of the Merger. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Shareholder from acting in Shareholder's capacity as a director or officer of Company (it being understood that this Agreement shall apply to Shareholder solely in Shareholder's capacity as a Shareholder of Company) or voting in Shareholder's sole discretion on any matter other than those matters referred to in the preceding sentence.

    4. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a duly executed Proxy, which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

    5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Shareholder (i) is the beneficial owner of the Company ordinary shares and the options to purchase Company ordinary shares of the Company indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges or other encumbrances (except encumbrances arising under securities laws or as are disclosed on such signature page); (ii) does not beneficially own any securities of the Company other than the Company ordinary shares and options and/or warrants to purchase Company ordinary shares indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

    6. ADDITIONAL DOCUMENTS. Shareholder (in his, her or its capacity as such) and Parent hereby covenant and agree to execute and deliver any additional documents as are reasonably necessary or desirable to carry out the intent of this Agreement.

    7. LEGENDING OF SHARES. If so requested by Parent, Shareholder agrees that the certificates representing Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

    8. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    9.  MISCELLANEOUS.

        (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        (e) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

       If to Parent:

       Polycom, Inc.
       1565 Barber Lane
       Milpitas, CA 95035
       Attention: Michael R. Kourey
       Telephone No.: (408) 526-9000
       Telecopy No.: (408) 526-9100

       with a copy to:

       Wilson, Sonsini, Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94305-1050
       Attention: Mark A. Bertelsen, Esq.
       Telephone No.: (650) 493-9300
       Telecopy No.: (650) 493-6811

       and to:

       Yigal Arnon & Co.
       22 Rivlin Street
       Jerusalem 9100, Israel
       Attention: Barry P. Levenfeld, Esq.
       Telecopy No.: (972-2) 623-9236

       If to Shareholder:

       To the address for notice set forth on the signature page hereof.

        (f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

        (g) ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (i) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        (j) NO OBLIGATION TO EXERCISE OPTIONS. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Shareholder to exercise any option, warrant or other right to acquire any ordinary shares of the Company.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

POLYCOM, INC.                                     SHAREHOLDER

By: ---------------------------------------       By: ---------------------------------------
   Signature of Authorized Signatory              Signature

Name: -------------------------------------       Name: -------------------------------------

Title: -----------------------------------        Title: -----------------------------------

                                                  -------------------------------------------

                                                  -------------------------------------------
                                                  Print Address

                                                  -------------------------------------------
                                                  Telephone

                                                  -------------------------------------------
                                                  Facsimile No.

                                                  Share beneficially owned:

                                                  ------------ Company ordinary shares

                                                  ------------ Company ordinary shares
                                                  issuable upon exercise of outstanding
                                                  options

                                                  ------------ Company ordinary shares
                                                  issuable upon exercise of outstanding
                                                  warrants

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                               IRREVOCABLE PROXY

    The undersigned Shareholder (the "SHAREHOLDER") of Accord Networks Ltd., an Israeli corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Polycom, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all (i) securities of the Company (including ordinary shares and all options, warrants and other rights to acquire ordinary shares) owned by Shareholder as of the date hereof and (ii) any and all additional securities of the Company (including ordinary shares and all additional options, warrants and other rights to acquire ordinary shares) of which Shareholder acquires ownership after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

    This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and made for the benefit of third parties and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned Shareholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization of even date herewith (the "MERGER AGREEMENT"), among Parent, Accord Acquisition Corp., an Israeli corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof or
(ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

    The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting in favor of approval and adoption of the Merger Agreement and in favor of approval of the Merger.

    The attorneys and proxies named above may not exercise this Proxy on any other matter. The undersigned Shareholder may vote the Shares on all other matters.

    All authority herein conferred shall survive the death or incapacity of the undersigned to the extent permitted by law, and any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December   , 2000

                                               Signature of Shareholder: --------------------------

                                               Print Name of Shareholder: ------------------------

                                               Share beneficially owned:

                                               ------------ Company ordinary shares

                                               ------------ Company ordinary shares issuable upon
                                               exercise of outstanding options

                                               ------------ Company ordinary shares issuable upon
                                               exercise of outstanding warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                                                         ANNEX C

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                December 5, 2000

The Board of Directors
Accord Networks Ltd.
9040 Roswell Road, Suite 450
Atlanta, Georgia 30350

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the ordinary shares of Accord Networks Ltd. ("Accord Networks") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2000 (the "Agreement"), by and among Polycom, Inc. ("Polycom"), Merger Sub Ltd., a wholly owned subsidiary of Polycom ("Merger Sub"), and Accord Networks. The Agreement provides for, among other things, the merger of Merger Sub with and into Accord Networks (the "Merger") pursuant to which each outstanding ordinary share, par value NIS 0.01 per share, of Accord Networks ("Accord Networks Common Shares") will be converted into the right to receive
0.3065 (the "Exchange Ratio") of a share of the common stock, par value $0.0005 per share, of Polycom ("Polycom Common Stock").

In arriving at our Opinion, we:

(a) reviewed the Agreement and certain related documents;

(b) reviewed audited financial statements of Accord Networks and Polycom for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

(c) reviewed unaudited financial statements of Accord Networks and Polycom for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

(d) reviewed and discussed with the managements of Accord Networks and Polycom publicly available financial forecasts and certain other financial and business information relating to Accord Networks and Polycom;

(e) reviewed historical market prices and trading volumes for Accord Networks Common Shares and Polycom Common Stock;

(f) held discussions with the senior managements of Accord Networks and Polycom with respect to the businesses and prospects for future growth of Accord Networks and Polycom;

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Accord Networks and Polycom;

(h) reviewed and analyzed certain publicly available information for certain transactions that we deemed comparable to the Merger;

(i) reviewed public information concerning Accord Networks and Polycom; and

(j) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Accord Networks, Polycom and their respective employees, representatives and affiliates. With respect to publicly available forecasts relating to Accord Networks and Polycom which we reviewed and discussed with the managements of Accord Networks and Polycom, we assumed, at the direction of the managements of Accord Networks and Polycom, without independent verification or investigation, that such forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Accord Networks and Polycom. We also have assumed, with the consent of Accord Networks, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests under generally accepted accounting

                                                        CIBC World Markets Corp.

The Board of Directors

Accord Networks Ltd.

December 5, 2000

Page 2

principles. We further have assumed with the consent of Accord Networks that, in the course of obtaining the necessary regulatory or third party approvals or consents for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Accord Networks, Polycom or the contemplated benefits to Accord Networks of the Merger. In addition, we have relied, at the direction of the managements of Accord Networks and Polycom, without independent verification, upon the assessments of the managements of Accord Networks and Polycom as to the existing and future technology and products of Accord Networks and Polycom and the risks associated with such technology and products. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Accord Networks, Polycom or affiliated entities. In connection with our engagement, we held discussions, at the request of Accord Networks, with selected third parties regarding a possible business combination or similar transaction with Accord Networks, but we were not requested to, and we did not, solicit generally third party indications of interest in the possible acquisition of all or a part of Accord Networks. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Accord Networks or Polycom or the price at which Polycom Common Stock will trade upon or subsequent to announcement or consummation of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Accord Networks and to the Board of Directors of Accord Networks in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this Opinion. We and our affiliates in the past have provided services to Accord Networks unrelated to the Merger, for which services we and our affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates actively trade or hold securities of Accord Networks and Polycom for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Accord Networks Common Shares. This Opinion is for the use of the Board of Directors of Accord Networks in its evaluation of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the Merger.

                                          Very truly yours,

                                          /s/ CIBC WORLD MARKETS CORP.
                                          CIBC WORLD MARKETS CORP.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The certificate of incorporation of Polycom eliminates the liability of directors to Polycom for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

    - breaches of the director's duty of loyalty to Polycom or its stockholders;

    - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

    - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

    - transactions in which the director received an improper personal benefit.

    Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Polycom or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. Polycom's bylaws provide that Polycom shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. Polycom believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Polycom's bylaws also permit Polycom to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Polycom would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. Polycom currently has secured such insurance on behalf of its officers and directors. Polycom has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in Polycom's bylaws. Subject to certain conditions, these agreements, among other things, indemnify Polycom's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Polycom, arising out of such person's services as a director or officer of Polycom, any subsidiary of Polycom or any other company or enterprise to which the person provides services at the request of Polycom.

    Polycom has agreed to cause Accord, as the surviving corporation in the merger, to fulfill and honor in all respects Accord's obligations under indemnification agreements between Accord and its directors and officers in effect immediately prior to the effective time of the merger (the "Indemnified Parties") and any indemnification provisions under Accord's articles of association as in effect as of December 5, 2000 to the maximum extent permitted by law. The articles of association of Accord following the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the articles of association as in effect on December 5, 2000, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law. Polycom has also agreed to cause Accord, as the surviving corporation in the merger, to maintain in effect, for a period of three years from the completion of the merger, directors' and officers' liability insurance covering those persons who are currently covered by Accord's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of Accord; provided that Accord shall not be obligated to pay more than $750,000, in the aggregate, for such insurance, and if such insurance is in excess of such amount then Polycom is only required to maintain such coverage as is available for such amount.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following exhibits are filed as part of this Registration Statement:

                                                                                       INCORPORATED BY
                                                                                          REFERENCE
       EXHIBIT                                                                       -------------------    FILED
       NUMBER                               EXHIBIT DESCRIPTION                        FORM       DATE     HEREWITH
---------------------   -----------------------------------------------------------  --------   --------   --------
         2.1            Agreement and Plan of Merger and Reorganization, dated as                           X
                        of December 5, 2000, by and among Polycom, Inc., Merger Sub
                        Ltd. and Accord Networks Ltd.(1)

         3.1            Polycom's Certificate of Incorporation, as amended to date   S-3        07/06/00

         3.2            Polycom's Bylaws                                             S-1        04/29/96

         4.1            Reference is made to Exhibit 3.1 and 3.2                     S-1        04/29/96

         4.2            Specimen Common Stock certificate                            S-1        04/29/96

         4.3            Amended and Restated Investor Rights Agreement, dated        8-A        07/22/98
                        May 17, 1995, among the Registrant and the Investors named therein.

         4.4            Preferred Shares Rights Agreement dated as of July 15,       8-A        07/22/98
                        1998, between Polycom, Inc. and BankBoston N.A., including the Certificate of Designation, the form of Rights
                        Certification and the Summary of Rights Attached thereto as
                        Exhibits A, B and C, respectively

         5.1*           Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation, together with consent

         8.1*           Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                        Professional Corporation

         8.2*           Tax Opinion of Testa, Hurwitz & Thibeault, LLP

        21.1            Subsidiaries of Polycom, Inc.                                10-K       03/29/00

        23.1            Consent of PricewaterhouseCoopers, LLP, independent                                 X
                        accountants (Polycom)

        23.2            Consent of Kesselman and Kesselman, a member firm of                                X
                        PricewaterhouseCoopers, International Limited, independent accountants (Accord)

        23.3            Consent of Wilson Sonsini Goodrich & Rosati, see Exhibit
                        5.1

        23.4            Consent of Testa, Hurwitz & Thibeault, LLP see Exhibit 8.2

        99.1            Consent of CIBC World Markets Corp.                                                 X

        99.2            Form of Proxy Card for Accord Networks Ltd.                                         X

------------------------

*   To be filed by amendment.

(1) Included as Annex A to this registration statement

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of

1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a) (3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 20, 2000.

                                                       POLYCOM, INC.

                                                       By:  /s/ MICHAEL R. KOUREY
                                                            -----------------------------------------
                                                            Michael R. Kourey
                                                            SENIOR VICE PRESIDENT, FINANCE AND
                                                            ADMINISTRATION, CHIEF FINANCIAL OFFICER
                                                            AND SECRETARY AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Robert C. Hagerty and Michael R. Kourey, and each of them, as his true and lawful attorneys-in-fact and agents, each with power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments to this Registration Statement) and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each of them with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                                                       By:  /s/ ROBERT C. HAGERTY
                                                            -----------------------------------------
                                                            Robert C. Hagerty
                                                            Chairman of the Board of Directors, Chief
                                                            Executive Officer and President (Principal
                                                            Executive Officer)

                                                       By:  /s/ MICHAEL R. KOUREY
                                                            -----------------------------------------
                                                            Michael R. Kourey
                                                            Senior Vice President, Finance and
                                                            Administration, Chief Financial Officer
                                                            and Secretary and Director

                                                       By:  /s/ BETSY S. ATKINS
                                                            -----------------------------------------
                                                            Betsy S. Atkins
                                                            Director

                                                       By:  /s/ JOHN SEELY BROWN
                                                            -----------------------------------------
                                                            John Seely Brown
                                                            Director

                                                       By:  /s/ JOHN A. KELLY
                                                            -----------------------------------------
                                                            John A. Kelly
                                                            Director

                                                       By:  /s/ STANLEY J. MERESMAN
                                                            -----------------------------------------
                                                            Stanley J. Meresman
                                                            Director

                                                       By:  /s/ WILLIAM A. OWENS
                                                            -----------------------------------------
                                                            William A. Owens
                                                            Director

                                 EXHIBIT INDEX

                                                                                       INCORPORATED BY
                                                                                          REFERENCE
       EXHIBIT                                                                       -------------------    FILED
       NUMBER                               EXHIBIT DESCRIPTION                        FORM       DATE     HEREWITH
---------------------   -----------------------------------------------------------  --------   --------   --------
         2.1            Agreement and Plan of Merger and Reorganization, dated as                           X
                        of December 5, 2000, by and among Polycom, Inc., Merger Sub
                        Ltd. and Accord Networks Ltd.(1)

         3.1            Polycom's Certificate of Incorporation, as amended to date   S-3        07/06/00

         3.2            Polycom's Bylaws                                             S-1        04/29/96

         4.1            Reference is made to Exhibit 3.1 and 3.2                     S-1        04/29/96

         4.2            Specimen Common Stock certificate                            S-1        04/29/96

         4.3            Amended and Restated Investor Rights Agreement, dated        8-A        07/22/98
                        May 17, 1995, among the Registrant and the Investors named therein.

         4.4            Preferred Shares Rights Agreement dated as of July 15,       8-A        07/22/98
                        1998, between Polycom, Inc. and BankBoston N.A., including the Certificate of Designation, the form of Rights
                        Certification and the Summary of Rights Attached thereto as
                        Exhibits A, B and C, respectively

         5.1*           Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation, together with consent

         8.1*           Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                        Professional Corporation

         8.2*           Tax Opinion of Testa, Hurwitz & Thibeault, LLP

        21.1            Subsidiaries of Polycom, Inc.                                10-K       03/29/00

        23.1            Consent of PricewaterhouseCoopers, LLP, independent                                 X
                        accountants (Polycom)

        23.2            Consent of Kesselman and Kesselman, a member firm of                                X
                        PricewaterhouseCoopers, International Limited, independent accountants (Accord)

        23.3            Consent of Wilson Sonsini Goodrich & Rosati, see Exhibit
                        5.1

        23.4            Consent of Testa, Hurwitz & Thibeault, LLP see Exhibit 8.2

        99.1            Consent of CIBC World Markets Corp.                                                 X

        99.2            Form of Proxy Card for Accord Networks Ltd.                                         X

------------------------

*   To be filed by amendment.

(1) Included as Annex A to this registration statement